As filed with the Securities and Exchange Commission on March 16, 2007

Registration No. 333-140266

United States Securities and Exchange Commission

Washington, D.C. 20549

Amendment No. 1 to

Form SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CrossPoint Energy Company

(formerly Electrum Mining Limited)

(Name of small business issuer in its charter)

Nevada	1381	98-0434381
(State or Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification
Incorporation or organization)	Classification Code Number)	Number)

2801 Network Blvd., Suite 810
Frisco, TX 75034
(Address and telephone number of principal executive offices)

Daniel F. Collins
Chief Executive Officer
2801 Network Blvd., Suite 810
Frisco, TX 75034
(972) 818-1100

(Name, address and telephone number of agent for service)

Copy of all communications to:

Darrel A. Rice
Haynes and Boone, LLP
901 Main St., Suite 3100
Dallas, TX 75202
(214) 651-5000

Approximate date of proposed sale to the public: From time to time after the effective date of this registration statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS DATED March 16, 2007

SUBJECT TO COMPLETION

CROSSPOINT ENERGY COMPANY

(formerly Electrum Mining Limited)

12,844,730 Shares of Common Stock

This prospectus relates to the sale of up to 12,844,730 shares of common stock, par value $0.00001 per share, by certain of our stockholders referred to as the “selling stockholders”. These shares are shares of common stock that the selling stockholders currently own, as well as shares of common stock that the selling stockholders may acquire upon the exercise and conversion of warrants and convertible notes that they currently hold, and were issued to the selling stockholders in private transactions. We will not receive any proceeds from the sale of any shares of common stock sold by the selling stockholders.

Our shares of common stock trade on the NASD Over-the-Counter Bulletin Board (OTCBB) under the symbol “CXPE”. On March 9, 2007, the last sales price of our common stock as reported on the OTCBB was $3.00 per share.

Our common stock is speculative and involves a high degree of risk. You should consider carefully the “Risk Factors” beginning on Page 2 of this prospectus before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

The date of this prospectus is______, 2007

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
RISK FACTORS	2
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	8
USE OF PROCEEDS	8
DIVIDEND POLICY	8
BACKGROUND OF OFFERING	8
SELLING STOCKHOLDERS	11
SELECTED HISTORICAL FINANCIAL DATA	13
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	14
BUSINESS AND PROPERTIES	25
MANAGEMENT	30
EXECUTIVE COMPENSATION	32
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	35
DESCRIPTION OF SECURITIES	35
SECURITIES AND EXCHANGE COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITY	36
MARKET FOR COMMON STOCK AD RELATED STOCKHOLDER MATTERS	36
RECENT SALES OF UNREGISTERED SECURITIES	37
PLAN OF DISTRIBUTION	39
LEGAL PROCEEDINGS	40
LEGAL MATTERS	40
EXPERTS	40
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	40
WHERE YOU CAN FIND MORE INFORMATION	41
FINANCIAL STATEMENTS	F-1

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. In addition to this summary, you should read this entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements. All information in this prospectus should be considered before investing in our common stock.

CrossPoint Energy Company

We are a crude oil and natural gas exploration, development and production company. Our strategy for growth is to acquire, drill and develop underdeveloped oil and gas properties which yield significant growth opportunity and contain attractive reserve capabilities within and around established fields with multiple targets. We are focused on natural gas and oil prospects primarily located in East and Southeast Texas. In addition, we have identified possible additional prospects for future drilling and development, which are in various stages of evaluation, land leasing and assimilation.

Currently we have two separate operating subsidiaries, CrossPoint Energy Holdings, LLC which holds the oil and gas properties, and Dallas Operating Corp., which up until November 30, 2006 was the operator of record, and provided oil and gas consulting services. Effective December 1, 2006, we notified the Texas Railroad Commission that CrossPoint Energy Company has assumed all of the operator responsibilities of its subsidiary, Dallas Operating Corp.

Our principal address is 2801 Network Blvd., Suite 810, Frisco, Texas 75034. Our telephone number is (972) 818-1100.

Corporate History and Information

CrossPoint Energy, LLC was formed as a limited liability company under the laws of the State of Texas in November, 2004 and commenced operations in the first calendar quarter of 2005. CrossPoint Energy, LLC operated through two wholly owned subsidiaries, CrossPoint Energy Holdings, LLC and Dallas Operating Corp. CrossPoint Energy Holdings, LLC was formed in August 2005 and holds oil and gas properties and Dallas Operating Corp. was incorporated in 1993 and is an established service company, engaged in oil and gas operations for us and third parties.

On November 27, 2006, CrossPoint Energy, LLC merged with CrossPoint Acquisition, LLC, a wholly owned subsidiary of Electrum Mining Limited formed for the sole purpose of acquiring CrossPoint Energy, LLC. At the time of the Merger, or the “Merger,” Electrum Mining Limited was a public company with limited operations. CrossPoint Acquisition, LLC survived the Merger and became the sole owner of CrossPoint Energy Holdings, LLC and Dallas Operating Corp. After the Merger, Electrum Mining Limited changed its name to CrossPoint Energy Company.

The Merger was accounted for as a reverse Merger, with CrossPoint Energy, LLC deemed to be the accounting acquirer. Accordingly, the disclosure and historical financial information presented in this prospectus is that of CrossPoint Energy, LLC.

As used herein, unless the context otherwise requires, the terms “the Company,” “we,” “us,” “our” and similar terms refer to CrossPoint Energy Company and, prior to the Merger, CrossPoint Energy, LLC. As used herein, the terms “Electrum” refers to Electrum Mining Limited prior to the Merger and “CrossPoint LLC” refers to CrossPoint Energy, LLC prior to the Merger.

Key Terms of the Offering

By means of this prospectus, the selling stockholders are offering to sell up to an aggregate of 12,844,730 shares of our common stock that they currently own or may acquire pursuant to warrants and notes that they currently own. We will not receive any of the proceeds from the sale of shares of common stock by these selling stockholders. We refer to this offering by the selling stockholders in this prospectus as the “Offering” and we refer to the shares to be offered and sold pursuant to the Offering as the “Shares”. We will pay for the cost of registering the Shares being offered in the Offering and the selling stockholders will pay any legal fees, expenses, commissions, or other expenses relating to the sale of the shares.

RISK FACTORS

You should carefully consider each of the following risk factors and all of the other information provided in this prospectus and attached hereto before purchasing our common stock. The risks described below are those we currently believe may materially affect us. Our future development is and will continue to be dependent upon a number of factors. You should carefully consider the following information as well as the more detailed information concerning us contained elsewhere in this prospectus before making any investment. An investment in our common stock involves a high degree of risk, and should be considered only by persons who can afford to lose the entire amount of their investment.

Risks Relating to this Offering

Our common stock is illiquid and the market price may be volatile.

Our common stock has traded and may continue to trade in low volumes and as a result is illiquid. As a result of the low trading volume, sales of even small amounts of our common stock may cause the price of our common stock to fluctuate greatly, including in a materially adverse manner. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices.

Sales of a substantial number of shares in the offering may result in significant downward pressure on the price of our common stock and could affect the ability of our stockholders to realize the current trading price of our common stock.

This registration statement covers the resale of 12,844,730 shares of common stock that were previously restricted. If the selling stockholders sell shares of our common stock, our stock price could decline. Even a perception by the market that the selling stockholders will sell large amounts of our common stock after the registration statement is effective could place significant downward pressure on our stock price.

In addition to the shares of common stock offered for sale pursuant to this prospectus, as of February 28, 2007, we had 12,754,847 shares of outstanding common stock that are “restricted securities” as that term is defined under the Securities Act of 1933, as amended, or the Securities Act. Though not currently registered, these restricted securities may be sold in the future, in compliance with Rule 144 promulgated under the Securities Act or pursuant to a future registration statement. Rule 144 provides that a person holding restricted securities for a period of one year or more may sell those securities in accordance with the volume limitations and other conditions of the rule. Sales made pursuant to Rule 144 or 144(k), or pursuant to a registration statement filed under the Securities Act, could result in significant downward pressure on the market price for our common stock.

We have not anticipated and do not anticipate paying dividends on our common stock.

We have not paid any cash dividends to date with respect to our common stock. We do not anticipate paying dividends on our common stock in the foreseeable future since we will use all of our cash flow to finance expansion of our operations. Further, pursuant to the terms of the Credit Agreement, we are prohibited from paying dividends.

Pursuant to our registration rights agreement, we may have to pay additional liquidated damages.

If the registration statement pursuant to which this prospectus relates ceases to be continuously effective for more than 15 consecutive days or more than 20 days during any twelve month period, we will be required to pay additional liquidated damages of $303,100 and an additional $303,100 for each month in which the registration statement is not effective, up to a maximum amount of liquidated damages of $3.6 million, including any prior liquidated damages that have already been paid.

Our board of directors can cause us to issue preferred stock with rights that are preferential to, and could cause a decrease in the value of, our common stock.

Our board of directors may issue up to 25,000,000 shares of preferred stock without action by our stockholders. Rights or preferences could include, among other things:
•	The establishment of dividends which must be paid prior to declaring or paying dividends or other distributions to our common stockholders;

•	Greater or preferential liquidation rights which could negatively affect the rights of common stockholders; and

•	The right to convert the preferred stock at a rate or price which would have a dilutive effect on the outstanding shares of common stock.

In addition, any preferred stock that is issued may have rights, including as to dividends, liquidation preferences and voting, that are superior to those of holders of common stock.

Our common stock is subject to penny stock regulation.

Our common stock is subject to additional disclosure requirements for penny stocks mandated by the Penny Stock Reform Act of 1990. The Securities and Exchange Commission’s regulations generally define a penny stock to be an equity security that is not traded on the NASDAQ Stock Market and that has a market price of less than $5.00 per share. Depending upon our stock price, we may be included within the SEC Rule 3a51-1 definition of a penny stock and have our common stock considered to be a “penny stock,” with trading of our common stock covered by Rule 15g-9 promulgated under the Securities Exchange Act of 1934, as amended. Under this rule, broker-dealers who recommend such securities to persons other than established customers and accredited investors must make a special written disclosure to, and suitability determination for, the purchaser and receive the purchaser’s written agreement to a transaction prior to a sale. The regulations on penny stocks limit the ability of broker-dealers to sell our common stock and thus may also limit the ability of purchasers of our common stock to sell their securities in the secondary market. Our common stock will not be considered a “penny stock” if our net tangible assets exceed $2.0 million or our average revenue is at least $6.0 million for the previous three years.

Risks Relating to Our Business

We have a limited operating history, have incurred losses since we began operating and must achieve profitability or secure additional funding to achieve our business plan of which there is no guarantee.

We commenced operations in the first calendar quarter of 2005. As a result, we have a limited operating history in the oil and natural gas industry. Since commencing operations, we have incurred losses from operations. We had net losses of $7.9 million and $1.8 million for the nine months ended September 30, 2006 and the three months ended December 31, 2006.

Our current cash flows are not sufficient to fund our business plan, necessitating further growth or funding to achieve our goals. We may be unable to achieve the needed growth to obtain profitability and may fail to obtain the funding that we need when we require it.

An investment in our securities is subject to all of the risks involved in a newly established business venture, including unanticipated problems, delays, expenses and other difficulties. The further development of our business plan will require substantial capital expenditures. Our future financial results will depend primarily on our ability to locate profitable assets and business opportunities, which in turn will be dependent on our ability to manage those activities profitably, on the market for our products and on general economic conditions. There can be no assurance that we will achieve or sustain profitability or positive cash flows from our operating activities.

We are subject to many restrictions under our Credit Agreement which may adversely impact our future operations.

Pursuant to the terms of our $40.0 million credit agreement, or the Credit Agreement, we have pledged all of our assets, including our oil and natural gas properties, as collateral to secure the repayment of our indebtedness. Loans under the Credit Agreement may only be used to fund development project approved by the lenders, to pay commitment fees and administrative expenses under the Credit Agreement, to pay legal fees incurred by the lenders and administrative agent and to fund the acquisition of additional oil and gas properties that have been approved by the lenders. Loans under the Credit Agreement may not be used for other purposes, including to fund our normal operating expenses. As a result, we must fund our other expenses from cash flow from operations, which may not be sufficient to cover these expenses.

In addition, the Credit Agreement restricts our ability to obtain additional indebtedness, sell our assets, grant liens, engage in business combinations and enter into material agreements. These covenants could limit our ability to obtain future financing, make needed capital expenditures, withstand a downturn in our business or economy in general or otherwise conduct necessary corporate activities. We may also be prevented from taking advantage of business opportunities that arise because of the limitations that the restrictive covenants impose on us.

We are also required to comply with certain financial covenants and ratios on March 31, June 30, September 30 and December 31 of each year. Since commencing operations, we have not been able to satisfy these financial covenants and ratios at the end of each quarter and have needed waivers from the lenders for the covenant violations to avoid a default. During the nine months ended September 30, 2006, we paid $135,000 in fees to the lenders to obtain these waivers. The covenants for December 31, 2006 were not met, but have been waived. The wavier fee had not been determined. Any future covenant violations, if not waived, could cause a default which could result in acceleration of all of the indebtedness outstanding under the Credit Agreement. If any default should occur and not be waived, we may not be able to pay all such debt or borrow sufficient funds to refinance it on terms that are acceptable to us which could cause us to sell significant assets or to have our assets foreclosed upon which could have a material adverse effect on our business or our financial results.

The Credit Agreement has a floating interest rate which could cause our interest payments to increase, potentially beyond our ability to make such payments.

At February 28, 2007, we had $6.2 million in outstanding borrowings under our Credit Agreement. Our borrowings under the Credit Agreement are subject to a floating interest rate. Interest on our borrowings is computed at the prime rate as announced by the Wall Street Journal plus 550 basis points and is not capped. At February 28, 2007, the interest rate on the Credit Agreement was 13.75%. During the nine month period ended September 30, 2006 and the three month period ended December 31, 2006, we paid the lenders under the Credit Agreement $790,982 and $166,128 in interest expenses and fees of $161,140 and $0, respectively.

During 2005 and 2006, the U.S. Federal Reserve increased the federal funds rate from 2.5% to 5.25%. The increase in the federal funds rate caused commercial banks to increase their prime rate, which caused the interest rate under our Credit Agreement to also increase. If the prime rate increases further, we will be subject to higher interest rates and therefore higher costs will be incurred by us on any outstanding borrowings, which will negatively impact our results of operations. Further, we may be unable to make the interest payments that result from the higher interest rates. At any time, we may have to dedicate a substantial portion of our cash flow to principal and interest payments, which will reduce funds available for other business purposes. Such reduction may make us more vulnerable to downturns in general economic conditions and downturns in our business.

Our ability to make scheduled principal and interest payments or to refinance our debt will depend on our future financial performance, which to a certain extent will be subject to general economic conditions, availability of drilling rigs, oil and gas prices and financial, business and other factors beyond our control. We cannot assure you that our business will generate sufficient cash flow to make principal and interest payments on time and to make necessary capital expenditures. If we cannot generate sufficient cash flow to make principal and interest payments, we will have to attempt to raise cash through an offering of our capital stock or refinancing of our debt the results of which will be affected by financial market conditions, the value of our assets and performance at the time we need capital. If we cannot raise this additional capital, we may be required to sell significant assets.

Our leases and/or future properties might not produce as anticipated, and we might not be able to determine reserve potential, identify liabilities associated with the properties or obtain protection from sellers against them, which could cause us to incur losses.

Although we have reviewed and evaluated the leases in a manner consistent with industry practices, this review and evaluation might not necessarily reveal all existing or potential problems. This is also true for any future acquisitions made by us. Inspections may not always be performed on every well, and environmental problems, such as groundwater contamination, are not necessarily observable even when an inspection is undertaken. Even when problems are identified, a seller may be unwilling or unable to provide effective contractual protection against all or part of those problems, and we often assumes environmental and other risks and liabilities in connection with the acquired properties.

We do not plan to insure against all potential operating risks, and we might incur substantial losses and be subject to substantial liability claims as a result of our natural gas and oil operations and these losses may not be insured against.

We do not intend to insure against all risks. We intend to maintain insurance against various losses and liabilities arising from operations in accordance with customary industry practices and in amounts that management believes to be prudent. Losses and liabilities arising from uninsured and underinsured events or in amounts in excess of existing insurance coverage could have a material adverse effect on our business, financial condition or results of operations. Our natural gas and oil exploration and development activities are subject to hazards and risks associated with drilling for, producing and transporting natural gas and oil, and any of these risks can cause substantial losses resulting from:
•	environmental hazards, such as uncontrollable flows of natural gas, oil, brine, well fluids, toxic gas or other pollution into the environment, including groundwater and shoreline contamination;

•	abnormally pressured formations;

•	mechanical difficulties, such as stuck oil field drilling and service tools and casing collapse;

•	fires and explosions;

•	personal injuries and death;

•	regulatory investigations and penalties; and

•	natural disasters.

Any of these risks could have a material adverse effect on our ability to conduct operations or result in substantial losses. We might elect not to obtain insurance or obtain additional insurance if we believe that the cost of available insurance or the additional insurance is excessive relative to the risks presented. In addition, pollution and environmental risks generally are not fully insurable. If a significant accident or other event occurs and is not fully covered by insurance, it could have a material adverse effect on our business, financial condition and results of operations.

A substantial or extended decline in natural gas and oil prices may adversely affect our ability to meet our capital expenditure obligations and financial commitments.

Our revenues, operating results and future rate of growth are substantially dependent upon the prevailing prices of, and demand for, natural gas and oil. Declines in the prices of, or demand for, natural gas and oil may adversely affect our financial condition, liquidity, ability to finance planned capital expenditures and results of operations.

Lower natural gas and oil prices may also reduce the amount of natural gas and oil that we can produce economically. Historically, natural gas and oil prices and markets have been volatile, and they are likely to continue to be volatile in the future. A decrease in natural gas or oil prices will not only reduce revenues and profits, but will also reduce the quantities of reserves that are commercially recoverable and may result in charges to earnings for impairment of the value of these assets. For example, a decline in gas prices from December 31, 2005 to September 30, 2006, resulted in an impairment charge of $4.1 million at September 30, 2006 as compared to no impairment charge at September 30, 2005. Gas prices used at September 30, 2006 were based on the September 30, 2006 Henry Hub for the Elkhart Field and Houston Ship Channel spot market prices for the Waskom and Hoskins fields of $4.175 and $4.035 per MMBTU, respectively. Gas prices used at December 31, 2005 were based on the December 31, 2005 Henry Hub for the Elkhart Field and Houston Ship Channel spot market prices for the Waskom and Hoskins fields of $57.75 per barrel and $7.795 per MMBTU, respectively.

If natural gas or oil prices decline significantly for extended periods of time in the future, we might not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures. Natural gas and oil prices are subject to wide fluctuations in response to relatively minor changes in the supply of, and demand for, natural gas and oil, market uncertainty and a variety of additional factors that are beyond our control. Among the factors that could cause this fluctuation are:
•	changes in supply and demand for natural gas and oil;

•	levels of production and other activities of the Organization of Petroleum Exporting Countries, or OPEC, and other natural gas and oil producing nations;

•	market expectations about future prices;

•	the level of global natural gas and oil exploration, production activity and inventories;

•	political conditions, including embargoes, in or affecting other oil producing activity; and

•	the price and availability of alternative fuels.

Lower natural gas and oil prices may not only decrease our revenues on a per unit basis, but also may reduce the amount of natural gas and oil that we can produce economically. A substantial or extended decline in oil or natural gas prices may materially and adversely affect our business, financial condition and results of operations.

We may not be able to replace, maintain or expand our natural gas and oil reserves, and if we are not able to do so, our reserves and production will decline causing an adverse effect on our cash flows and income.

In general, production from natural gas and oil properties declines over time as reserves are depleted, with the rate of decline depending on reservoir characteristics. If we are not successful in our exploration and development activities or in acquiring properties containing proved reserves, our proved reserves will decline as reserves are produced. Our future natural gas and oil production is highly dependent upon our ability to economically find, develop or acquire reserves in commercial quantities to replace our current reserves as they are depleted.

To the extent cash flow from operations is reduced, either by a decrease in prevailing prices for natural gas and oil or an increase in finding and development costs, and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired. Even with sufficient available capital, our future exploration and development activities may not result in additional proved reserves, and we might not be able to drill productive wells at acceptable costs.

Failure to have effective internal controls could have a material adverse effect on our operations and our stock price.

We will be subject to Section 404 of the Sarbanes-Oxley Act for our fiscal year ending September 30, 2008 which requires annual management assessment of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing our internal controls and management’s assessment. Effective internal controls are necessary for us to produce reliable financial reports. If, as a result of deficiencies in our internal controls, we cannot provide reliable financial reports, our business decision process may be adversely affected, our business and operating results could be harmed, we could be deemed to be in violation of our lending covenants, investors could lose confidence in our reported financial information and the price of our stock could decrease.

In the evaluation of our internal control over financial reporting for the periods ended September 30, 2006 and December 31, 2006, our accountants advised us of material weaknesses in internal controls over financial reporting with regard to the lack of sufficient staff and procedures for preparing and filing financial statements for a publicly-traded and SEC-regulated company. Although we have increased our staff to include two certified public accountants to address these material weaknesses, there can be no assurance that we will not have additional material weaknesses in the future.

Risks Relating to the Oil and Gas Industry

Reserve estimates depend on many assumptions that may turn out to be inconclusive, subject to varying interpretations, or inaccurate.

Estimates of natural gas and oil reserves are based upon various assumptions, including assumptions relating to natural gas and oil prices, drilling and operating expenses, availability of equipment, capital expenditures, ownership and title, taxes and the availability of funds. The process of estimating natural gas and oil reserves is complex. It requires interpretations of available geological, geophysical, engineering and economic data for each reservoir. Therefore, these estimates are inherently imprecise. Further, potential for future reserve revisions, either upward or downward, is significantly greater than normal because a high percentage of our reserves are undeveloped.

Actual natural gas and oil prices, future production, revenues, operating expenses, taxes, development expenditures and quantities of recoverable natural gas reserves will most likely vary from those estimated. Any significant variance could materially affect the estimated quantities and present value of future net revenues at any time. A reduction in natural gas and oil prices, for example, would reduce the value of reserves and reduce the amount of natural gas and oil that could be economically produced, thereby reducing the quantity of reserves. At any time, there might be adjustments of estimates of reserves to reflect production history, results of exploration and development, prevailing natural gas prices and other factors, many of which are beyond our control.

Undeveloped reserves, by their nature, are less certain. Recovery of undeveloped reserves requires significant capital expenditures, availability of drilling rigs and successful drilling operations. Any reserve data assumes that we will make significant capital expenditures to develop our reserves with available drilling rigs. To the extent that we have prepared estimates of its natural gas and oil reserves and of the costs associated with these reserves in accordance with industry standards, we cannot assure you that the estimated costs are accurate, that development will occur as scheduled or that the actual results will be as estimated. We might not be able to access drilling rigs or raise the capital it needs to develop these reserves.

Drilling for and producing natural gas and oil are high-risk activities with many uncertainties that could adversely affect our business, financial condition or results of operations.

Our future success depends on the success of our exploration, development and production activities in the leases. These activities are subject to numerous risks beyond our control, including the risk that we will not find any commercially productive natural gas or oil reservoirs. Our decisions to generate, purchase, explore, develop or otherwise exploit prospects or properties will depend in part on the evaluation of data obtained through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations. The cost of drilling, completing and operating wells is often uncertain before drilling commences. Overruns in budgeted expenditures are common risks that can make a particular project uneconomical. Further, many factors may curtail, delay or prevent drilling operations, including:
•	unexpected drilling conditions;

•	pressure or irregularities in geological formations;

•	equipment failures or accidents;

•	drilling company personnel failures or accidents;

•	pipeline and processing interruptions or unavailability;

•	title problems;

•	adverse weather conditions;

•	lack of market demand for natural gas and oil;

•	delays imposed by or resulting from compliance with environmental and other regulatory requirements;

•	shortages of or delays in the availability of drilling rigs and the delivery of equipment; and

•	reductions in natural gas and oil prices.

Our future drilling activities might not be successful, and drilling success rate overall or within a particular area could decline. We could incur losses by drilling unproductive wells. Although we have identified numerous potential drilling locations, we cannot be sure that we will ever drill them or will produce natural gas or oil from them or from any other potential drilling locations. Shut-in wells, curtailed production and other production interruptions may negatively impact our business and result in decreased revenues.

Furthermore, in connection with exploratory drilling on our leases, we have incurred costs associated with drilling dry holes, which results in abandonment costs. During the nine months ended September 30, 2006, we incurred costs on one operated and two non-operated exploratory dry holes totaling $1.1 million and had no abandonment costs. There can be no assurance that we will not drill additional dry holes and incur abandonment costs.

Market conditions or operation impediments may hinder our access to natural gas and oil markets or delay our production.

The marketability of our production depends in part upon the availability, proximity and capacity of pipelines, natural gas gathering systems and processing facilities. This dependence is heightened where this infrastructure is less developed. Therefore, if drilling results are positive in certain areas, a new gathering system would need to be built to handle the potential volume of gas produced. We might be required to shut in wells, at least temporarily, for lack of a market or because of the inadequacy or unavailability of transportation facilities. If that were to occur, we would be unable to realize revenue from those wells until arrangements were made to deliver production to market.

Our ability to produce and market natural gas and oil is affected and also may be harmed by:

•	the lack of available drilling rigs;

•	the lack of pipeline transmission facilities or carrying capacity;

•	government regulation of natural gas and oil production;

•	government transportation, tax and energy policies;

•	changes in supply and demand; and

•	general economic conditions.

Competition in the oil and gas industry is intense, and many of our competitors have greater financial, technological and other resources than we do, which may adversely affect our ability to compete.

We operate in the highly competitive areas of oil and gas exploration, development and acquisition with a substantial number of other companies. We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and gas companies in each of the following areas:
•	seeking oil and gas exploration licenses and production licenses;

•	acquiring desirable producing properties or new leases for future exploration;

•	marketing natural gas and oil production;

•	integrating new technologies; and

•	acquiring the equipment and expertise necessary to develop and operate properties.

Many of our competitors have substantially greater financial, managerial, technological and other resources. These companies might be able to pay more for exploratory prospects and productive oil and gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. To the extent competitors are able to pay more for properties than we are able to afford, we will be at a competitive disadvantage. Further, many competitors may enjoy technological advantages and may be able to implement new technologies more rapidly. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend upon its ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Shortages of rigs, equipment, supplies and personnel could delay or otherwise adversely affect our cost of operations or our ability to operate according to our business plans.

If drilling activity increases in the United States generally, shortage of drilling and completion rigs, field equipment and qualified personnel could develop. From time to time, these costs have sharply increased in various areas around the world and could do so again. The demand for and wage rates of qualified drilling rig crews generally rise in response to the increasing number of active rigs in service and could increase sharply in the event of a shortage. Shortages of drilling and completion rigs, field equipment or qualified personnel could delay, restrict or curtail our exploration and development operations, which could in turn harm its operating results.

Our business exposes us to liability and extensive regulation on environmental matter which could prove costly to us.

Our operations are subject to numerous federal, state and local and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations not only expose us to liability for our own negligence, but may also expose us to liability for the conduct of others or for our actions that were in compliance with all applicable laws at the time those actions were taken. We may incur significant costs as a result of environmental accidents, such as oil spills, natural gas leaks, ruptures or discharges of hazardous materials into the environment, including clean up costs and fines or penalties. Additionally, we may incur significant costs in order to comply with environmental laws and regulations and may be forced to pay fines or penalties if we do not comply.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933. These statements express, or are based on, our expectations about future events. Forward-looking statements give our current expectations or forecasts of future events. Forward-looking statements generally can be identified by the use of forward-looking terminology, such as, “may”, “will”, “expect”, “intend”, “project”, “estimate”, “anticipate”, “believe” or “continue” or the negative thereof or similar terminology. They include statements regarding our:
•	financial position;

•	business strategy;

•	budgets;

•	amount, nature and timing of capital expenditures;

•	acquisition risks;

•	operating costs and other expenses; and

•	cash flow and anticipated liquidity.

Although we believe the expectations and forecasts reflected in these and other forward-looking statements are reasonable, we can give no assurance they will prove to be correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties, many of which are outside our control. Factors that could cause actual results to differ materially from expected results are described under “Risk Factors” and include:
•	general economic conditions;

•	the risks associated with the oil and natural gas exploration and development business;

•	our ability to generate sufficient cash flows to operate;

•	availability of capital;

•	the strength and financial resources of our competitors; and

•	the lack of liquidity of our common stock.

Any of the factors listed above and other factors contained in this prospectus could cause our actual results to differ materially from the results implied by these or any other forward-looking statements made by us or on our behalf. We cannot assure you that our future results will meet our expectations.

When you consider these forward-looking statements, you should keep in mind these risk factors and the other cautionary statements in this prospectus. Our forward-looking statements speak only as of the date made.

USE OF PROCEEDS

The selling stockholders will be selling the Shares in the Offering. The proceeds from the sale of the Shares will be received directly by the selling stockholders. We will not receive any proceeds from the sale of the Shares offered by the selling stockholders under this prospectus.

DIVIDEND POLICY

We have never paid cash dividends and have no plans to do so in the foreseeable future. Our future dividend policy will be determined by our board of directors and will depend upon a number of factors, including our financial condition and performance, our cash needs and development plans, income tax consequences, and the restrictions that applicable laws, any future preferred stock instruments, and any future credit arrangements may then impose in addition, our credit agreement prohibits us from paying dividends.

BACKGROUND OF THE OFFERING

The shares of our common stock covered by this prospectus are the result of a $15,155,000 private placement by us in June 2006. The terms of the private placement required us to execute a Merger agreement with Electrum, register for resale the shares issued in the private placement, and apply for a listing on a national stock exchange. On July 7, 2006, the final agreement for the Merger was signed with Electrum, and the private placement of our securities was closed.

The events leading up to the private placement began in late 2005, when CrossPoint LLC began exploring, among other possible financing alternatives, the possibility of taking the company public. We hoped that this effort might allow us to take advantage of favorable valuations in the public market and access equity financing to grow our business. The alternative of going public by means of a reverse Merger initially arose from discussions between Energy Capital Solutions, LP (“ECS”) and our Board of Directors. Our management and Board began familiarizing themselves with the reverse Merger process following initial discussions with ECS. ECS then contacted Bonanza Partners (“Bonanza”), who contacted Grove Street Capital Advisors Inc. (“Grove Street”) regarding a reverse Merger. The parties subsequently held several meetings and discussions concerning the proposed private placement followed by a Merger with a public company.

Bonanza, ECS and Grove Street provided initial guidance on a possible valuation for CrossPoint LLC’s oil and gas interests. Based in part on this guidance, we decided to move forward with the Merger concept, on a parallel path with other alternatives for the financing of our oil and gas exploration activities. We signed an engagement letter with ECS on November 10, 2005, pursuant to which ECS agreed to act as our financial advisor in connection with a potential private offering of securities and Merger with a public company.

At a meeting held in early 2006, Grove Street and Bonanza suggested to us that we pursue a private placement of equity in combination with a Merger or acquisition of a public shell company. Subsequent to this meeting, Grove Street suggested a Merger with a publicly-traded company. That company was ultimately replaced with Electrum. Electrum was an exploration-stage mining company with which we had no prior contact. The parties negotiated mutually acceptable agreements regarding a private placement of CrossPoint LLC securities and the Merger between CrossPoint LLC and a recently formed, wholly-owned subsidiary of Electrum.

Securities Purchase Agreement

On June 30, 2006, CrossPoint LLC entered into a securities purchase agreement with the selling stockholders pursuant to which CrossPoint LLC agreed to sell, and the selling stockholders agreed to purchase, not less than $15,000,000 and up to $22,000,000 of membership interests in CrossPoint LLC, warrants to purchase membership interests in CrossPoint LLC and notes in a principal amount of $1.75. For every $3.00 paid to CrossPoint LLC by a selling stockholder, CrossPoint LLC issued to that selling stockholder one purchased unit, one warrant to purchase 0.25 membership interests in CrossPoint LLC, with an exercise price of $1.95, and one note. The notes had a maturity date of June 30, 2009, and interest accrued at the rate of 8% per annum.

In addition to standard closing conditions of the obligations of each of the parties under the securities purchase agreement, the selling stockholder's obligations were conditioned on CrossPoint LLC, Electrum, and CrossPoint Acquisition LLC entering into a merger agreement under which CrossPoint LLC was to be merged with and into CrossPoint Acquisition LLC. As a condition in the merger agreement, we agreed to assume all obligations of CrossPoint LLC under the securities purchase agreement, and upon the completion of the merger to issue to the selling stockholder's  notes and warrants that are our obligations, in exchange for the notes and warrants. We also represented to the selling stockholders that the selling stockholders would own, in the aggregate, a specific percentage of our fully diluted capital stock immediately following the merger.

To assist us in connection with the securities purchase agreement, we engaged ECS. As fees for its services, we agreed to pay ECS $1,050,000. ECS subsequently agreed with us to credit the amount of fees payable by us to ECS against the total amount due ($1,081,000) to us under the securities purchase agreement by ECS Capital Management, LP, an affiliate of ECS.

Common Stock

In connection with the Merger, we issued 5,051,667 shares of common stock for the outstanding membership interests of CrossPoint LLC, convertible notes convertible into 5,051,667 shares of common stock for the outstanding convertible notes of CrossPoint LLC and warrants exercisable for 2,525,833 shares of common stock for the outstanding warrants of CrossPoint LLC. The terms of the notes and warrants are more fully described below.

Convertible Notes

We assumed all obligations of CrossPoint LLC under the convertible notes, and we issued replacement notes in exchange for each outstanding convertible note, with the same terms and conditions, upon the consummation of the Merger. Each convertible note accrues interest at a rate of 8% per annum, and has a maturity date of June 30, 2009. The conversion price for each convertible note is $1.75, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the conversion price, and other similar transactions.

The interest payable on each convertible note is payable (i) on the third business day after December 31, 2006 and (ii) thereafter on the third business day after the last day of each calendar quarter. During the period beginning on the consummation of the Merger, and ending on the third business day after December 31, 2007, we may pay the interest on the convertible notes in the form of shares of common stock. In addition, at any time prior to the maturity date of each convertible note and so long as we have on file an effective registration statement covering the resale of the shares of common stock underlying the convertible note, we may prepay the convertible note, in whole and not in part, by payment of 110% of the principal amount then outstanding.

Each convertible note also requires its mandatory conversion into shares of common stock after the first trading day following (i) the date that the closing price for one share of common stock equals or exceeds $2.25 per share for 20 consecutive trading days during which an aggregate of not less than 1,000,000 shares were traded, and (ii) the resale of the shares of common stock underlying the convertible note is covered by an effective registration statement.

Each of the following are events of default under the convertible notes. Upon the occurrence of any one or more of these events of default, a holder may either declare all of the outstanding principal and accrued and unpaid interest on the note due and payable, or pursue any other remedies to which the holder is entitled at law or in equity:

•	We default in the payment of the principal or interest when it becomes due and payable.

•
We fail to pay, to perform or to observe any obligation, agreement, covenant, term or condition contained in the convertible note, and such failure is not cured within 30 days after notice of the event;

•
We declare bankruptcy or voluntarily agree to the filing of any bankruptcy, arrangement or reorganization petition, we admit in writing our inability to pay debts generally as they become due, a receiver is appointed for all or a material part of our assets, or the filing of any involuntary petition to reorganize or liquidate us, which petition is not dismissed or stayed within 30 days;

•
The amount of our senior debt outstanding exceeds the greater of (i) $12,000,000 or (ii) an amount equal to 3.5 times our annualized earnings before interest, taxes, depreciation, amortization and exploration expenses for the most recently completed calendar quarter; or

•
We issue any new class of security or debt that is senior to the convertible notes with respect to repayment without the written consent of the holder, other than certain senior debt and purchase money indebtedness secured only by the assets purchased.

Warrants

The warrants acquired by the Purchasers under the securities purchase agreement are each exercisable into 0.25 shares of common stock, with an exercise price of $1.95 per warrant unit, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the exercise price of the warrant, and other similar transactions. Each warrant expires five years from the issuance date (June 30, 2011).

The warrants provide that if at any time after the one year anniversary of the date of issuance of the warrants there is no effective registration statement on file covering the resale of the common stock underlying that warrants, then holder of each warrant may exercise that warrant by means of a “cashless exercise.” In addition, each warrant allows us to call for cancellation all, or any part of, the warrant if, after one year and 180 days after a registration statement covering the resale of the common stock underlying the warrants is effective, the volume weighted average price for 20 out of 30 consecutive trading days exceeds $3.00 (subject to adjustment for stock splits, stock dividends and similar transactions) and the daily dollar trading for that period exceeds $100,000 per trading day.

Registration Rights Agreement

In connection with the securities purchase agreement, we entered into a registration rights agreement with the Purchasers. Under this agreement, we have agreed to file a registration statement with the Securities and Exchange Commission covering the resale of the shares of common stock acquired by the Purchasers, as well as those shares of common stock that the Purchasers may receive by exercising the warrants or converting the convertible notes. We were required to file this registration statement no later than the 30th calendar day following the effective date of the Merger. We are also required to use our best efforts to cause the registration statement to be declared effective as promptly as possible after the filing of the registration statement, but in any event prior to the 90th calendar day following the closing of the Merger.

In addition, if at any time after the Merger the resale of the shares of common stock acquired by the Purchasers are not covered by a registration statement, we have agreed to file a registration statement covering their resale no later than the 30th calendar day after we first know, or reasonably should have known, that this resale was not covered under a registration statement. We are required to use our best efforts to cause this registration statement to be declared effective as promptly as possible, but in any event prior to the 90th calendar day following the date we first know, or reasonably should have known, that the resale was not covered under a registration statement.

Under the terms of the registration rights agreement, we are required to pay each of the Purchasers $303,101, up to a maximum of $3.6 million, if any one of the following events occurs:

•	A registration statement is not filed or declared effective by the dates required under the registration rights agreement;

•
We fail to file a request for acceleration with the Securities and Exchange Commission within five trading days of the date we are notified that a registration statement will not be “reviewed” or is not subject to further review by the Securities and Exchange Commission;

•	We fail to respond in writing to comments made by the Securities and Exchange Commission on a registration statement within 21 calendar days after we receive those comments;

•
We fail to keep a registration statement required under the registration rights agreement continuously effective, or the Purchasers are not able to resell under a registration statement for more than 15 consecutive calendar days or more than an aggregate of 20 calendar days during any 12-month period.

At the effective time of the Merger, the common stock in Electrum held by the stockholders of Electrum represented 6.0% of the outstanding shares of our common stock immediately after the Merger, including those shares of common stock issuable upon conversion of the convertible debt and exercise of the warrants.

SELLING STOCKHOLDERS

Pursuant to a registration rights agreement, dated as of June 30, 2006, and amended on January 10, 2007, we agreed to register certain shares of common stock owned, or that may be acquired, by the selling stockholders named below. Under the registration rights agreement, we also agreed to pay the expenses associated with preparing and filing this registration statement; however, the selling stockholder will pay any legal fees, expenses, commissions or other expenses relating to the sale of their shares of common stock. Pursuant to the registration rights agreement, the selling stockholders may not maintain a short position in our common stock.

The selling stockholders acquired shares of our common stock, warrants to acquire shares of common stock and notes convertible into shares of common stock in connection with the Merger. The convertible notes have a conversion price of $1.75 per share of common stock. At $1.75 per share of common stock, the 5,051,677 shares of common stock underlying the convertible notes have a total value of $8.8 million.

Pursuant to this prospectus, the selling stockholders may from time to time offer and sell up to an aggregate of 5,267,230 shares of our common stock now owned by them, 2,525,833 shares of our common stock that they may acquire upon the exercise of warrants currently owned by them and 5,051,667 shares of our common stock that they may acquire upon the conversion of convertible notes that are currently owned by them.

The following table sets forth with respect to the selling stockholders:

•	the number of shares of common stock beneficially owned by them as of February 28, 2007 and prior to the offering contemplated hereby;

•	the number of shares of common stock eligible for resale and to be offered by each selling stockholder pursuant to this prospectus;

•	the number of shares owned by each selling stockholder after the offering contemplated hereby assuming that all shares eligible for resale pursuant to this prospectus are sold;

•	the percentage of shares of common stock beneficially owned by each selling stockholder after the offering contemplated hereby; and

•
in notes to the table, any relationships, excluding non-executive employee and other non-material relationships, that a selling stockholder had during the past three years with the registrant or any of its predecessors or affiliates, and any additional information concerning the selling stockholders’ affiliations or relationships with the NASD.

We have prepared this table based on information supplied to us by the selling stockholders. As used in this prospectus, the term selling stockholders includes the successors-in-interest, donees, transferees and others who may later hold the selling stockholders’ interests.

Selling Stockholders (1)	Number of Shares of Common Stock Owned Before Offering (2)	Number of Shares To Be Offered (3)	Number of Shares Owned After Offering	Percentage of Shares of Common Stock Owned After Offering (%) (4)
AJAE Limited Partnership (5)	42,427	42,427	0	0
Black Sheep Partners, LLC (6)	150,320	150,320	0	0
Black Sheep Partners II, LLC (6)	110,603	110,603	0	0
Bonanza Master Fund, LTD (7)	4,106,226	3,606,226	500,000	2.8%
Capital Ventures International (8)	416,667	416,667	0	0
Cascata Long/Short Fund, LP (9)	89,096	89,096	0	0
CLAM Partners, LLC (10)	598,210	598,210	0	0
Cordillera Fund, L.P. (11)	551,543	551,543	0	0
ECS Capital Management, LP (12)	917,679	917,679	0	0
Grey K Fund LP (13)	151,559	151,559	0	0
Grey K Offshore Fund Ltd. (13)	270,279	270,279	0	0
HHMI Investments, L.P. (14)	533,298	533,298	0	0
Hoak Public Equities, L.P. (15)	1,060,656	1,060,656	0	0
Iroquois Master Fund Ltd. (16)	208,333	208,333	0	0
Pelagic Natural Resources, LLC (17)	89,096	89,096	0	0
Treaty Oak Acorn Fund (18)	339,410	339,410	0	0
Walker Smith Capital (QP), L.P. (14)	913,436	913,436	0	0
Walker Smith Capital, L.P. (14)	160,965	160,965	0	0
Walker Smith International Fund, Ltd. (14)	1,362,136	1,362,136	0	0
WS Opportunity Fund (QP), L.P. (14)	312,259	312,259	0	0
WS Opportunity Fund International, Ltd. (14)	600,841	600,841	0	0
WS Opportunity Fund, L.P. (14)	359,691	359,691	0	0

TOTALS	13,344,730	12,844,730	500,000	2.8%

(1)
According to information supplied to us by each of the selling stockholders, none of the selling stockholders is a broker-dealer nor an affiliate of a broker-dealer, other than Capital Ventures International and ECS Capital Managment, LP which are affiliates of broker-dealers. According to information supplied to us by each of Capital Ventures International and ECS Capital Managment, LP, each purchased the securities offered hereunder in the ordinary course of business and, at the time of purchase, had no arrangements or understandings with any person to distribute any of the securities.

(2)
Includes all shares of common stock owned, regardless of whether they are covered by this prospectus, together with shares underlying warrants and convertible notes held by the selling stockholder that are covered by this prospectus.

(3)
The number of shares of common stock to be offered assumes that the selling stockholder elects to offer for sale all of the shares of common stock (including shares underlying warrants and convertible notes) held by the selling stockholder that are covered by this prospectus.

(4)
Based on 18,027,956 shares of our common stock that were issued and outstanding as of February 28, 2007. Percentage ownership has been calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(5)	J.W. Brown, one of our directors, is the general partner in AJAE Limited Partnership. Mr. Brown has voting and investment power over these securities.

(6)	Brian Black, as managing member of BCB Consultants, LLC, the managing member, has voting and investment power over these securities.

(7)
Bernay Box, as General Partner of Bonanza Fund Management, Inc., a Texas corporation, which is the general partner of Bonanza Capital, Ltd., a Texas limited partnership, which is the general partner of Bonanza Master Fund, Ltd. has voting and investment power over these securities.

(8)
Martin Kabinger, in his capacity as Investment Manager of Heights Capital Management, Inc., the authorized agent of Capital Ventures International, may be deemed to have investment discretion and voting power over these securities. Mr. Kabinger disclaims any such beneficial ownership. Capital Ventures International is an affiliate of a broker-dealer.

(9)	Chris Cuzalina has voting and investment power over these securities.

(10)	Greg Carlin, as managing member of Clam Manager, LLC, the managing member, has voting and investment power over these securities.

(11)	James P. Andrew and Stephen J. Carter have voting and investment power over these securities.

(12)	Russell Weinberg and Keith Behrens have voting and investment power over these securities.

(13)	Robert Koltun has voting and investment power over these securities.

(14)
WS Capital, L.L.C. (“WS Capital”) is the general partner of WS Capital Management, L.P. (“WSC Management”). WSC Management is the general partner of Walker Smith Capital, L.P. (“WSC”) and Walker Smith Capital (Q.P.), L.P. (“WSCQP”), the agent and attorney-in-fact for Walker Smith International Fund, Ltd. (“WS International”) and the investment manager for HHMI Investments, L.P. (“HHMI”). WSV Management, L.L.C. (“WSV”) is the general partner of WS Ventures Management, L.P. (“WSVM”). WSVM is the general partner of WS Opportunity Fund, L.P. (“WSO”) and WS Opportunity Fund (Q.P.), L.P. (“WSOQP”) and is the agent and attorney-in-fact for WS Opportunity Fund International, Ltd. (“WSO International”). Reid S. Walker and G. Stacy Smith are principals of WS Capital and WSV, and Patrick P. Walker is a principal of WSV. Through their control of WS Capital, Messrs. R. Walker and Smith share voting and investment control over the portfolio securities of each of WSC, WSCQP, WS International and HHMI. Through their control of WSV, Messrs. R. Walker, Smith and P. Walker share voting and investment control over the portfolio securities of each of WSO, WSOQP and WSO International. Each of above persons expressly disclaims membership in a “group” under Section 13(d) of the Exchange Act with respect to the securities. Each of the above persons expressly disclaims beneficial ownership of the securities, other than to the extent of its pecuniary interest therein.

(15)	J. Hale Hoak has voting and investment power over these securities.

(16)	Joshua Silverman has voting and investment control over the shares held by Iroquois Master Fund Ltd. Mr. Silverman disclaims beneficial ownership of these shares.

(17)	Scott Derby, Manager, has voting and investment control over these securities.

(18)	Aaron R. Stanley has voting and investment control over these securities.

SELECTED HISTORICAL FINANCIAL DATA

The following table sets forth selected historical financial data for us as of and for each of the periods indicated. All periods presented are prior to the Merger. The table sets forth, in U.S. dollars, the selected financial data as prepared in accordance with accounting principles generally accepted in the United States. You should review this information together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated historical financial statements and related notes included elsewhere in this registration statement. Prior to the Merger, our fiscal year end was December 31st. In connection with the Merger, we changed our fiscal year end to September 30th.

			Three Months Ended
	Nine Months ended September 30, 2006	Year-ended December 31, 2005	December 31, 2006	December 31, 2005
Consolidated Statement of Operations Data:

Revenues:
Crude oil and natural gas sales	$1,595,111	$163,591	$514,972	$127,725
Contract services income	686,569	549,449	278,670	105,195
Total revenues	2,281,680	713,040	793,642	232,920

Operating Costs and Expenses:
Lease operating expenses & taxes	471,338	249,230	147,029	99,928
Dry hole and abandonment expenses	1,060,588	61,247	515,450	-
Impairment of oil & gas properties	4,086,844	-	-	-
Depreciation, depletion, accretion & amortization	900,432	55,193	612,220	31,163
Contract services expenses	422,470	231,720	163,053	61,442
General and administrative expenses	2,067,326	1,885,334	629,479	601,359
Total operating costs and expenses	9,008,998	2,482,724	2,067,231	793,892

Interest and other income	70,696	77	(54,570)	-
Interest expense	(852,675)	(24,522)	326,725	16,460
Other	(340,988)	-	119,672	-
Net loss	(7,850,285)	(1,794,129)	(1,665,416)	(577,432)
Preferred units dividends	(75,348)	-	-	-
Net loss applicable to interests	$(7,925,633)	$(1,794,129)	$(1,665,416)	$(577,432)

Other Financial Data:
Net cash used in operating activities	679,411	1,922,013	1,483,616	288,522
Net cash used in investing activities	4,374,574	8,291,233	1,831,031	7,358,657
Net cash provided by financing activities	10,891,935	10,283,186	509,925	7,036,735

Balance Sheet Data (at end of period):
Cash and cash equivalents	6,073,298	235,348	4,040,974	255,273
Total assets	15,668,026	9,573,253	14,861,058	9,573,253
Current note payable, net of discount	4,101,439	7,134,727	4,667,252	7,125,431
Convertible debt, net of discount	7,125,431	-	7,929,381	-
Stockholders' / Members equity (deficit)	(3,428,890)	1,619,564	(1,299,725)	(1,794,129)

Basic and diluted net loss per share	$(0.71)	$(0.18)	$(0.10)	$(0.06)
Weighted average number of shares outstanding	11,204,232	9,971,613	16,944,372	9,971,613

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations and estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” appearing elsewhere in this prospectus.

On November 27, 2006, CrossPoint LLC merged with CrossPoint Acquisition, LLC, a wholly owned subsidiary of Electrum formed for the sole purpose of acquiring CrossPoint LLC. CrossPoint Acquisition, LLC survived the Merger and became the sole owner of CrossPoint Energy Holdings, LLC and Dallas Operating Corp. At the time of the Merger, Electrum was a public company with limited operations. After the Merger, Electrum changed its name to CrossPoint Energy Company.

The Merger was accounted for as a reverse merger with CrossPoint LLC deemed to be the accounting acquirer.   Accordingly, the historical financial information presented is that of CrossPoint LLC. The basis of the assets, liabilities and equity of CrossPoint LLC, the accounting acquirer, was carried over in the Merger.

Overview

We are a natural gas and petroleum exploration, development and production company engaged in finding and developing oil and gas prospects, primarily in East and Southeast Texas. Our business strategy is to acquire and drill properties which yield significant growth opportunity and contain attractive reserve capabilities within and around established fields with multiple targets. Our people and way of doing business are vital to the success of our business plan and growing into a valuable exploration and production company. Our ability to create value for our stockholders is based on our employee’s valuable skills, extensive industry experience, their commitment to our core values, and passion for excellence in all that they do.

 We are focused primarily on drilling new and development reserves within prolific east and southeast Texas fields, while also continuously evaluating additional growth opportunities through acquisitions of producing and underdeveloped properties.

Liquidity and Capital Resources

Cash Flows

At December 31, 2006 we had $3,268,576 in cash and cash equivalents, which is a decrease of $2,804,722 from the balance at September 30, 2006 of $6,073,298. We had an increase of $5,837,950 from the balance at December 31, 2005 of $235,348.

Historically, our cash receipts from sales of oil and gas have been insufficient to cover our cash expenses. During the nine month period ended September 30, 2006 cash used in operations was $679,411 and for the year ended December 31, 2005 cash used in operating activities was $1,922,013. Cash receipts from the sale of oil and gas is a function of quantities produced and natural gas and oil prices. Our oil and gas production increased to 32,868 BOE during the nine month period ended September 30, 2006 from 3,207 BOE for the year ended December 31, 2005. The average price received for natural gas decreased $1.36 to $6.07 and the average price received for oil increased $9.03 to $66.05 for the nine month period ended September 30, 2006. Our cash expenses primarily include lease operating expenses, including production and ad valorem taxes, contract services and general and administrative expenses.

During the three-month period ended December 31, 2006, we spent $1,831,031 principally on the development of our oil and gas properties, compare to the preceding nine month period ended September 30, 2006, we spent $4,353,346 principally on acquisition and development of our oil and gas properties. Our 2006 operating cash flow shortfall and our capital expenditure program was funded in part from net proceeds of $13,643,660 from our June 2006 private placement and $5,338,780 from borrowings under our credit agreement. We used $8,690,505 of the proceeds received in the private placement to repay part of our outstanding credit agreement indebtedness. During the year ended December 31, 2005 we spent $8,291,233 principally on acquisitions of oil and gas properties. During the year ended December 31, 2005 our operating cash shortfall and investing activities was funded by sale of membership units and long-term borrowings under our credit agreement.

Oil and Gas Reserves and Standardized Measure

As of September 30, 2006, we decreased our natural gas and oil reserves estimate by 1,628 mmcf of natural gas and 79 mbbls of oil. The downward revision of estimated quantities of natural gas adversely affected our standardized measure of future net revenues by $4,225,474. This downward revision was principally driven by the decline in natural gas prices. For purposes of estimating our reserves and standardized measure of future net revenues at September 30, 2006 we used the period end price of $4.175 and $4.035 per Mcf and we used $7.795 per Mcf as of December 31, 2005. Due to the nature of our reserves, the decline in prices causes our natural gas reserves to reach the end of their economic life earlier which results in a significant decrease in recoverable reserves. The 37% decrease in natural gas prices also adversely affected the standardized measure of our remaining recoverable reserves by $3,880,188. As required by Statement of Financial Accounting Standards No. 69, we estimated future net revenues as of September 30, 2006 and December 31, 2005 using period end prices held constant throughout the life of the reserves.

Financing and Investing Activities During the Nine-Month Period Ended September 30, 2006

Private Placement

On June 30, 2006, we entered into a securities purchase agreement with the selling stockholders pursuant to which we received gross proceeds of $15,155,000. For every $3.00, we issued one membership interests at $1.25 per share, one warrant to purchase 0.25 membership interests in CrossPoint LLC at an exercise price of $1.95, and one convertible note in a principal amount of $1.75 per share. Each warrant expires on June 30, 2011. Each convertible note accrues interest at a rate of 8% per annum, and has a maturity date of June 30, 2009.

In connection with the Merger, the membership interests were converted into shares of common stock, the warrants became exercisable for shares of common stock and the notes became convertible into shares of common stock, all upon the same terms and conditions, including exercise and conversion prices.The proceeds from the private placement were allocated as follows:

	Shares	Price per Share	Proceeds
Shares subject to redemption	5,051,667	$1.25	$6,314,583
Convertible debt	5,051,667	$1.75	8,840,417
Warrants (1)			1,874,133
Less costs of issuance			(3,385,473)
Total net proceeds			$13,643,660

(1)	Warrants are exercisable in to 2,525,833 shares of common stock at $1.95 per share.

Credit Agreement

On September 2, 2005, we entered into a three year $40.0 million credit agreement, or the Credit Agreement. Loans under the Credit Agreement may only be used to fund development projects approved by the lenders, to pay commitment fees and administrative expenses under the Credit Agreement, to pay legal fees incurred by the lenders and administrative agent and to fund the acquisition of additional oil and gas properties that have been approved by the lenders. Under the terms of the Credit Agreement, we request additional advances from our lenders based on presentment of a project plan. Generally, our project plans are on a well level basis. Loans under the Credit Agreement may not be used for other purposes, including to fund our normal operating expenses. The Credit Agreement is administered by an administrative agent who approves the amount of, and purpose for, advances under the Credit Agreement. We have pledged all of our assets, including our oil and natural gas properties, as collateral to secure the repayment of our indebtedness. Pursuant to the Credit Agreement, all of our production receipts have been assigned to a lock box administered by the administrative agent.

The Credit Agreement contains customary events of default, including the failure to make timely payments, failure to pay debts when due, incurring judgments in excess of $100,000 that remain undischarged for 30 or more consecutive days, breaches of covenants, changes in control and events of bankruptcy. In the event of default, the lenders may declare the amounts then outstanding to be due and payable in whole or in part without notice. If applicable, all proceeds realized from the liquidation or other disposition of the collateral under the Credit Agreement are first applied to the reimbursement of expenses and indemnities provided for in the Credit Agreement, second to interest due, third to fees and fourth to outstanding principal.

Through a waterfall calculation, 95% of our monthly gross income from our oil and gas properties less operating expenses, interest on the debt and an allocation for general and administrative expense not to exceed $100,000 is used to repay advances. There are no penalties for prepayments on the loan. Interest on the advances is computed at the prime rate as announced by the Wall Street Journal plus 550 basis points. At February 28, 2007, the interest rate was 13.75%. Interest is due and payable monthly. In addition to interest, at September 2, 2005, the lenders received as additional consideration a 3% of 8/8 overriding royalty interest in any oil and gas property owned by us. This overriding royalty interest was determined to have zero value on September 2, 2005. In addition, the administrative agent collects a 1.5% commitment fee with each commitment and is paid a semi-annual administrative fee of $15,000, due on February 15th and August 15th of each year during the term of the Credit Agreement.

As a material inducement for the lenders to extend credit us, we entered into Equity Participation Agreements with each of the lenders. Pursuant to the Equity Participation Agreements, the lenders received 1,056,797 shares of common stock or 5.9% of our outstanding common stock at February 28, 2007. The Equity Participation Agreements have terminated and no further common stock is issuable to the lenders pursuant to the agreements.

The Credit Agreement contains financial covenants, including setting a maximum total debt to EBITDA ratio, a minimum current ratio and a minimum reserve to total debt ratio. It also contains additional customary negative covenants, including not incurring additional debt or liens, limitations on use of proceeds, limitations on Mergers, sale of oil and gas properties and entering into material agreements and limitations on paying dividends. The Credit Agreement also contains customary affirmative covenants, including use of proceeds, notice of sales of oil and gas properties in accordance with the Credit Agreement, operating reports, notice of default, notice of material events, maintaining insurance, compliance with laws, and furnishing of financial statements.

Beginning March 31, 2006, we were subject to restrictive financial covenants that include debt coverage, fixed charge and current ratios and reserve ratios to total debt and net sales requirements. The covenants must be met on March 31, June 30, September 30 and December 31 of each year. We were not in compliance with certain of these ratios at March 31, June 30, September 30 and December 31, 2006. The covenant violations were waived by the lenders, and we paid fees of $125,000, $0, and $10,000 to the lenders for the quarters ended March 31, June 30, September 30, 2006, respectively.

The outstanding debt under the Credit Agreement is reflected as a current liability in the consolidated financial statements. At February 28, 2007, we had $6.2 million of outstanding borrowings under the Credit Agreement. During the nine months ended September 30, 2006 and the three months ended December 31, 2006, we paid the lenders under the Credit Agreement $790,982 and $166,128 in interest expenses and fees of $161,140 and $0, respectively. The fee for December 31, 2006 violation has not been determined.

Convertible Notes

As of February 28, 2007, we had $8.8 million of convertible notes outstanding. Each convertible note accrues interest at a rate of 8% per annum and has a maturity date of June 30, 2009. Each convertible note is convertible into shares of our common stock at a conversion price of $1.75 per share, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a price per share lower than the conversion price and other similar transactions.

The interest is payable quarterly. Prior to December 31, 2007, we may pay the interest on the convertible note in the form of shares of common stock. In addition, at any time prior to the maturity date of each convertible note and so long as we have on file an effective registration statement covering the resale of the shares of common stock underlying the convertible note, we may prepay the convertible notes, in whole and not in part, by payment of 110% of the principal amount then outstanding.

Each convertible note also requires its mandatory conversion into shares of common stock after the first trading day following (i) the date that the closing price for one share of common stock equals or exceeds $2.25 per share (subject to adjustment for any stock splits and similar events) for 20 consecutive trading days during which an aggregate of not less than 1,000,000 shares were traded, and (ii) the resale of the shares of common stock underlying the convertible note is covered by an effective registration statement. In addition, at the option of the holder, all or part of the outstanding principal amount of the convertible note may be converted into shares of common stock upon written notice to us.

A holder may not convert any portion of the convertible note that would result in beneficial ownership of more than 4.99% of the common stock outstanding immediately after issuing common stock upon conversion of the convertible note. A holder may waive this limitation upon notice to us to change the limitation to 9.99% of the common stock outstanding immediately after issuing the commons stock upon conversion of the convertible note. No waivers may be made beyond the 9.99% limitation.

Each of the following items are considered events of default under the convertible notes, upon the occurrence of which a holder may either declare all of the outstanding principal and accrued and unpaid interest due and payable, or pursue any other remedies entitled to the holder at law or in equity:

•	We default in the payment of the principal or interest when that principal or interest becomes due and payable;

•
We fail to pay, to perform or to observe any obligation, agreement, covenant, term or condition contained in the convertible note, and such failure is not cured within 30 days after notice of the event;

•
We declare bankruptcy or voluntarily agree to the filing of any bankruptcy, arrangement or reorganization petition, we admit in writing our inability to pay debts generally as they become due, a receiver is appointed for all or a material part of our assets, or the filing of any involuntary petition to reorganize or liquidate us, which petition is not dismissed or stayed within 30 days;

•
The amount of our senior debt outstanding exceeds the greater of (i) $12.0 million or (ii) an amount equal to 3.5 times our annualized earnings before interest, taxes, depreciation, amortization and exploration expenses for the most recently completed calendar quarter; and

•
We issue any new class of security or debt that is senior to the convertible notes with respect to repayment without the written consent of the holder, other than certain senior debt and purchase money indebtedness secured only by the asset purchased.

Capital Resources

As we continue to drill and complete successful wells, we plan to increase net cash flow from operations by becoming more efficient in the drilling and completion of the wells, employing the increasing availability of quality drilling rigs and crews, and the sustained knowledge of the fields and reservoirs that we are developing. Our strategy is to drill lower to moderately risked prospects with multiple zones within our existing oil and gas fields.

Subject to an approval process, we have the ability to draw upon the Credit Agreement described above to provide capital to expand our portfolio through drilling and completions. We believe we have the ability to refinance with mezzanine lenders, or raise additional equity in conjunction with further development of our existing assets and/or a new acquisition. We are continuously evaluating acquisitions that have the attributes desired to build reserves and cashflow, and significantly grow the company.

We intend to finance future acquisitions of oil and gas properties, field development projects and operating activities with a combination of issuances of equity, debt financing, and access to capital markets and cash flow from operations. We cannot guarantee that any additional equity or debt financing will be available in sufficient amounts or on acceptable terms when needed. If such financing is not available in sufficient amounts or on acceptable terms, our results of operations and financial condition may be adversely affected. In addition, equity financing may result in dilution to existing stockholders and may involve securities that have rights, preferences or privileges that are senior to our common stock, and any debt financing obtained must be repaid regardless of whether of not we generate profits or cash flows from our business activities.

Capital Development Plan

We plan to develop our existing prospects in order to increase cash flow and proved reserves from the multiple zones currently available within each prospect.   We also plan to continue acquiring leases / farm-in blocks and drill additional prospect areas which complement our existing asset base.

Capital to be deployed on projects during 2007 shall be dependent upon the level of success from operations being conducted currently, product prices, additional data being evaluated and available debt and equity capital.  Currently, our development plan which includes a total of approximately $7.1 million in capital for drilling, completions, recompletion leasing costs over the first six months of 2007.   Our prospects contain numerous additional potential drillsites which are available for development in the second half of 2007 through 2009.

The estimated distribution of capital between prospect areas for the first six (6) months of 2007 is as follows:

Amount in thousands	For January - June 2007
Prospect
Elkhart	$3,291
Hoskins	2,801
Waskom	797
Acquisition of new leases	200
Total capital development program	$7,089

We plan to expend approximately another $7 million in the second half of 2007 by drilling and completion of wells, to continue building a solid base of cash flow and reserves.

We plan to fund the drilling and completion of wells and potential property acquisitions and additional prospect leasing through our existing credit facility, working capital and may seek additional equity and debt financing. Based on our current cash resources and other current assets, management is contemplating additional financings and or transactions that if successful, would be sufficient to fund capital expenditures, potential property acquisitions and additional prospect leasing. There is no assurance that we will be successful in obtaining such funds. If we cannot obtain such financing, we will significantly curtail our capital development plan and/or acquisition plans.

Results of Operations - Three Months Ended December 31, 2006 Compared with Three Months Ended December 31, 2005

For the quarter ended December 31, 2006, the Company had a loss applicable to common shares of $1,665,416, compared to the $577,432 loss for the same period ended December 31, 2005.

	Period ended December 31,
	2006	2005	Increase (Decrease)
Results of oil & gas producing operations	$(759,727)	$(3,366)	$(756,361)
Plus contract services income, net	115,617	43,753	71,864
Less the following items	-	-	-
General and administrative expense	629,479	601,359	28,120
Interest expense, net	272,155	16,460	255,695
Other	119,672	-	119,672
Net loss	$(1,665,416)	$(577,432)	$(1,087,984)

The Company is primarily involved in the development and production of oil and gas properties. The results of its oil and gas operations consist of the following:

	Period ended December 31,
	2006	2005	Increase (Decrease)
Revenues from oil & gas producing activities	$514,972	$127,725	$387,247
Less the following items:
Lease operating costs and production taxes	147,029	99,928	47,101
Dry hole & abandonment expenses	515,450	-	515,450
Depreciation, depletion, accretion & amortization	612,220	31,163	581,057
Results from oil & gas operating activities	$(759,727)	$(3,366)	$(756,361)

Operating Revenues

Operating revenues increased in the three months ended December 31, 2006 from the same period ended December 31, 2005 by $387,247, due to the drilling and completion of new developmental wells.

The table below summarizes the operating revenues for the two periods:

	Period ended December 31,
	2006	2005	Increase (Decrease)
Operating revenues	$514,972	$127,725	$387,247
Sales
Oil (Bbls)	6,231	1,012	5,219
Gas (Mcf)	50,040	7,427	42,613
Total (BOE)	14,571	2,250	12,321
Average Price
Oil ($/Bbl)	$56.65	$57.31	$(0.66)
Gas ($/Mcf)	$5.63	$8.08	$(2.45)

Operating Expenses

The Company's cost to operate the producing wells has increased as a result of the increase in the number of wells, to $147,029 for the three months ended December 31, 2006, from $99,928 for the three months ended December 31, 2005. There were additional exploratory dry hole expenses of $515,450 from a dry hole that began drilling in September 2006, compared to no dry hole costs for the three months ended December 31, 2005. The Company had no abandonment cost in either period of the three months ended September 30, 2006 or in the three months ended December 31, 2005. No impairment was taken on the Company's proved reserves for the three months ended September 30, 2006, similar to the three months ended December 31, 2005.

Depreciation, depletion, accretion of the asset retirement obligation and amortization of intangible drilling costs was $612,220 for the three months ended September 30, 2006, which is an increase of $581,057 from the expense of $31,163 for the three months ended December 31, 2005. The increase is due to the increase in wells between 2005 and 2006 thus increasing the depreciable base and increased production.

The general and administrative expenses have increased to $629,479, after a reversal of stock compensation expense of $237,771 from forfeited warrants and terminated options, for the three months ended September 30, 2006, from $601,359 for the three months ended December 31, 2005 primarily to support the additional drilling activity and operations. The components of general and administrative costs and the comparison between periods are as follows:
	Period ended December 31,
Costs as a percentage of the total	2006	2005	Increase (Decrease)
General and administrative costs
Personnel expense	58%	52%	6%
Stock compensation expense reversal	-36%	0%	-36%
Professional services	62%	27%	35%
Facilities	9%	19%	-10%
Start-up costs	0%	0%	0%
Other	7%	2%	5%
Total	100%	100%	0%

Interest income and expense

In September 2005, the Company entered into a credit agreement to support CrossPoint LLC's capital development program. We incurred interest expense of $166,128 on this debt for the three months ended December 31, 2006, compared to $34,222 for the three months ended December 31, 2005. The Company capitalized $194,462 for the three months ended December 31, 2006 and $89,637 for the three months ended December 31, 2005. The increase in the interest expense is due to the increase in the advances of $583,333 as we drilled more wells net of with the repayments of $70,800. The effective interest rate at December 31, 2006 was 13.75%. The balance of the note was $5,017,113 at December 31, 2006.

In connection with the private placement in June, 2006 of approximately $15 million, CrossPoint LLC issued convertible debt at 8% interest per annum. Pursuant to the merger, the Company assumed the debt. The interest expense on the convertible debt was $180,737 for the three months ended December 31, 2006 and $0 for the three months ended December 31, 2005.

The remaining interest expense is the amortization of the capitalized interest and the debt discount on the two previously discussed debt instruments of $82,970 for the three months ended December 31, 2006 and $74,594 for the three months ended December 31, 2005.

Liquidated damages

In conjunction with the private placement, certain time constraints were put in the Securities and Purchase Agreement and the Registration Rights Agreement, requiring that a merger be completed within 120 days of June 30, 2006 and the initial filing for registration of the shares to be within 30 days of the date of the merger. These requirements were not met and thus CrossPoint LLC accrued liquidated damages of $340,988. The liquidated damages were both calculated from the aggregate purchase price of $15,155,000, as follows:

Damages per Securities and Purchase Agreement	$37,888
(calculated at 0.25% of the purchase price)
Damages per Registration Rights Agreement	303,100
(calculated at 2.0% of the purchase price)
Total liquidated damages	$340,988

We have satisfied the requirements of the Securities and Purchase Agreement and will not incur any additional damages. The potential liquidated damages payments per the Registration Rights Agreement continue through the shares becoming and remaining effective and partial liquidated damages are in effect until all of the requirements are met. We face damages payments on each 30 day anniversary of the merger for which the registration is not filed and within 120 days of the merger, on each anniversary that the registered shares are not effective at 2% of the aggregate purchase price in each instance up to a aggregate maximum 24%. Additional events are (i) if we fail to file an acceleration request letter within five trading days after the SEC alerts us that the registration statement is not subject to further review, (ii) if we do not file a pre-effective amendment and otherwise respond in writing to SEC comments within 21 calendar days after receipt of comments or notice from the SEC that an amendment is required in order for the registration statement to be declared effective or (iii) after the registration statement is declared effective, it ceases to be effective for more than 15 consecutive calendar days or more than an aggregate of 20 calendar days during any 12 month period. The damages are capped at 24% of the aggregate purchase price, or $3,637,200. The Registration Rights Agreement has been amended to extend the registration filing from 90 days to 120 days and to allow the damages payments to be paid with shares, through April 28, 2007.

The total possible payments for liquidated damages for the first year are as follows:

Damages per Securities and Purchase Agreement	$37,888
Damages per Registration Rights Agreement	1,515,500
Total possible liquidated damages	$1,553,388

Total net proceeds from the sale of convertible notes

Total possible interest at 8% for 3 years	(2,121,700)
Total possible damages from the SPA	(37,888)
Total possible damages from the RRA	(3,637,200)
Total net proceeds from the sale of convertible notes	$3,043,629

Equity

The Company paid no dividends in three months ended December 31, 2006 or in the three months ended December 31, 2005.

CrossPoint LLC had a stock option plan for management which terminated with the merger on November 27, 2006. As of date of the merger, 836,178 options had been granted, 278,711 options had vested and none had been exercised. The options outstanding under the plan had a weighted average remaining contractual life of 3.56 years. Pursuant to the merger, the plan for the aforementioned options terminated and $21,188 of stock compensation expense that had been expensed in 2006 was reversed. In addition, a board member who had received 858,710 warrants resigned from the board and forfeited 100% of his warrants before the first vesting period, resulting in a reversal of the previously expensed stock compensation expense of $216,583. Compensation expense of $9,992 was taken on the shares issued to the Chairman of the Board for his services in October 2006. He resigned in October and thus no additional expense was taken.

Results of Operations - Nine Months Ended September 30, 2006 Compared with Twelve Months Ended December 31, 2005

In connection with the Merger, we changed our fiscal year end to September 30th . Presented below is our audited stub period financial information for the nine months ended September 30, 2006 and audited financial information for the year ended December 31, 2005.

Overall

We are primarily involved in the development and production of oil and gas properties. The results of its oil and gas operations consist of the following:

Amounts in thousands	Nine Months ended September 30, 2006	Year ended December 31, 2005
Oil & gas revenues	$1,595	$164
Oil & gas expenses
Lease operating costs and production taxes	471	249
Dry hole & abandonment expenses	1,061	61
Impairment of oil & gas properties	4,087	-
Depreciation, depletion, accretion & amortization	900	55
Operating profit - oil & gas operations	$(4,924)	$(201)

For the nine months ended September 30, 2006, we had a loss applicable to common stock of $7,925,633, compared to the $1,794,129 loss for the year ended December 31, 2005.

The following table summarizes the differences between the two periods:

Amounts in thousands	Nine Months ended September 30, 2006	Year ended December 31, 2005
Operating profit - oil & gas operations	$(4,924)	$(201)
Contract services operating profit, net	264	318
Less the following items	-	-
General and administrative expense	2,067	1,885
Interest expense, net	784	24
Preferred stock dividend	75	-
Other	340	-
Net loss	$(7,926)	$(1,794)

We provide contract consulting to primarily one customer for drilling and completion of wells. These services netted income of $264,099 for the nine months ended September 30, 2006, compared to $317,729 for the twelve months ended December 31, 2005.

Crude Oil & Natural Gas Sales

Operating revenues increased in the nine months ended September 30, 2006 due to the drilling and completion of four new developmental wells.

The table below summarizes the crude oil and natural gas sales for the two periods:

	Nine Months ended September 30, 2006	Year ended December 31, 2005	Increase (Decrease)

Operating revenues	$1,595,111	$163,591	$1,431,520

Sales
Oil (Bbls)	13,521	1,069	12,452
Gas (Mcf)	116,082	12,829	103,253
Total (BOE)	32,868	3,207	29,661

Average Price
Oil ($/Bbl)	$66.65	$57.62	$9.03
Gas ($/Mcf)	$6.07	$7.43	$(1.36)

Crude Oil & Natural Gas Operating Expenses

Our cost to operate the producing wells has increased as a result of the increase in the number of wells, to $471,338 for the first nine months ended September 30, 2006, from $249,230 for the twelve months ended December 31, 2005. CrossPoint LLC drilled an exploratory dry hole and incurred costs on two non-operated exploratory dry holes totaling $1,060,588 in the first nine months ended September 30, 2006, compared to no dry hole costs for the twelve months ended December 31, 2005. CrossPoint LLC had no abandonment costs for the nine months ended September 30, 2006, compared to $61,247 of abandonment costs in the twelve months ended December 31, 2005.

Impairment of $4,086,844 was taken on CrossPoint LLC’s proved reserves for the nine months ended September 30, 2006 as compared to no impairment for the twelve months ended December 31, 2005. The impairment expense was predominantly driven by lower gas prices on September 30, 2006. In accordance with SEC requirements, CrossPoint LLC’s reserves and future net revenues are determined using market prices for oil and natural gas at the end of the accounting period. Oil prices used were based on the September 30, 2006 Plains Marketing East Texas for the Elkhart and Waskom fields and Plains Marketing West Texas Intermediate for the Hoskins field posted prices of $59.00 and $59.50 per barrel, respectively.  The prices were adjusted by field for quality, transportation fees, and regional price differentials. Gas prices used were based on the September 30, 2006 Henry Hub for the Elkhart field and Houston Ship Channel spot market prices for the Waskom and Hoskins fields of $4.175 and $4.035 per MMBTU, respectively.  The prices were adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines.

Depreciation, depletion, accretion of the asset retirement obligation and amortization of intangible drilling costs was $900,432 for the nine months ended September 30, 2006, which is an increase of $845,239 from the expense of $55,193 for the twelve months ended December 31, 2005. The increase is due to the increase from five to nine wells in the first nine months of 2006 thus increasing the depreciable base and increased production.

General & Administrative Expenses

The general and administrative expenses have increased to $2,067,326 for the nine months ended September 30, 2006, from $1,885,334 for the twelve months ended December 31, 2005 primarily to support the additional drilling activity and operations. The components of general and administrative costs and the comparison between periods are as follows:

Costs as a percentage of the total	Nine Months ended September 30, 2006	Twelve Months ended December 31, 2005	Increase (Decrease)

General and administrative costs
Personnel expense	66%	54%	12%
Professional services	25%	20%	5%
Facilities	8%	10%	-2%
Start-up costs	0%	12%	-12%
Other	1%	4%	-3%
Total	100%	100%	0%

Interest income and expense

In September 2005, CrossPoint LLC entered into a credit agreement to support CrossPoint LLC’s capital development program. We incurred interest expense of $790,982 on this debt for the nine months ended September 30, 2006, compared to $40,994 for the twelve months ended December 31, 2005. CrossPoint LLC capitalized $480,180 for the nine months ended September 30, 2006 and $89,637 for the twelve months ended December 31, 2005. The increase in the interest expense is due to the increase in the advances of $5,499,920 as we drilled more wells net of with the repayments of $8,683,000 and the increase of the interest rate to 13.75% at September 30, 2006 from 12.25% at December 31, 2005. The balance of the note, net of discount, was $4,090,714 at September 30, 2006.

In connection with the private placement in June, 2006 of approximately $15 million, CrossPoint LLC issued convertible debt at 8% interest per annum. The interest expense on the convertible debt was $182,702 for the nine months ended September 30, 2006 and $0 for the twelve months ended December 31, 2005. The balance of the note, net of discount, was $7,838,277 at September 30, 2006.

The remaining interest expense and the debt discount on the two previously discussed debt instruments of $328,102 for the nine months ended September 30, 2006 and $74,594 for the twelve months ended December 31, 2005.

Liquidated damages

In conjunction with the private placement, certain time constraints were put in the Securities and Purchase Agreement (SPA) and the Registration Rights Agreement (RRA), requiring that a Merger be completed within 120 days of June 30, 2006 and the initial filing for registration of the shares to be within 30 days of the date of the Merger. These requirements were not met and thus CrossPoint LLC accrued liquidated damages of $340,988. The liquidated damages were both calculated from the aggregate purchase price of $15,155,000 as follows:

Damages per Securities and Purchase Agreement	$37,888
(calculated at 0.25% of the purchase price)
Damages per Registration Rights Agreement	303,100
(calculated at 2.0% of the purchase price)
Total liquidated damages	$340,988

We have satisfied the requirements of the Securities and Purchase Agreement and will not incur any additional damages. The potential liquidated damages payments per the Registration Rights Agreement continue through the shares becoming and remaining effective and partial liquidated damages are in effect until all of the requirements are met. We face damages payments on each 30 day anniversary of the Merger for which the registration is not filed and within 120 days of the Merger, on each anniversary that the registered shares are not effective at 2% of the aggregate purchase price in each instance up to a aggregate maximum 24%. Additional events are (i) if we fail to file an acceleration request letter within five trading days after the SEC alerts us that the registration statement is not subject to further review, (ii) if we do not file a pre-effective amendment and otherwise respond in writing to SEC comments within 21 calendar days after receipt of comments or notice from the SEC that an amendment is required in order for the registration statement to be declared effective or (iii) after the registration statement is declared effective, it ceases to be effective for more than 15 consecutive calendar days or more than an aggregate of 20 calendar days during any 12 month period. The damages are capped at 24% of the aggregate purchase price, or $3,637,200. The RRA has been amended to extend the registration filing from 90 days to 120 days and to allow the damages payments to be paid with shares, through April 28, 2007.

The total possible payments for liquidated damages for the first year are as follows:

Damages per Securities and Purchase Agreement	$37,888
Damages per Registration Rights Agreement	1,515,500
Total possible liquidated damages	$1,553,388

Total net proceeds from the sale of convertible notes

Total possible interest at 8% for 3 years	(2,121,700)
Total possible damages from the SPA	(37,888)
Total possible damages from the RRA	(3,637,200)
Total net proceeds from the sale of convertible notes	$3,043,629

Equity

CrossPoint LLC paid preferred unit dividends for $75,348, by the issuance of interests, in the first nine months ended September 30, 2006, compared to no dividends for the twelve months ended December 31, 2005.

CrossPoint LLC had a stock option plan for management which terminated with the Merger on November 27, 2006. As of September 30, 2006, 836,178 options had been granted, 278,711 options had vested and none have been exercised. The options outstanding under the plan had a weighted average remaining contractual life of 3.56 years. In addition, 1,096,360 warrants were issued to various board members. Compensation expense of $21,188 and $306,510 was taken on the options and warrants, respectively, for the nine months ended September 30, 2006.

Contractual Obligations

We have an office lease agreement with unrelated third parties extending through 2010. The rent expense was $106,652 for the period ended September 30, 2006, which includes cash expenditures of $79,961.

  Future minimum lease payments under the lease agreement are as follows:

Year Ended September 30,	Amount ($)
2007	126,170
2008	126,170
2009	126,170
2010	126,170
2011	21,028

$525,708

Income taxes

Prior to the Merger, CrossPoint LLC was properly classified as a partnership for federal income tax purposes. CrossPoint LLC owned 100% of the membership interests of CrossPoint Energy Holdings, LLC and 100% of the stock of Dallas Operating Corp.

Pursuant to the Merger, CrossPoint LLC merged into CrossPoint Acquisition LLC. As a result of the Merger, CrossPoint Energy Holdings, LLC and Dallas Operating Corp. became wholly owned by CrossPoint Acquisition LLC as of the date of Merger.

As a result of the change in taxable entity status, (i.e., as a result of the Merger), CrossPoint LLC will file a final Form 1065 as of November 27, 2006. This filing will include the activity of CrossPoint LLC’s 100% ownership interest in CrossPoint Holdings, LLC (a disregarded entity for federal income tax purposes). In addition, Dallas Operating Corp will file a short-year Form 1120 as of November 27, 2006.

Subsequent to the Merger, we changed our name to CrossPoint Energy Company. CrossPoint Energy Company will file a consolidated corporate income tax return for its fiscal year ended September 30, 2007 and future years.

Deferred Income Tax Asset

Prior to the merger, we were taxed as a partnership for federal income tax purposes. Pursuant to the merger, our tax status was converted to “C” corporation for federal income tax purposes. As a result of the change in taxable entity status, we will file a final partnership tax return as of November 27, 2006. This filing will include the activity of CrossPoint LLC’s 100% ownership interest in CrossPoint Holdings, LLC (a disregarded entity for federal income tax purposes). In addition, Dallas Operating Corp. will file a short-year Form 1120 as of November 27, 2006. Subsequent to the merger, we will file a consolidated corporate income tax return for our fiscal year ended September 30, 2007 and future years.

As of the date of the merger, we have a deferred tax asset of $2,395,326 primarily as a result of the difference between book and tax basis of our oil and gas properties. We evaluated all evidence, both positive and negative, in determining whether a valuation allowance to reduce the carrying value of deferred tax assets was needed and concluded, based on the projected taxable income (loss), that, more likely than not, we will not realize any benefit from the loss carryforwards. Accordingly, we recorded a deferred tax asset of $2,395,326 and a valuation allowance of $2,395,326. Ultimate realization of the deferred tax asset is dependent upon, among other factors, our ability to generate sufficient taxable income within the carryforward periods and is subject to change depending on the tax laws in effect in the years in which the carryforwards are used. As a result of the recognition of expected future income tax benefits, subject to additional changes in the valuation allowance, subsequent periods will reflect a full effective tax rate provision.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements.

Significant Accounting Policies

Oil and gas properties

We follow the successful efforts method of accounting for its oil and gas properties, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells. Acquisition costs for proved oil and natural gas properties and costs of drilling and equipping wells are capitalized.

Depletion, depreciation and amortization of producing properties are calculated on a field basis, using the units-of-production method based on the estimated proved remaining oil and gas reserves. CrossPoint LLC’s units of production amortization rates are revised on a quarterly basis as of September 30, 2006. Development costs and lease and well equipment are depleted based on proved developed reserves. Leasehold costs are depleted based on total proved reserves. We capitalize interest on funds used in development activities from the date of initiation of exploration activities through the time the property is ready to begin production. During the nine months ended September 30, 2006, we capitalized interest on development activities totaling $480,180. The carrying values of oil and gas properties are compared quarterly, or more frequently when events or circumstances indicate a decline in the recoverability of the carrying value of such properties, to management’s future estimated pre-tax cash flow from properties, aggregated on a field-level basis. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, if impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis. Impairment on proved properties of $4,086,844 was recognized for the period ended September 30, 2006. We had $2,859,007 of unproved properties as of September 30, 2006, on which no impairment was recognized for the period then ended.

Asset retirement obligations

  We have adopted SFAS No. 143, Accounting for Asset Retirement Obligations, which provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized upon acquiring or drilling a well. Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of the discount of the estimated liability is recorded as an expense in the statement of operations.

Income taxes

CrossPoint LLC elected to be taxed as a partnership for federal income tax purposes and, accordingly, items of income and loss will be reported to the members according to their ownership percentage. One of CrossPoint LLC’s subsidiaries, DOC, is a registered C corporation. However, it is not expected to have a tax liability and there are no material differences in the book and tax basis of assets and liabilities. Therefore, no provision for income taxes is necessary in the accompanying financial statements.

Certain transactions of CrossPoint LLC may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Accordingly, the net income or loss and the resulting balances in members equity reported for income tax purposes may differ from the balances reported for these same items in the accompanying financial statements.

Revenue recognition

  Oil & gas revenues are recognized when title to the products transfers to the purchaser upon collection or receipt of crude oil and natural gas by the purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. The purchasers of such production have historically made payment for oil and natural gas purchases within thirty and sixty days of the end of each production month, respectively. CrossPoint LLC periodically reviews the difference between the dates of production and the dates CrossPoint LLC collect payment for such to ensure those receivables are collectible. CrossPoint LLC has no material transportation costs.

As of September 30, 2006, CrossPoint LLC’s crude oil and natural gas production was sold to several independent purchasers. During the nine months ended September 30, 2006, CrossPoint LLC had sales to four primary customers Plains Marketing, L.P. for 33%, XTO Energy, Inc. for 23%, Kinder Morgan Tejas Pipeline, L.P. for 22% and Texas Energy Management Corp. for 21% of total operating revenues, respectively.

We provide contract services primarily to one customer for drilling and completion of wells. Contract services are billed on a per hour basis, plus expenses. Contract services revenue includes services rendered and reimbursed expenses. Contract services revenue is recognized when the services are performed or the reimbursable expense is incurred.

Stock compensation expense

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share Based Payment” which supersedes APB No. 25 and SFAS No. 123. This pronouncement is to be applied to new unit options issued after December 15, 2005. CrossPoint LLC accounts for options granted before December 15, 2005 under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretation, which require compensation cost for stock based employee compensation plans to be recognized based on the difference in the date of grant, if any, between the fair market value of the stock and the and the amount the employee must pay to acquire the stock.

CrossPoint LLC adopted FAS 123R for all options and warrants granted as of January 1, 2006 under the prospective transition approach for non-public companies that used the minimum value method for valuation of equity awards under FAS 123. We expensed the vested fair market value of the options and warrants issued after January 1, 2006 ($327,698).

BUSINESS AND PROPERTIES

General

Our drilling activities, which are conducted in our subsidiary CrossPoint Energy Holdings, LLC, focus primarily on internally generated prospects utilizing its significant technological skills, and, opportunistically, on third party prospects and the acquisition of producing oil and gas assets. Our strategy for growth is to drill and develop relatively lower and moderate risk properties which contain as an upside, certain higher risk, very prolific reserves. We have many additional prospects identified for future drilling and development, which are in various stages of evaluation, land and leasing and assimilation. Our initial development and exploration activities are located in East and Southeast Texas.

The table below summarizes our areas of operations, including the number of gross and net wells.

	Completed / Productive		Pending Completion or Recompletion	Currently Drilling	Dry Hole	Total
Field	Oil	Gas
Operated wells
Elkhart	1	1	3	0	0	5
Hoskins	4	0	0	0	1	5
Waskom	0	2	0	0	0	2
Humber	1	0	0	0	0	1
Total operated wells	6	3	3	1	1	14

Non-operated wells
Hoskins	2	0	0	0	0	2
NW Vienna	0	0	0	0	2	2
Total non-operated wells	2	0	0	0	2	4

Total wells (gross)	8	3	3	1	3	18

Elkhart Dome Prospect, Anderson County, Texas

The Elkhart Dome Project, located in East Texas in Anderson County, is primarily an exploration and development play with considerable reserve potential. We own a 40.375%-43.275% working interest, and approximately 31% net revenue interest in, and is the operator of the Elkhart Dome Project. We have drilled and completed three wells on the Elkhart Prospect, are currently completing a fourth well, and drilling a fifth well. Numerous prospective pay zones targeted at Elkhart include Wilcox, Navarro, Woodbine, Rodessa, Pettet and Travis Peak. Our development plan for the Elkhart Dome Project includes the drilling of numerous wells to various depths, targeting multiple zones which have produced significant reserves on Elkhart Dome and/or regionally. We are presently preparing two additional drillsites and has evaluated and identified more than 20 additional potential well locations for future development at Elkhart. We are considering twin wells to accelerate shallow reserves and designing dual completion wells for the possibility of accelerating the production from multiple targeted reservoirs.

Since June 30, 2006, we have increased our total leasehold acreage position at Elkhart by approximately 60% - from approximately 1,000 acres (gross) to a current total of approximately 1,600 acres (gross), or about 650 acres (net). With 80 or 40 acre well spacing of the Pettet at a depth of 9,500 feet and 80 acre well spacing in the Travis Peak at a depth of 10,000 feet, and 40 acre shallow well spacing (i.e., the Wilcox, Pecan Gap, and Woodbine formations at depths of 1,700 feet, 4,000 feet and 5,000 feet, respectively - we may complete multiple horizons in the same well, or recomplete older wells). We have identified more than 20 well locations on its acreage at Elkhart. Each future deep well is projected to cost $1.25 million net total to us for drilling and completion. In addition, these Travis Peak well locations may also contain significant additional reserves in the Woodbine, Pettet and other shallower zones. The economics of drilling and completing shallower objectives will be evaluated as we drill the deeper Travis Peak wells, which could provide upside from new reserves and future production.

As a result of the Covington #2 Travis Peak discovery completed by us in June 2006, a new field designation, named Indian Lake Travis Peak Field was approved on December 5, 2006. The Covington #2 also has multiple prospective zones in the Pettet (seen at approximately 9,800 feet on logs). Completion operations to add these Pettet zones are currently being implemented in the Covington #2 well. Historically, the Pettet “A” zone has alone produced nearly 50 Bcf gas in Elkhart Field. The Doll #1 was drilled and completed in the Woodbine in June 2006.

 In December 2006, we drilled the Covington #3 well to a depth of approximately 11,400 feet at Elkhart. The Covington #3 log data indicates favorable attributes for a completion attempt in multiple zones within each of the Woodbine (5,900 feet), Pettet (9,800 feet) and Travis Peak (11,000 feet) sections. Completion operations for the Covington #3 and Covington #6 wells are currently being implemented..

The Covington #4 location has been built and the Covington #5 location is being evaluated for surface considerations. We are evaluating horizontal applications for Elkhart, including the Pettet and Pecan Gap.

Hoskins Mound, Brazoria County, Texas

We own interests in six wells and operates four wells on the Hoskins Dome Project. Additionally, we may earn between 40.625% and 100% working interest in all new wells drilled on the 12,295 gross acre farmout area. Available net revenue interests attributable to such working interests range between 28.4375% and 75% for these new wells. We own approximately 65% of 101 square miles (64,640 gross acres) of proprietary 3D Seismic data over the Hoskins Dome Project area. The Hoskins Dome Project contains a historically significant oil field that has been underdeveloped and contains numerous development and exploration projects. The opportunities include potential oil reservoirs (4,200-6,500’ zones) and possibly deeper gas sands with significant reserve potential. We have drilled three wells and completed two wells, and is presently evaluating additional wells to be drilled. We have identified and prepared more than fifteen (15) separate prospects on the Hoskins Dome Project for future drilling and development. Each prospect may contain one to five wells, depending upon well results and other factors.

In October 2006, the Chevron Texaco Fee #301 was drilled on an outer fault block to an approximate depth of 7,100 feet, in an attempt to access potentially significant Miocene oil reserves and Discorbis sands. The #301 reached the (BM 1, BM 2 and BM 3) Miocene Sands, however, commercially viable hydrocarbons were not trapped by the fault and consequently the well was plugged. The #301 did not reach the deeper Discorbis target due to hole difficulties. The total well cost for the #301 was approximately $1.8 MM (gross).. Chevron participated as a non-operator in drilling of the well. Although the #301 well likely eliminated the adjacent outer fault block at Hoskins, we believe the geology of this well is unrelated structurally to most of the remaining prospects in our Hoskins Mound property.

The Miocene and Discorbis prospects surrounding the dome remain drilling targets for 2007, pending additional evaluation. The location for the Welch Foundation #270 well has been built and is planned to test the Miocene Sands and Discorbis. The #270 location is offset to the #300 well, which flowed gas from the overpressured Discorbis before hole difficulties prevented a completion attempt in the Discorbis.

Additional 3D seismic data and other technical work has identified a new and potentially prolific Miocene Prospect called Summer Star. Summer Star is an untested fault block, proximate to historically significant Miocene production. We intend to test and develop the Summer Star prospect in the future.

Waskom Prospect, Harrison County, Texas

The Waskom Project is primarily a development drilling project within a producing gas field in the Cotton Valley Trend located in Harrison County, Texas. The Waskom Project also has multiple prospective additional gas and oil zones. We have recompleted one existing well, successfully drilled and completed one in-fill well. Additional wells are scheduled to be drilled in 2007. A well location has been built for the next well to be drilled, and three additional wellsites have been surveyed. Future development plans include increased density drilling pending well results and other factors. We own a 55% working interest (501 gross acres), approximately 41.25% net revenue interest, to 10,000’ and is the operator of the Waskom Project.

The Zack Abney #2 well, drilled in late 2005, continues to produce from the lower Cotton Valley at a rate of 158 Mcf/d (net). The Zack Abney #1 well continues to produce from the lower Cotton Valley at a rate of 35 Mcf/d (net).

The development of the Bossier shale, typically located at a depth of approximately 11,000 feet, has been observed within 3 miles of the Zack Abney wells and is believed to be present beneath our acreage. Over 15 nearby wells have been drilled to the Bossier by other operators in Harrison County, Texas. We are evaluating the possible development of the Bossier shale within the Waskom Prospect area as well as the potential horizontal drilling and completion application for testing and development. We own approximately 45% of the Bossier rights, beneath the Cotton Valley within the prospect.

N.W. Vienna Prospect, Lavaca County, Texas

We acquired a 10% non-operated working interest in an approximately 2,900 gross acre prospect (including 3D seismic data) in Lavaca County, Texas. The prospect contains multiple Yegua and Wilcox prospects identified by 3D seismic data. In September and October, 2006, the operator drilled two Yegua wells to a depth of approximately 6,000 feet, and both wells were deemed non-commercial and were plugged as dry holes. The remaining deep Wilcox prospects are exploratory prospects nearby to a multi-Tcf gas field with significant Wilcox production. We, together with the operator, is considering selling or trading the Wilcox prospects to a third party, which may include a deep Wilcox well commitment and a non-cost basis interest to us in the well and prospects.

Humber Prospect, Shackleford County, Texas

In 2005, CrossPoint LLC acquired, the Humber Prospect with the intention of confirming additional prospects.  A single test well was drilled to test the Caddo and Ellenberger formations at a depth of approximately 6,300’.  Although completed in the Caddo, the Humber #1 well will require additional capital to attempt to increase production, and is viewed as marginal. We have no additional interests in the area and are considering selling the producing well and associated acreage.

Additional Prospects

We have evaluated title and are acquiring leasehold acreage in an East Texas prospect area with multi-zone, development and exploratory qualities commensurate with its business strategy. The target acreage is approximately 2,000 acres. Target zones include Woodbine, Rodessa, Pettet, Travis Peak, Cotton Valley and Bossier.

We have recently acquired 100% of the farm-in acreage rights covering approximately 5,458.23 net acres covering an exploratory project in southeast Texas. We are exploring various partnership terms for drilling of a deep test well.

We are continuously developing new ideas and evaluating additional areas for acquisition that meet its criteria. We have identified several other potential areas for leasehold acquisition, which we are evaluating for drilling.

We have completed filings for operator status in Texas with the Texas Railroad Commission, and effective December 1, 2006 we become the operator of record for our properties, replacing our subsidiary, Dallas Operating Corp., in name only.

Oil and Gas Reserves

The following table presents, as of October 1, 2006, estimated summary information of our proved oil and natural gas reserves based on reserve reports prepared by Haas Petroleum Engineering Services, Inc., our independent petroleum engineers. All of our proved reserves included in the reserve report are located in Texas. The future net revenue and present worth information included in the table below is based on prices at September 30, 2006.
	As of October 1, 2006
	Net Proved Reserves		Future Net Income (1)
Category	Oil & Condensate (Bbl)	Natural Gas (MCF)	Total	Present Worth at 10% (2)
Proved Developed Producing	29,800	1,051,940	$4,077,250	$3,025,290
Proved Developed Behind Pipe	8,780	584,010	2,287,330	1,601,160
Proved Undeveloped	74,050	1,920,460	3,614,890	918,730
Total Proved	112,630	3,556,410	$9,979,470	$5,545,180

(1) In accordance with SEC requirements, our reserves and future net revenues were determined using market prices for oil and natural gas at September 30, 2006. Oil prices used were based on the September 30, 2006 Plains Marketing East Texas and Plains Marketing West Texas Intermediate posted prices of $59.00 and $59.50 per barrel, respectively.  The prices were adjusted by field for quality, transportation fees, and regional price differentials. Gas prices used were based on the September 30, 2006 Henry Hub and Houston Ship Channel spot market prices of $4.175 and $4.035 per MMBTU, respectively.  The prices were adjusted by field for energy content, transportation fees, and regional price differentials. All prices are held constant in accordance with SEC guidelines. Operating expenses represent field level operating costs and administrative overhead. Operating and capital costs were not escalated.

(2) Represents present value, discounted at 10% per annum, of estimated future net cash flows after income tax of our estimated proved reserves.

Total proved reserves at September 30, 2006 increased approximately 46% from the total reserves as of December 31, 2005. Proved reserves increased primarily due to new wells being drilled and placed in production. CrossPoint LLC's estimated proved reserves as of September 30, 2006 were 4.2 billion cubic feet equivalent (Bcfe), versus 2.9 Bcfe at December 31, 2005. They are approximately 16% oil and 84% natural gas with 29% proved developed producing, 15% proved developed non-producing and 56% proved undeveloped. The net decline of $4.09 million in the present value of our reserves, from $9.635 million at December 31, 2005 to $5.545 million at September 30, 2006, is almost entirely the result of lower commodity prices, stated above in footnote (1) at our fiscal year end of September 30, 2006, compared to the prices used in the December 31, 2005 report of $7.795 per MMBtu and $57.75 per Bbl.

The reserves shown in the above table are estimates only and should not be construed as exact quantities. The reserves may or may not be recovered; if they are recovered, the revenues therefrom and the costs related thereto could be more or less than the estimated amounts. A substantial portion of these reserves are for undeveloped locations.

Producing Wells

The following table sets forth the current number of gross and net productive wells. All of the wells listed in the table below are located in Texas.
Productive Oil Wells (1)		Productive Gas Wells (1)
Gross	Net	Gross	Net
8.0	4.1	3.0	1.5

(1) Gross wells include the total number of wells in which we have a working interest. Net wells include wholly owned and the sum of our fractional working interests in the gross wells.

Acreage

The following table sets forth CrossPoint LLC’s developed and undeveloped leased acreage as of September 30, 2006.

Acreage(1) at September 30, 2006

	Developed(2) Acres		Undeveloped (2) Acres
State	Gross	Net	Gross	Net
Texas	680	339	3740	910

(1) Gross acreage includes the total number of acres in all tracts in which we have an interest. Net acreage is the sum of our fractional interests in gross acreage.

(2) Developed acreage is spaced or assignable to productive wells. Undeveloped acreage is acreage where wells have not been drilled or completed to permit commercial production and that may contain undeveloped proved reserves.

Many of the leases comprising the undeveloped acreage set forth in the table above will expire at the end of their respective primary terms unless production from the leasehold acreage has been established prior to such date, in which event the lease will remain in effect until the cessation of production. The following table sets forth, as of September 30, 2006, the expiration periods of the gross and net acres that are subject to leases summarized in the above table of undeveloped acreage.

	Undeveloped Acres Expiring
	Gross	Net

Three Months Ending:
December 31, 2006	80	38
Twelve Months Ending:
December 31, 2006	80	38
December 31, 2007	276	63
December 31, 2008	1,288	247
December 31, 2009	1,573	314
December 31, 2010 and later	1,363	664
Drilling Results

The following table sets forth information with respect to net wells completed during the periods indicated by CrossPoint LLC. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of productive wells drilled, quantities of reserves found or economic value. Productive wells are those that produce commercial quantities of hydrocarbons, regardless of whether they produce a reasonable rate of return.

	Period from November 2, 2004 (inception) through December 31, 2004	Period from January 1, 2005 through December 31, 2005	Period from January 1, 2006 through September 30, 2006
Development
Productive	0	7	4
Dry	0	0	0
Exploratory
Productive	0	0	0
Dry	0	0	3
Total	—	—	—
Productive	0	7	4
Dry	0	0	3

Production

The following table sets forth information regarding CrossPoint LLC’s oil and gas production volumes and average sales price:

	Period from November 2, 2004 (inception) through December 31, 2004	Year ended December 31, 2005	Nine months ended September 30, 2006
Production Data:
Gas production (Mcf)	0	12,829	116,082
Oil production (Bbl)	0	1,069	13,521

Average Price:
Gas (per Mcf)	$0	$7.43	$6.07
Oil (per Bbl)	$0	$57.62	$66.65

Costs
Lease operating expense	0	$238,349	$383,349
Production and other taxes	0	$9,184	$88,030

MANAGEMENT

Directors and Executive Officers

Our executive officers and directors, and their respective ages as of February 28, 2007, are as follows:

Name of Officer / Director	Age	Office Held
John A. Bailey	36	Director

David C. Bradshaw	48	Director

Daniel F. Collins	48	Director, President, CEO

Jeffrey A. Krakos	46	Director, Executive Vice President

Margaret R. Coughlin	51	Controller and Secretary

J.W. Brown*	60	Director

Steven R. Shaw*	56	Director

Ross Welgehausen*	49	Director

*The Board of Directors appointed each of these individuals to the Board of Directors on December 13, 2006, effective as of January 1, 2007.

John A. Bailey: Mr. Bailey is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger Mr. Bailey was a member of the board of managers of CrossPoint LLC. Mr. Bailey has been employed as Vice President, Energy at Amaranth Group L.L.C. (a multi-strategy investment fund) since March 2005. Mr. Bailey was a consultant to Amaranth Group L.L.C. from October 2004 until March 2005.  From October 2000 until August 2004, Mr. Bailey was an equity research analyst and Vice President of Equity Research for Deutsche Bank Securities with a focus on North American exploration and production segment of the energy industry. From May 1997 until October 2000, Mr. Bailey was a part of the oil and gas equity research group at Donaldson, Lufkin & Jenrette, Inc.  Mr. Bailey is also a director of Encore Acquisition Company. Mr. Bailey received Bachelor of Arts degrees in Economics and Government from Cornell University.

David C. Bradshaw: Mr. Bradshaw is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Mr. Bradshaw is a partner of The Cherokee Group, Inc., an energy industry consulting group since December 2005 and is an Advisory Director of UBS Investment Bank. These follow a similar engagement with Deutsche Bank from November 2002 through November 2005. From November 2000 to November 2002, he was a Managing Director and a senior equity analyst at Deutsche Bank, covering the Exploration & Production sector. From 1989 to 2001, he was ranked among the top analysts on the All-American Research Team by Institutional Investor magazine. Mr. Bradshaw was a Vice President and the Exploration and Production analyst at DLJ from 1996 to 2000. From 1988 to 1996, he was a Managing Director and senior energy analyst at PaineWebber. Mr. Bradshaw received a Bachelor of Science degree in Finance from Oklahoma State University and a Master of Science degree in Finance from Texas Tech University and is a Chartered Financial Analyst.

Daniel F. Collins: Mr. Collins is the President, Chief Executive Officer, and a Director of the Company as well as the President and a Director of our subsidiary, CrossPoint Acquisition, LLC. Mr. Collins is also the President, Chief Executive Officer, and a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger he held the same positions with CrossPoint LLC, since January 1, 2005.   Mr. Collins has over 26 years of experience in the oil and gas industry. He is currently responsible for and manages all aspects of our business plan and strategies.  Mr. Collins performs project negotiations, execution and documentation as well as managing financial and equity matters and due diligence for us.  Mr. Collins is also engaged in our business development.

From June 1996 to December 2004, Mr. Collins was a principal officer and performed the contractual negotiations, land and business development for Dallas Operating Corp.   During this tenure he negotiated the operational contract arrangement with Netherland Sewell & Associates, Inc. (NSAI), developed and executed numerous business plans for E&P clients.  From 1987 to 1994, Mr. Collins was employed by Bridge Oil (USA) Inc. and its predecessor, Petrus Oil Company LP.  At Petrus, he managed oil and gas exploration projects and producing oil and gas assets owned by an H. Ross Perot related entity.  During his tenure at Petrus and Bridge, Mr. Collins managed due diligence projects for over $300 million in oil and gas property transactions, including the divestment of Petrus' oil and gas assets to Bridge Oil (USA) Inc.  At Bridge, he was responsible for numerous exploration projects and land administration for over 1,000 oil and gas interests in Texas, Louisiana, Alabama, and New Mexico.  From 1980 to 1987, Mr. Collins was employed as a landman by various independents, including Lyco Acquisitions, L.P. and Santa Fe Minerals.  Mr. Collins is a 1981 graduate of The University of Texas at Austin with a BBA in Petroleum Land Management.  He is a member of the American Association of Petroleum Landmen, the Dallas Association of Petroleum Landmen, Society of Petroleum Engineers, the Texas Alliance of Energy Producers and Dallas Petroleum Club.

Jeffrey A. Krakos : Mr. Krakos is the Executive Vice President and a Director of the Company, as well as the Executive Vice President and a Director of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger he held the same positions with CrossPoint LLC since January 2005. Mr. Krakos is a petroleum engineer with 25 years of experience in the oil and gas industry.  Mr. Krakos is responsible for all of CrossPoint’s engineering and operations.  Mr. Krakos was the founding partner of and is President of Dallas Operating Corp. During his tenure with Dallas Operating Corp. from May 1993 to December 2004, he was responsible for engineering project management and was highly instrumental in the success of the Netherland Sewell & Associates, Inc. operational contract arrangement with Dallas Operating Corp.  He provides engineering due diligence and feasibility studies for producing property acquisitions.

Mr. Krakos has experience with all aspects of drilling, completion, production and reservoir engineering.  He has experience in a wide range of geographical areas, including onshore Texas, Oklahoma, New Mexico, Louisiana, Colorado, Kentucky, as well as Gulf Coast shallow water operations. Mr. Krakos began his career with Amoco Production Company in Brownfield, Texas as a summer engineer from 1980 to 1984 while earning a BS in Petroleum Engineering from Texas Tech University.  From 1984 to 1988, he progressed through increasing levels of management for Bass Enterprises Production Company; and from 1988 to 1993 Mr. Krakos served as Vice President of Engineering for Cass Energy Company before founding DOC.

  Mr. Krakos is a member of Society of Petroleum Engineers, American Association of Petroleum Geologists, American Association of Drilling Engineers, the Texas Independent Producers & Royalty Owners Association, the Texas Alliance of Energy Producers and Dallas Petroleum Club.

Margaret R. Coughlin: Ms. Coughlin is the Secretary and Controller of the Company, as well as the Secretary of our subsidiary, CrossPoint Acquisition, LLC. Prior to the Merger she was Controller for CrossPoint Energy, LLC, a position she held since August 2005. From February 2001 until July 2005 she was the Controller for Longhorn Partners Pipeline.

Ms. Coughlin brings over 28 years of accounting, treasury and IT experience to us. She possesses thirteen years of domestic and international oil & gas experience in areas ranging from exploration & production to pipelines. She has successfully managed the accounting, budgeting, tax and treasury functions of start-up companies and capital-intensive multi-million dollar projects. Her hands-on and managerial experience include Controller, Financial Analyst, Tax Accountant (corporate and partnership), Treasury Cash Manager, and Payroll & Benefits Administrator.

Ms. Coughlin has a Bachelors degree in Economics from Vanderbilt University and is a Certified Public Accountant. She is a member of the Texas Society of CPA’s and Council of Petroleum Accountants (COPAS).

J.W. Brown: JW. Brown is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Since July 1990, Mr. Brown has been the General Partner of Premier Capital, Ltd., an investment banking firm primarily focused on transactions in the energy industry.  Prior to founding Premier, Mr. Brown was founder and principal of WesAl Capital, Ltd., an energy investment banking firm.  Previously, Mr. Brown had been active in the oil and gas business sector in private companies and partnerships, which he formed and managed.  Mr. Brown holds a Bachelor of Arts, a Juris Doctor and Master of Laws degree from Southern Methodist University.

Steven R. Shaw:  Mr. Shaw is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Mr. Shaw is currently engaged in personal investments and consulting.  From March 2005 to January 2006, Mr. Shaw worked as Assistant to the President at Cimarex Energy Company, a public exploration and production company. Mr. Shaw was an Executive Vice President of operations for Cimarex Energy Company, a public exploration and production company from September 2002 to March 2005.  From 1985 to 1995, he was Vice President of Production, and from 1995 to September 2002, Vice President of Exploration and Production, at Helmerich & Payne, Inc., a successful oil and gas exploration and production company engaged in domestic and international drilling.  Mr. Shaw worked as a drilling engineer, drilling manager and operations manager from 1979 to 1985 for Andover Oil & Gas, which was acquired by Santa Fe Minerals in 1982.  Prior to joining Andover Oil & Gas, Mr. Shaw worked for Amoco Production in the 1973 to 1979 time frame, as an operations engineer in Brownfield, Texas, a reservoir engineer in Houston, Texas and for Amoco International in Chicago, Illinois, as an operations, drilling engineer in Trinidad and Tobago.  Mr. Shaw is a 1973 graduate of The University of Missouri at Rolla with a BS in Petroleum Engineering.

Ross Welgehausen: Mr. Welgehausen is a Director of the Company and is a Director of our subsidiary, CrossPoint Acquisition, LLC. Mr. Welgehausen is a Co-Founder and Principal of Venn Capital Advisors, L.P. which provides consulting and financing advisory services to emerging companies and their owners.  From late October 2003 to May 2005, he was a consultant providing financing and strategy services to companies and, from September 2001 to September 2003, was Vice President - Mergers & Acquisitions of Alon USA, Inc., a refining, marketing and transportation company.  From 1994 to 2000, Mr. Welgehausen was with Tesoro Petroleum Corporation, an oil and gas exploration, production and refining company, as Vice President - Finance.  Mr. Welgehausen received a Bachelor of Business Administration degree in Finance from Texas A&M University.

Committees of the Board of Directors of the Company

We do not have standing audit, nominating or compensation committees of our board of directors nor any formal director nomination process. In the past, nominations were implemented by the board without any input from any committees or advisors. The board of directors has not determined whether we have an audit committee financial expert.

The board of directors during 2007 anticipates reviewing whether it is advisable for us to have standing audit, nominating and compensation committees of the board of directors.

EXECUTIVE COMPENSATION

Summary Compensation Table

						Securities
Name and					Restricted	Underlying
Principal	Fiscal			Other Annual	Stock	Options/	LTIP	All other
Position	Year	Salary	Bonus	Compensation	Award(s)	SARs	Payouts	Compensation
Daniel F.
Collins	2006	$195,242	$0	$0	0	0	0	$195,242
Chief Executive Officer	2005	$180,000	$0	$0	0	0	0	$180,000

Jeffrey A.
Krakos	2006	$189,132	$0	$0	0	0	0	$189,132
Director, Executive Vice President	2005	$180,000	$0	$0	0	0	0	$180,000

Margaret R. Coughlin (1)	2006	$120,000	$0	$0	0	0	0	$120,000
Secretary and Controller	2005	$45,833	$0	$0	0	0	0	$45,833

(1) Ms. Coughlin joined the Company in August 2005.

Employment Agreement - Daniel F. Collins

Upon completion of the Merger, we entered into an Employment Agreement dated November 27, 2006 with Daniel F. Collins. Pursuant to this agreement, Mr. Collins agrees to be employed as our President and Chief Executive Officer. The term of the agreement is for five years, provided, however, that beginning with the fourth anniversary of the agreement, and continuing with each anniversary date of the date of the agreement that occurs while the agreement is in effect, Mr. Collins’ period of employment shall be automatically extended for additional, successive one-year periods, unless either party provides written notice at least ninety days prior to any such anniversary date that no automatic extension will occur.

The agreement provides that Mr. Collins will earn an annual base salary of $195,242 per year, as may be increased by the board of directors from time to time. In addition, we may also pay Mr. Collins discretionary annual bonus compensation in any amount determined by the board of directors to be proper and appropriate. Mr. Collins also has the right to participate in the our employee benefit plans and programs applicable to officer employees on the same basis as other officer employees.

The agreement may be terminated by us for cause, which includes: (i) the willful and continued failure to substantially perform his duties, (ii) the willful engagement in misconduct which is materially injurious to us; or (iii) the conviction of any felony or crime of moral turpitude. In addition, Mr. Collins may terminate his employment voluntarily or for good reason, which includes: (i) the assignment of duties inconsistent with the nature or status of the authority granted under the agreement, (ii) the relocation of our principal executive offices to a location more than fifty miles from Collin County, Texas, or (iii) his removal as a member of the board of directors.

Employment Agreement - Jeffrey A. Krakos

Upon completion of the Merger, we entered into an Employment Agreement dated November 27, 2006 with Jeffrey A. Krakos. Pursuant to this agreement, Mr. Krakos agrees to be employed as our Executive Vice President. The term of the agreement is for five years, provided, however, that beginning with the fourth anniversary of the agreement, and continuing with each anniversary date of the date of the agreement that occurs while the agreement is in effect, Mr. Krakos’ period of employment shall be automatically extended for additional, successive one-year periods, unless either party provides written notice at least ninety days prior to any such anniversary date that no automatic extension will occur.

The agreement provides that Mr. Krakos will earn an annual base salary of $189,132 per year, as may be increased by the board of directors from time to time. In addition, we may also pay Mr. Krakos discretionary annual bonus compensation in any amount determined by the board of directors to be proper and appropriate. Mr. Krakos also has the right to participate in the employee benefit plans and programs applicable to officer employees on the same basis as other officer employees.

The agreement may be terminated by us for cause, which includes: (i) the commission of a felony, crime involving moral turpitude or any other act or omission involving dishonesty or fraud, (ii) the willful misconduct that brings or is reasonably likely to bring us into public disgrace or disrepute which is materially injurious to us, (iii) gross misconduct, fraud, embezzlement, misappropriation of our assets, or (iv) the willful and continued failure to perform the duties reasonably directed by us. In addition, Mr. Krakos may terminate his employment voluntarily or for good reason, which includes: (i) the assignment of duties inconsistent with the nature or status of the authority granted under the agreement, (ii) the relocation of our principal executive offices to a location more than fifty miles from Collin County, Texas, or (iii) his removal as a member of the board of directors.

Stock Option Grants

From incorporation through September 30, 2006, we have not granted any stock options to the executive officers.

Director Compensation

We did not compensate our directors for their service to us during our last completed fiscal year.

Beginning January 1, 2007, we will pay each outside director $1,000 per meeting attending in person or via telephone conference, payable quarterly. In addition, each outside director will receive annually $40,000, payable in stock options that have an exercise price equal to the fair market value of our common stock on the date of grant. These stock options will have a term of ten years, and 50% of them will be immediately vested, and the remaining 50% will vest at the end of the calendar year, subject to that outside director attending at least 75% of all meetings of the Board of Directors during that calendar year. Each outside director will receive an additional $10,000 in stock options for each of the following positions that such outside director serves: the Chairman of the Board of Directors; a member of any committee of the Board of Directors; and the Audit Committee Financial Expert.

Equity Compensation Plans

We did not have a compensation plan as of its most recent fiscal year end (September 30, 2006). Subsequent to the September 30, 2006 fiscal year end, our shareholders adopted the 2006 Equity Incentive Plan, pursuant to which we may grant equity-based awards to employees, directors, consultants and advisors of the Company and its subsidiaries. We have reserved 3,564,844 shares of common stock for awards under the 2006 Equity Incentive Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of December 31, 2006 with respect to any person (including any “group”, as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (Exchange Act)) who is known to us to be the beneficial owner of more than five % of any class of our voting securities, and as to those shares of our equity securities beneficially owned by each its director, the executive officers of the company and all of its directors and executive officers and all of our directors and executive officers as a group. As of February 28, 2007, there were 18,022,077 shares of common stock outstanding.

The number of shares of common stock beneficially owned by each person is determined under the rules of the Commission and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which such person has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the date hereof, through the exercise of any stock option, warrant or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. The inclusion herein of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Name	Shares of Common Stock	Percentage Owned
Directors and Executive Officers:
John A. Bailey (1)	1,214,658	6.7%
David C. Bradshaw (1)	1,640,880	9.1%
J.W. Brown (2)	-	-
Daniel F. Collins (1)	1,320,281	7.3%
Jeffrey A. Krakos (1)	1,320,281	7.3%
Steven R. Shaw (1)	-	-
Ross Welgehausen (1)	-	-
Margaret R. Coughlin (1)	-	-
All current directors and executive officers as a group (9 persons)	5,496,100	30.4%
Beneficial Owners of more than 5%:
Bonanza Master Fund LTD	3,606,226	17.9%
300 Crescent Court, Suite 250
Dallas, Texas 75201
DB Zwirn Special Opportunities Fund L.P.	1,372,451	7.6%
745 5th Ave., 18th Floor
New York, New York 10151
Drawbridge Special Opportunities Fund LP	1,885,572	10.5%
1345 Avenue of the Americas, 46th Fl.
New York, New York 10105
Grove CrossPoint Investments, LLC	1,372,451	7.6%
333 South Beverly Drive, Suite 208
Beverly Hills, California 90212
Perugia Energy L.P.	1,885,572	10.5%
11622 Monica Street
Houston, Texas 77024
WS Capital, L.L.C.	2,969,835	15.0%
300 Crescent Court, Suite 1111
Dallas, Texas 75021
WSV Management, L.L.C.	1,272,791	6.8%
300 Crescent Court, Suite 1111
Dallas, Texas 75021
Hoak Public Equities, L.P. 500 Crescent Court, L.P. Dallas, Texas 75201	1,060,656	5.7%

(1) The address of this person is 2801 Network Blvd., Suite 810, Frisco, Texas 75034.

(2) J.W. Brown is a director of the Company and also is the general partner of AJAE Limited Partnership, for which we are filing to register 42,427 shares with this Form SB-2.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 29, 2006, Electrum’s Board of directors authorized the transfer of the mineral claims set forth in the mineral claim purchase agreement dated September 30, 2004 with Xennex Development Corporation to their then sole director and President, Doug Scheving, in consideration of the cancellation of $27,000 in indebtedness to Lloyd Dedemus, their former director and the assumption of all liabilities by Mr. Scheving related to the mineral claims.

Prior to the Merger, CrossPoint LLC held an 87.5% interest in the Humber Prospect, Shackelford County, Texas, project. In order to reduce its economic risk in 2005 it sold working interests to twelve industry participants with a 12.5% promote, thereby retaining an approximate 50% ownership interest. Daniel F. Collins (a 2% interest) and Jeffrey A. Krakos (a 2% interest), along with a former member of the board of managers of CrossPoint LLC (a 5.5% interest) acquired working interests from CrossPoint LLC on the identical basis as all other non-operating participants. All participants, including Mr. Collins and Mr. Krakos, paid for the drilling of one well (Humber #1), which was drilled and was uneconomic.

In 2005 CrossPoint LLC acquired a 55% operating interest in the Zach Abney Unit. Mr. Collins has held a 4% working interest in the same Zach Abney Unit for 23 years. CrossPoint LLC acquired its 55% interest from industry owners other than Mr. Collins, and did not pay or otherwise compensate Mr. Collins for this transaction. CrossPoint LLC remains the operator on this Zach Abney Unit.

In 2004, prior to becoming a subsidiary of CrossPoint LLC, DOC assigned overriding royalty interests to Mr. Collins and to an entity controlled by Mr. Krakos of 1.1% and 1.1% respectively, in the Elkhart Dome Project, Anderson County, Texas. Dallas Operating Corp’s interest in the Elkhart Dome Project was contributed to CrossPoint LLC as part of the formation of CrossPoint LLC, and the overriding royalty interests remained in place for existing leases.

Mr. Collins and Mr. Krakos (together with their respective spouses) personally guaranteed Dallas Operating Corp.’s P5 operator guaranty with the Texas Railroad Commission for all of CrossPoint LLC wells. In February 2006 Mr. Collins and Mr. Krakos (along with their respective spouses) entered into an indemnification agreement with CrossPoint LLC whereby CrossPoint LLC (and post-Merger CrossPoint Acquisition, LLC) will indemnify Mr. Collins, Mr. Krakos and their respective spouses if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties. We are currently in the process of obtaining the release of such guaranties in exchange for a guaranty by us.

Effective January 1, 2007, J.W. Brown, the general partner of AJAE Limited Partnership, became a director of the Company. As a director, he receives the same compensation as each other outside director: (i) $1,000 per meeting attended, (ii) $40,000 annually in stock options; and (iii) $10,000 in stock options annually if he serves as Chairman of the Board of Directors, a member of any committee or as the audit committee financial expert. In addition, Mr. Brown has a 2.85% working interest in the Elkhart leases in which the Company has a 40.375-43.275% working interest.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 75,000,000 shares of common stock, $0.00001 par value. The holders of our common stock are entitled to one vote per share held and have the sole right and power to vote on all matters on which a vote of stockholders is taken. Voting rights are non-cumulative. The holders of common stock are entitled to receive dividends when, as, and if declared by the board of directors, out of funds legally available therefore and to share pro rata in any distribution to stockholders. Upon liquidation, dissolution, or the winding up of our company, the holders of the common stock are entitled to receive the net assets of the Company in proportion to the respective number of shares held by them after payment of liabilities which may be outstanding. The holders of common stock do not have any preemptive right to subscribe for or purchase any shares of any class of stock of the Company. The outstanding shares of common stock will not be subject to further call or redemption and are fully paid and non-assessable.

Preferred Stock

We are authorized to issue up to 25,000,000 shares of preferred stock, $0.00001 par value. Preferred stock may be issued in series and shall have such voting powers or no voting powers, rights, limitations, being subject to limitations and provisions contained in subsequent or previous classes and series, conversion rights, other rights, preferences, designations and other characteristics as may from time to time be set forth in a designation set forth as to all preferred shares, a class or series thereof, which may be derived by formula or otherwise determined by facts outside the resolution by resolution of the board of directors and duly filed as provided by law. Consideration received for such shares shall be solely at the discretion of the board of directors. There shall be no preferential rights or cumulative voting rights. The authorized shares or a class or series of stock may be increased or decreased without the approval of the shares of said class or series but not below those issued allowing for any combination or dividend thereof.

Dividends

We have not paid any cash dividends since inception. We do not intend to pay cash dividends in the foreseeable future, but intend to retain earnings, if any, for use in our business operations. In addition, the terms of our Credit Agreement prohibit us from paying dividends.

 SECURITIES AND EXCHANGE COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITY

Our Articles of Incorporation and Bylaws contain provisions that limit the liability of our directors to the fullest extent permitted by the laws of the State of Nevada. The provisions eliminate the personal liability of our directors for monetary damages for breaches of their fiduciary duty of care. As a result, stockholders may be unable to recover monetary damages against directors for negligent or grossly negligent acts or omissions in violation of their duty of care. The provision does not change the liability of a director for breach of his or her duty of loyalty to us or to stockholders or for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company under the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

 MARKET FOR COMMON STOCK AD RELATED STOCKHOLDER MATTERS

Prior to the Merger, our common stock was quoted on the OTC Bulletin Board under the symbol “EMNG.” Effective as of November 27, 2006, our common stock has been quoted on the OTC Bulletin Board under the symbol “CXPE.”

The following table sets forth the high and low bid prices for our common stock as reported by the OTC Bulletin Board, reported on a fiscal quarter basis for the quarters ended June 30, 2005 through December 31, 2006.

Quarter ended:

	High ($)	Low ($)
June 30, 2005 (since June 2005)	0.30	0.00
September 30, 2005	1.90	0.30
December 31, 2005	1.90	1.20
March 31, 2006	1.70	1.25
June 30, 2006	1.70	1.40
September 30, 2006	1.75	1.05
December 31, 2006	3.40	2.50

The above quotations reflect inter-dealer prices (without retail mark-ups, mark-downs, or commissions and do not necessarily represent actual transactions) as provided on the OTC Bulletin Board’s website, www.otcbb.com . On November 27, 2006, prior to the Merger, we affected a 1 for 2.368 reverse stock split. The quotations above do not reflect such reverse stock split.

Holders of the Common Stock

As of February 28, 2007, we had 71 registered holders of our common stock.

Dividends

There are no restrictions in our Articles of Incorporation or Bylaws that prevent us from declaring dividends. The Nevada Revised Statutes, however, do prohibit us from declaring dividends where, after giving effect to the distribution of the dividend:

1.	We would not be able to pay our debts as they become due in the usual course of business; or
2.
Our total assets would be less than the sum of the total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

We have not declared any dividends, and does not plan to declare any dividends in the foreseeable future. In addition, the terms of our Credit Agreement prohibit us from paying dividends.

RECENT SALES OF UNREGISTERED SECURITIES

On November 27, 2006, pursuant to the Merger, we issued, aggregate consideration of 16,451,667 shares of common stock, debt convertible into 5,051,667 shares of common stock, and warrants to acquire 2,525,833 shares of common stock to the selling shareholders.

The warrants issued are each exercisable into 0.25 shares of our common stock, with an exercise price per share of $1.95, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the exercise price of the warrant, and other similar transactions. Each warrant expires on June 30, 2011. The warrants provide that in the event that at any time after the one year anniversary of the date of issuance of that warrant there is no effective registration statement on file covering the resale of the common stock underlying that warrant, the holder of the warrant may exercise that warrant by means of a “cashless exercise.” In addition, each warrant allows us to call for the cancellation of all, or any part, of the warrants if, after one year and 180 days after a registration statement covering the resale of the common stock underlying the warrants is effective, the volume weighted average price for 20 out of 30 consecutive trading days exceeds $3.00 (subject to adjustment for stock splits, stock dividends and similar transactions) and the daily dollar trading for that period exceeds $100,000 per trading day.

Each convertible note accrues interest at a rate of 8% per annum, and has a maturity date of June 30, 2009. The conversion price is $1.75, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the conversion price, and other similar transactions. The interest payable on each convertible note is payable (i) on the third business day after December 31, 2006 and (ii) thereafter on the third business day after the last day of each calendar quarter. During the period beginning on the consummation of the Merger and ending on the third business day after December 31, 2007, we may pay the interest on the convertible note in the form of shares of common stock. In addition, at any time prior to the maturity date of each convertible note and so long as we have on file an effective registration statement covering the resale of the shares of common stock underlying the convertible note, we may prepay the convertible notes, in whole and not in part, by payment of 110% of the principal amount then outstanding.

Each convertible note also requires its mandatory conversion into shares of common stock after the first trading day following (i) the date that the closing price for one share of common stock equals or exceeds $2.25 per share for 20 consecutive trading days during which an aggregate of not less than 1,000,000 shares were traded, and (ii) the resale of the shares of common stock underlying the convertible note is covered by an effective registration statement.

Each of the following items are considered events of default under the convertible notes, upon the occurrence of which a holder may either declare all of the outstanding principal and accrued and unpaid interest due and payable, or pursue any other remedies entitled to the holder at law or in equity:

•	We default in the payment of the principal or interest which that principal or interest becomes due and payable;

•
We fail to pay, to perform or to observe any obligation, agreement, covenant, term or condition contained in the convertible note, and such failure is not cured within 30 days after notice of the event;

•
We declare bankruptcy or voluntarily agrees to the filing of any bankruptcy, arrangement or reorganization petition, we admit in writing of its inability to pay debts generally as they become due, a receiver is appointed for all or a material part of our assets, or the filing of any involuntary petition to reorganize or liquidate the Company, which petition is not dismissed or stayed within 30 days;

•
The amount of senior debt outstanding by us exceeds the greater of (i) $12,000,000 or (ii) an amount equal to 3.5 times the annualized earnings before interest, taxes, depreciation, amortization and exploration expenses of ours for the most recently completed calendar quarter; and

•
We issue any new class of security or debt that is senior to the convertible notes with respect to repayment without the written consent, other than certain senior debt and purchase money indebtedness secured only by the asset purchased.

According to information provided by the selling stockholders, and selling stockholders who received common stock are accredited investors as defined under Rule 501 promulgated under the Securities Act of 1933, as amended. We did not engage in any public advertising or general solicitation in connection with the issuance of these shares of common stock.

In January 2007, we issued 112,902 shares of common stock to the holders of convertible notes in payment of interest on the convertible notes. In February 2007, we issued 102,661 shares of common stock to the selling stockholders in payment of the liquidated damages under the Securities and Purchase Agreement and Registration Rights Agreement resulting from our failure to timely file a registration statement on Form SB-2 registering the resale of their shares of common stock.

PLAN OF DISTRIBUTION

Each selling stockholder of the common stock and any of their pledges, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that they do not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(k) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

LEGAL PROCEEDINGS

There are currently no legal proceedings involving the Company.

LEGAL MATTERS

Haynes and Boone, LLP, Dallas, Texas, has acted as our counsel in connection with this registration statement and prospectus. Kummer, Kaempfer, Bonner, Renshaw & Ferrario has rendered an opinion on the validity of the issuance of the securities offered under this prospectus.

EXPERTS

CrossPoint LLC’s audited financial statements for the nine months ended September 30, 2006 and for the twelve months ended December 31, 2005 appearing in this prospectus have been examined by Hein & Associates and Travis, Wolff & Company LLP respectively. The financial statements are included upon the authority of these firms as experts in accounting and auditing and in reliance upon their report.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 27, 2006, CrossPoint Energy Company (then known as Electrum Mining Limited, the “Company”), completed an acquisition of CrossPoint Energy, LLC (“CrossPoint LLC”). As a result of that acquisition, we changed our business to that of CrossPoint LLC’s, and moved its offices to Frisco, Texas, the location of CrossPoint LLC’s offices. Subsequent to the acquisition and relocation, we andour independent accountants, Cacciamatta Accountancy Corporation (“Cacciamatta”), discussed the relationship between us and Cacciamatta, and mutually determined that it would be more beneficial for us to have independent accountants geographically located closer to our offices. Based on these mutual decisions, on January 22, 2007, Cacciamatta submitted a letter of resignation to us, and our Board of Directors accepted the resignation of Cacciamatta on the same day. On January 22, 2007, the Board of Directors appointed   Hein & Associates LLP (“Hein”) to serve as our independent accountants for the year ending September 30, 2007. The change is effective January 22, 2007.

Other than a going concern qualification, Cacciamatta’s reports on our financial statements for the year ended September 30, 2006 did not contain an adverse opinion or disclaimer of opinion, nor was such report qualified or modified as to uncertainty, audit scope or accounting principles.

During the year ended September 30, 2006 and through the date hereof, there were no disagreements with Cacciamatta on any matter of accounting principle or practice, financial statement disclosure, or auditing scope or procedure which, if not resolved to Cacciamatta’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the audit reports on our financial statements for such years. Cacciamatta did not act as our independent accountants for the year ended September 30, 2005, as it was engaged after such period.

During the years ended September 30, 2006 and 2005 and through January 22, 2007, we did not consult Hein with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our consolidated financial statements, or on any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-B. Hein was CrossPoint Energy, LLC’s, an entity we acquired by Merger on November 27, 2006, independent accountants for its nine months ended September 30, 2006.

In addition, during the year ended September 30, 2006, there were no reportable events, as defined in Item 304(a)(1)(iv)(B) of Regulation S-B, except as described below:

As previously disclosed by us in our Annual Report on Form 10-KSB for the year ended September 30, 2006, Cacciamatta advised us that we did not maintain effective internal control over financial reporting. It was determined that we where not able to independently prepare our financial reports to the standards of Generally Accepted Accounting Principals (“GAAP”) and the rules and regulations of the Securities and Exchange Commission. As a result, our disclosure controls and procedures related to internal control over financial reporting were determined to be a material weakness in internal control. At the time Cacciamatta advised us of this material weakness in internal control, we only had one officer, who was also the sole member of the Board of Directors. The sole director and officer participated in the discussions of this material weakness in internal control.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act covering the securities offered by this prospectus. This prospectus, which constitutes a part of that registration statement, does not contain all of the information that you can find in that registration statement and its exhibits. Certain items are omitted from this prospectus in accordance with the rules and regulations of the SEC. For further information about us and the common stock offered by this prospectus, reference is made to the registration statement and the exhibits filed with the registration statement. Statements contained in this prospectus and any prospectus supplement as to the contents of any contract or other document referred to are not necessarily complete and in each instance such statement is qualified by reference to each such contract or document filed as part of the registration statement. We are currently subject to the information and reporting requirements of the Exchange Act, and therefore are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read any materials we file with the SEC free of charge at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of these documents may be obtained from such office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed electronically with the SEC.

You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer to sell these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

FINANCIAL STATEMENTS

Financial Statements

Unaudited pro forma statements of operations are not presented because the results of operations of Electrum and CrossPoint LLC on a pro forma basis would have been equivalent to the results of operations of CrossPoint LLC for all periods presented.

Report of Independent Registered Public Accounting Firm

To the Board of Directors
CrossPoint Energy, LLC
Frisco, TX

We have audited the consolidated balance sheet of CrossPoint Energy, LLC and subsidiaries as of September 30, 2006, and the related consolidated statement of operations, changes in members’ deficit and cash flows for the nine months ended September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CrossPoint Energy, LLC and subsidiaries as of September 30, 2006, and the results of their operations and their cash flows for the nine months ended September 30, 2006, in conformity with U.S. generally accepted accounting principles.

Hein & Associates LLP
Dallas, Texas
January 5, 2007

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

CrossPoint Energy, LLC
Frisco, Texas

We have audited the accompanying consolidated balance sheet of CrossPoint Energy, LLC and subsidiaries (the “Company”) as of December 31, 2005 and the related consolidated statements of operations, members’ equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.   An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of CrossPoint Energy, LLC and subsidiaries at December 31, 2005 and the consolidated results of their operations and their cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ Travis, Wolff & Company, L.L.P.
Dallas, Texas
March 22, 2006 except for Note 10 as it relates to the year ended December 31, 2005 for which the date is January 19, 2007

CrossPoint Energy, LLC
CONSOLIDATED BALANCE SHEET

	September 30,	December 31,
	2006	2005
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$6,073,298	$235,348
Restricted cash	385,521	19,925
Accounts receivable	634,010	460,821
Oil and gas revenue receivable	273,764	-
Prepaid expenses	129,791	359,632
Deferred financing costs	260,621	-
Total current assets	7,757,005	1,075,726
PROPERTY & EQUIPMENT
Oil & gas property and equipment, successful efforts method	12,722,224	8,357,228
Less accumulated impairment, depletion, depreciation & amortization	(4,952,894)	(22,524)
Net oil & gas properties	7,769,330	8,334,704
Other property and equipment, net	110,831	115,654
OTHER ASSETS	30,860	47,169
Total assets	$15,668,026	$9,573,253

LIABILITIES AND MEMBERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$1,751,148	$451,647
Notes payable, net of discount	4,101,439	7,134,725
Oil and gas revenues payable	326,859	113,213
Oil and gas joint interest prepayments	556,598	11,050
Interest payable	234,603	14,211
Other current liabilities	31,444	4,851
Total current liabilities	7,002,091	7,729,697
Convertible debt, net of discount	7,838,277	-
Asset retirement obligation	150,136	107,631
Other long-term liabilities	84,058	116,361
Total liabilities	15,074,562	7,953,689

COMMITMENTS AND CONTINGENCIES (Note 6)
Shares subject to redemption, net of offering costs	4,022,354	-
MEMBERS' EQUITY / (DEFICIT):
Members' equity	6,290,872	3,413,693
Accumulated deficit	(9,719,762)	(1,794,129)
Total Members' equity (deficit)	(3,428,890)	1,619,564
Total liabilities and members’ equity (deficit)	$15,668,026	$9,573,253

See accompanying notes to these financial statements.

CrossPoint Energy, LLC
CONSOLIDATED STATEMENT OF OPERATIONS

	For the nine months ended September 30, 2006	For the Year-ended December 31, 2005

OPERATING REVENUES:
Crude oil & natural gas sales	$1,595,111	$163,591
Contract services revenue	686,569	549,449
Total operating revenues	2,281,680	713,040
OPERATING EXPENSES:
Lease operating expenses	383,308	249,230
Production and ad valorem taxes	88,030	-
Dry hole & abandonment expenses	1,060,588	61,247
Impairment of oil & gas properties	4,086,844	-
Depreciation, depletion and amortization	877,577	55,193
Accretion of asset retirement obligations	22,855	-
Contract services expense	422,470	231,720
General and administrative expenses, including stock compensation expense of $327,698 in 2006	2,067,326	1,885,334
Total operating expenses	9,008,998	2,482,724
OPERATING LOSS	$(6,727,318)	$(1,769,684)
OTHER INCOME & EXPENSE:
Other income	2,400	-
Interest income	68,296	77
Interest expense	(852,675)	(24,522)
Liquidated damages	(340,988)	-
Total other expenses	(1,122,967)	(24,445)
NET LOSS	$(7,850,285)	$(1,794,129)
Preferred units dividends	(75,348)	-
NET LOSS applicable to interests	(7,925,633)	(1,794,129)
Basic and diluted net loss per share	$(0.71)	$(0.18)
Weighted average number of shares outstanding	11,204,232	9,971,613

See accompanying notes to these financial statements.

CrossPoint Energy, LLC
STATEMENT OF CHANGES IN MEMBERS’ DEFICIT
For the Year Ended December 31, 2005 and the Nine Months Ended September 30, 2006

	Units/Shares*				Members' Equity	Accumulated Deficit	Total
	Preference	Common	Class B	Subordinated

Balance, January 1, 2005	-	-	-	-	-	-	-
Issuance of member units under Initial Member Agreement		1,320,281	1,320,281	3,520,748	25,161		25,161
Issuance of preference units	457,697				520,000		520,000
Issuance of common units		3,948,912			2,718,532		2,718,532
Issuance of warrants					150,000		150,000
Net loss						(1,794,129)	(1,794,129)
Balance, December 31, 2005	457,697	5,269,193	1,320,281	3,520,748	$3,413,693	$(1,794,129)	$1,619,564
Issuance of common units		220,047			250,000	-	250,000
Issuance of preference units	308,065				350,000	-	350,000
Units issued for payment of preferred dividends		66,319			75,348	(75,348)	-
Exercise of warrants		237,650			-	-	-
Conversion to common units	(765,762)	5,606,791	(1,320,281)	(3,520,748)	-	-	-
Issuance of warrants with the private placement					1,874,133	-	1,874,133
Stock compensation					327,698	-	327,698
Net loss					-	(7,850,285)	(7,850,285)
Balance, September 30, 2006	-	11,400,000	-	-	$6,290,872	$(9,719,762)	$(3,428,890)

* Amounts reflect a 1 to 8.80187 stock split effected June 29, 2006

See accompanying notes to these financial statements.

CrossPoint Energy, LLC
STATEMENT OF CASH FLOWS

	For the nine months ended September 30, 2006	For the Year- ended December 31, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(7,850,285)	$(1,794,129)
Adjustments to reconcile net loss to net cash used in operating activities:
Equity in lieu of services	-	150,000
Straight line rent amortization	-	81,296
Depletion, depreciation and amortization	877,577	55,193
Accretion of asset retirement obligations	22,855	-
Impairment of oil and gas properties	4,086,844	-
Debt issued in lieu of cash for services	161,140	-
Amortization of deferred financing costs	253,982	-
Stock compensation	327,698	-
Deferred rent amortization	(10,358)	-
Changes in assets and liabilities:
Restricted cash	(365,596)	(19,925)
Accounts receivable	(512,553)	(320,357)
Prepaid expenses	50,198	(346,046)
Accounts payable	1,513,148	257,744
Oil and gas joint interest prepayments	545,548	-
Interest payable	220,391	14,211
Net cash used in operating activities	$(679,411)	$(1,922,013)
CASH FLOWS FROM INVESTING ACTIVITIES -
Expenditures for oil & gas property and equipment	$(4,345,346)	(8,158,791)
Purchases of other fixed assets	(29,228)	(132,442)
Net cash used in investing activities	$(4,374,574)	$(8,291,233)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of equity subject to redemption, net	$5,877,083	$2,612,136
Proceeds from investors prior to the private placement	600,000	-
Proceeds from issuance of convertible debt	8,227,917	-
Cash paid for issuance costs	(461,340)	-
Proceeds from notes payable	5,338,780	7,687,660
Repayment of notes payable	(8,690,505)	(16,610)
Net cash provided by financing activities	$10,891,935	$10,283,186

NET INCREASE IN CASH AND CASH EQUIVALENTS	$5,837,950	$69,940
CASH AND CASH EQUIVALENTS , beginning of period	$235,348	$165,408
CASH AND CASH EQUIVALENTS , end of period	$6,073,298	$235,348
SUPPLEMENTAL DISCLOSURES of CASH FLOW INFORMATION
Cash paid for interest	$773,286	$43,762
SUPPLEMENTAL DISCLOSURES for NON-CASH INVESTING and
FINANCING ACTIVITIES
Preferred dividends, paid in kind	75,348	-

See accompanying notes to these financial statements.

1. Organization and business

CrossPoint Energy, LLC (“Company”) was formed on December 20, 2004 as a Texas limited liability corporation and is engaged in the acquisition, development, exploration and production of crude oil and natural gas in Texas. No member of the Company is liable to any person for the debts, obligations or liabilities of the Company, including under any judgment, decree or order of a court, except and to the extent such member has expressly contracted therefore in writing. Effective December 31, 2004, the shareholders of Dallas Operating Corporation (‘DOC”) a Texas corporation, each acquired member units and agreed to contribute their shares in DOC. We accounted for the transaction as a transfer between entities under common control, and assets and liabilities of DOC were recorded at predecessor cost. BBO Energy Capital, LP acquired 400,000 units for a cash consideration of $4,000, which was received in February 2005. DOC remains a our wholly-owned subsidiary and served as the operator for its properties until December 1, 2006 when the operatorship changed to CrossPoint Energy Company.

At December 31, 2004, DOC provided lease operating services to primarily one customer. The assets and liabilities of DOC at December 31, 2004 were as follows:

Current assets, including cash of $165,408	$305,872
Other property and equipment	35,146
Current liabilities	(293,427)
Long term debt	(29,430)

Net Equity	$18,161

On August 11, 2005, we formed CrossPoint Energy Holdings, LLC, a wholly owned subsidiary, which owns our oil and gas properties.

On June 29, 2006 all preference, Class B and subordinated units were converted to interests; thus all rights of the members were the same and an 8.80187 for 1 stock split was affected.

On June 30, 2006 we completed a private placement with gross proceeds of $15 million, for issuance of equity, convertible debt and warrant units. The placement included performance obligations including us becoming a publicly-traded company.

On July 7, 2006 we entered into an Agreement and Plan of Merger with Electrum Mining Limited, a Nevada corporation involved in the mining business. Effective November 27, 2006, we merged with a subsidiary of Electrum Mining Limited “Electrum”, a publicly-traded company, and CrossPoint Energy, LLC was dissolved. Pursuant to the Merger, Electrum changed its name to CrossPoint Energy Company and acquired 100% of the outstanding membership interests in CrossPoint Energy LLC. CrossPoint Energy Company issued, as consideration to our security holders, aggregate consideration of 16,451,667 shares of common stock, debt convertible into 5,051,667 shares of common stock, and warrants to acquire 2,525,833 shares of common stock. In accordance with the Merger agreement, an additional 1,372,553 shares (6 percent of the issued and convertible shares) were issued to Electrum’s majority shareholder.

The Merger was accounted for as a reverse acquisition, with CrossPoint Energy Company as the surviving public reporting entity. We had previously reported on a calendar year, adopted Electrum’s fiscal year end of September 30 th and thus is presenting our financial statements for the nine months ended September 30, 2006. Please see Note 9 - Subsequent Events, regarding the Merger.

Operations

While we are not a development stage enterprise, we have a limited operating history upon which an evaluation of its business prospects can be based. The risks, expense, and difficulties encountered by early stage companies must be considered when evaluating our business prospects. We recorded a net loss of $7,850,285 for the nine months ended September 30, 2006 and a net loss of $1,794,129 for the twelve months ended December 31, 2005. We had an accumulated deficit of $9,719,762 and $1,794,129 at September 30, 2006 and December 31, 2005..

From the beginning of our operations in early 2005, we expended considerable capital required in the initial stages of an oil and gas company with the acquisition of leases, prospects, seismic data and underdeveloped producing properties. Our development plan of these areas is strategically detailed for building reserves and obtaining cashflow from production. The front-end costs for acquiring and drilling the early phases of each of these projects, risks for execution, price volatility, and cost of capital and market conditions are all considered collectively. We expect to make significant capital expenditures in the foreseeable future drilling existing proved and undeveloped reserves and the acquisition of other producing oil & gas properties.

Management believes they will be successful in obtaining adequate sources of cash to fund its anticipated capital expenditures through the end of 2007 and to follow through with plans for continued investments in oil and gas properties. Our success, in part, depends on its ability to generate additional financing and on its ability to effectively manage growth and develop proven reserves. It is anticipated that these exploration activities together with others that may be entered into may impose financial requirements which may exceed the our existing working capital. Management may raise additional equity and/or debt capital. However, if additional financing is not available, we may be compelled to reduce the scope of its business activities. If we are unable to fund planned expenditures from existing cash flow, it may be necessary to sell all or a portion of selected assets, effect a combination with an existing company in need of our resources and/or reduce general and administrative expenses.

2. Summary of Significant Accounting Policies

Consolidation Policy

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and include the our accounts and our wholly-owned subsidiaries. Intercompany accounts and transactions are eliminated.

Cash and Cash Equivalents

Our principal banking and short-term investing activities are with national financial institutions. Cash equivalents are considered to be highly liquid investments having an original maturity of three months or less. Cash balances may, at times, exceed federally insured limits. We do not believe we are exposed to significant risks. We had cash and cash equivalents of $6,073,298, and $235,348 at September 30, 2006 and December 31, 2005, of which at September 30, 2006, $3,643,485 was in a certificate of deposit with no withdrawal penalties and a maturity date of November 27, 2006.

Restricted cash consists of certificates of deposit held as collateral for letters of credit with the Texas Railroad Commission with regard to operatorship activities of $100,000 and a lockbox account of $285,521 and $19,925 at September 30, 2006 and December 31, 2005, that is held in connection with the credit agreement. See Note 5.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value, unless otherwise stated, as of September 30, 2006. The carrying amount of notes payable and convertible debt approximates market value due to the use of market interest rates.

Accounts Receivable and Concentrations of Credit Risk

Accounts receivable consist principally of two categories - revenue receivables from oil and gas sales, generally with pipeline companies, utilities or other oil and gas companies and joint interest receivables from working interest owners.

Accounts receivables are due within 30 days of receipt of the joint interest bill or contract services invoice. We require no collateral for these receivables, nor do we charge interest on past due balances. We periodically review receivables for collectibility and if required, we can suspend revenue payments to the joint interest owners. The balance was $634,010 and $367,758 as of September 30, 2006 and December 31, 2005, which includes balances due from three joint interest owners/customers which were 40%, 19% and 11% of the accounts receivable related to joint operations and contract services in 2006, respectively.

Revenue receivables are related to crude oil and natural gas production and are typically due within 30 days of production. We require no collateral for such receivables, nor do we charge interest on past due balances. We periodically review receivables for collectibility and reduce the carrying amount of the receivables by an allowance, when appropriate. No such allowance was necessary at September 30, 2006 or December 31, 2005. As of September 30, 2006, our revenue receivable of $273,764 was held by several purchasers of our crude oil and natural gas production. We had balances due from three customers which were 47%, 25% and 23% of the accounts receivable related to crude oil and natural gas production, respectively.

Oil and gas properties

We follow the successful efforts method of accounting for its oil and gas properties, capitalizing costs of successful exploratory wells and expensing costs of unsuccessful exploratory wells. Acquisition costs for proved oil and natural gas properties and costs of drilling and equipping wells are capitalized.

Depletion, depreciation and amortization of producing properties are calculated on a field basis, using the units-of-production method based on the estimated proved remaining oil and gas reserves. Our units of production amortization rates are revised on a quarterly basis as of September 30, 2006. Development costs and lease and well equipment are depleted based on proved developed reserves. Leasehold costs are depleted based on total proved reserves. We capitalize interest on funds used in development activities from the date of initiation of exploration activities through the time the property is ready to begin production. During the nine months ended September 30, 2006, We capitalized interest on development activities totaling $480,180. For the twelve months ended December 31, 2005, we capitalized interest on development activities totaling $89,637.

The carrying values of oil and gas properties are compared quarterly, or more frequently when events or circumstances indicate a decline in the recoverability of the carrying value of such properties, to management’s future estimated pre-tax cash flow from properties, aggregated on a field-level basis. In accordance with Statement of Financial Accounting Standards No. 144, Accounting for Impairment or Disposal of Long-Lived Assets, if impairment is necessary, the asset carrying value is written down to fair value. Cash flow pricing estimates are based on existing proved reserve and production information and pricing assumptions that management believes are reasonable. Impairment of individually significant unproved properties is assessed on a property-by-property basis, and impairment of other unproved properties is assessed and amortized on an aggregate basis. Impairment on proved properties of $4,086,844 was recognized for the period ended September 30, 2006. We had $3,768,834 and $5,449,664 of unproved properties as of December 31, 2005 and September 30, 2006 on which no impairment was recognized.. There was no impairment on proved properties and no suspended well cost at December 31, 2005

Effective December 1, 2005 we acquired the Hoskins prospect located in Brazoria County, Texas which consisted of 4 producing wells and 12,500 gross acres of undeveloped farm-out rights for a total consideration of $6,034,392. The allocation of the purchase price was as follows:

Undeveloped leasehold	$5,449,664
Proved developed leasehold	544,592
Lease and well equipment	40,136

Total cash consideration	$6,034,392

The purchase price was financed with debt provided by private equity lenders under a Credit Agreement (See Note 4).

Other property and equipment

Other property and equipment is carried at cost and depreciated over the estimated useful lives of the assets using accelerated depreciation methods with lives ranging from five-seven years. Accumulated depreciation at September 30, 2006 and December 31, 2005 totaled $67,888 and $56,362 . Normal maintenance and repairs are charged to expense whereas significant replacements and improvements are capitalized and depreciated over the remaining economic life of the asset. Upon the sale or retirement of an asset, gain or loss is recognized on the difference between the sale proceeds and the net book value of property sold or retired.

Deferred financing costs

Deferred financing costs are amortized over the term of the related debt issuance and are presented net of accumulated amortization.

Asset Retirement Obligations

We have adopted SFAS No. 143, Accounting for Asset Retirement Obligations , which provides that, if the fair value for an asset retirement obligation can be reasonably estimated, the liability should be recognized upon acquiring or drilling a well. Under the method prescribed by SFAS No. 143, the retirement obligation is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties on the balance sheet. Periodic accretion of the discount of the estimated liability is recorded as an expense in the statement of operations.

Other long-term liabilities

Other long-term liabilities consist principally of a lease guarantee obligation and deferred rent. In exchange for providing a Lease Guaranty which was required in our office lease, we agreed to pay a guarantor a quarterly cash fee calculated on a per annum basis, based upon five percent (5%) of the outstanding balance of the guarantee. See Note 8-Related Party Transactions. At September 30, 2006, our obligation regarding the lease guarantee was $32,272 of which $20,346 is long term. At December 31, 2005, our obligation regarding the lease guarantee was $42,658 of which $29,073 is long term. The deferred rent liability was $81,324 at September 30, 2006, of which $61,806 is long term, which is being amortized over the life of the lease.

Income taxes

We have elected to be taxed as a partnership for federal income tax purposes and, accordingly, items of income and loss will be reported to the members according to their ownership percentage. One of our subsidiaries, DOC, is a registered C corporation. However, it is not expected to have a tax liability and there are no material differences in the book and tax basis of assets and liabilities. Therefore, no provision for income taxes is necessary in the accompanying financial statements.

Certain transactions of ours may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Accordingly, the net income or loss and the resulting balances in members equity reported for income tax purposes may differ from the balances reported for these same items in the accompanying financial statements.

Use of Estimates and Certain Significant Estimates

In preparing our financial statements in conformity with GAAP, estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes are made. The more significant areas requiring the use of estimates are: (i) the volume of oil and gas reserves that are used in calculating depletion, depreciation, amortization and accretion expenses and ii) future cash flows used to compute impairment of proved and unproved oil and gas and properties. It is at least reasonably possible these estimates could be revised in the near term, and these revisions could be material.

Revenue recognition

Oil & gas revenues are recognized when title to the products transfers to the purchaser upon collection or receipt of crude oil and natural gas by the purchaser. Prices for such production are defined in sales contracts and are readily determinable based on certain publicly available indices. The purchasers of such production have historically made payment for oil and natural gas purchases within thirty and sixty days of the end of each production month, respectively. We periodically review the difference between the dates of production and the dates we collect payment for such to ensure those receivables are collectible. We have no material transportation costs.

As of September 30, 2006, our crude oil and natural gas production was sold to several independent purchasers. During the nine months ended September 30, 2006, we had sales to four primary customers Plains Marketing, L.P. for 33%, XTO Energy, Inc. for 23%, Kinder Morgan Tejas Pipeline, L.P. for 22% and Texas Energy Management Corp. for 21% of total operating revenues, respectively. During the twelve months ended December 31, 2005, we had sales to four primary customers Kinder Morgan Tejas Pipeline, L.P. for 42%, XTO Energy, Inc. for 23%, Texas Energy Management Corp. for 15% and Plains Marketing, L.P. for 9% of total operating revenues, respectively.

We provide contract services primarily to one customer for drilling and completion of wells. Contract services are billed on a per hour basis, plus expenses. Contract services revenue includes services rendered and reimbursed expenses. Contract services revenue is recognized when the services are performed or the reimbursable expense is incurred.

Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As of December 31, 2005 and September 30, 2006, we had no items that represent a comprehensive loss and, therefore, no schedule of comprehensive loss is presented in the financial statements.

Net Loss per Common Share

Basic net loss per common share is computed by dividing the net loss applicable to common shareholders by the weighted average number of shares of interests outstanding during the period. Diluted net loss per common share is computed in the same manner, but also considers the effect of the convertible securities (5,051,667), the warrants from the private placement (2,525,833), stock options (836,178) and warrants (858,710) only in periods in which such effect is dilutive.

The weighted average shares used in the basic net loss per common share computations for December 31, 2005 and September 30, 2006 were 9,971,613 and 11,204,232.

None of the potentially dilutive shares discussed previously are included in the computation of diluted loss per share as they would be anti-dilutive for the periods presented.

Stock Compensation Expense

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share Based Payment” which supersedes APB No. 25 and SFAS No. 123. This pronouncement is to be applied to new unit options issued after December 15, 2005. We account for options granted before December 15, 2005 under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretation, which require compensation cost for stock based employee compensation plans to be recognized based on the difference in the date of grant, if any, between the fair market value of the stock and the amount the employee must pay to acquire the stock.

We have adopted FAS 123R for all options and warrants granted as of January 1, 2006 under the prospective transition approach for non-public companies that used the minimum value method for valuation of equity awards under FAS 123. We expensed the vested fair market value of the options and warrants issued after January 1, 2006 ($327,698). If we had applied the fair value recognition provision as of December 31, 2005, the stock based compensation expense would have been ($64,112).

Recent Accounting Pronouncements

In February 2006, SFAS No. 155, “ Accounting for Certain Hybrid Financial Instruments--an amendment of FASB Statements No. 133 and 140” was issued. SFAS No. 155 will become effective for our fiscal year beginning after September 15, 2006.

In March 2006, SFAS No. 156, “ Accounting for Servicing of Financial Assets--an amendment of FASB Statement No. 140” was issued. This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 will become effective for our fiscal year beginning after September 15, 2006.

On July 13, 2006, the FASB released FIN 48, “Accounting for Uncertainty in Income Taxes - an Interpretation of FAS Statement 109”. FIN 48 requires companies to evaluate and disclose material uncertain tax positions it has taken with various taxing jurisdictions. The provisions of FIN 48 are effective for fiscal years beginning after December 15, 2006.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” . The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007.

We are currently reviewing FIN 48 and SFAS No.’s 155-157 and are unable at this time, to determine the effect, if any, that these pronouncements will have to our operating results, financial position or future cash flows.

3. Asset Retirement Obligation

The following table shows changes in our asset retirement obligations for the years ended December 31, 2005 and September 30, 2006:

	September 30, 2006	December 31, 2005
Asset retirement obligation at beginning of period	$107,631	-
Asset retirement accretion expense	22,855	-
Additions	19,650	107,631
Asset retirement obligation at end of period	$150,136	107,631

4. Private Placement

On June 30, 2006, we entered into a Securities Purchase Agreement for gross proceeds of $15,155,000. For every $3.00, we issued one membership common share at $1.25 per share, one warrant to purchase 0.25 membership interests at an exercise price of $1.95, and one convertible note in a principal amount of $1.75 per share. The proceeds were allocated as follows:

	# Shares	Price per Share	Proceeds

Shares subject to redemption	5,051,667	$1.25	$6,314,583
Convertible debt	5,051,667	$1.75	8,840,417
Warrants			1,874,133
Less costs of issuance			(3,385,473)
Total net proceeds			$13,643,660

Shares subject to redemption

Of the $15 million gross proceeds, $6,314,583 was attributable to common shares, subject to a written put right if we had not merged with a public company within 120 days from the date of the private placement, June 30, 2006. As of September 30, 2006, the Merger had not taken place. Thus the gross proceeds attributable to common stock shares, less the allocation of issuance costs to shares subject to redemption of $2,292,229, are recorded outside of permanent equity at September 30, 2006.

The Merger was completed on November 27, 2006, and these amounts will be reclassified to permanent equity.

Convertible debt

Of the $15 million gross proceeds, $8,840,417 was attributable to convertible debt, less the allocation of issuance costs to the debt of $1,093,244. Each convertible note accrues interest at a rate of 8% per annum, and has a maturity date of June 30, 2009. The conversion price for each convertible note is $1.75, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the conversion price, and other similar transactions. There is no collateral for the debt. The interest payable on each convertible note is payable (i) on the third business day after December 31, 2006 and (ii) thereafter on the third business day after the last day of each calendar quarter. During the period beginning on the consummation of the Merger and ending on the third business day after December 31, 2007, we may pay the interest on the convertible note in the form of shares of common stock. The conversion price is equal to 90% of the volume weighted average share price for the previous 10 trading days. In addition, at any time prior to the maturity date of each convertible note and so long as we have on file an effective registration statement covering the resale of the shares of common stock underlying the convertible note, we may prepay the convertible note, in whole and not in part, by payment of 110% of the principal amount then outstanding.

Each convertible note also requires its mandatory conversion into shares of common stock after the first trading day following (i) the date that the closing price for one share of common stock equals or exceeds $2.25 per share for 20 consecutive trading days during which an aggregate of not less than 1,000,000 shares were traded, and (ii) the resale of the shares of common stock underlying the convertible note is covered by an effective registration statement.

The notes are subject to certain covenants, the most restrictive of which limit the amount of senior debt which may be outstanding which can not exceed the greater of (i) $12,000,000 or (ii) an amount equal to 3.5 times the annualized earnings before interest, taxes, depreciation, amortization and exploration expenses for the most recently completed calendar quarter; and prohibits us from issuing any new class of security or debt that is senior to the convertible notes with respect to repayment without the written consent, other than certain senior debt and purchase money indebtedness secured only by the asset purchased. We are in compliance with these covenants at September 30, 2006.

Convertible debt of $7,838,277, net of the unamortized discount of $1,002,140, was outstanding as of September 30, 2006.

Warrants

The warrants issued are each exercisable into 0.25 shares of our common stock, with an exercise price per share of $1.95, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the exercise price of the warrant, and other similar transactions. Each warrant expires on June 30, 2011. The warrants provide that in the event that at any time after the one year anniversary of the date of issuance of that warrant there is no effective registration statement on file covering the resale of the common stock underlying that warrant, the holder of the warrant may exercise that warrant by means of a “cashless exercise.” In addition, each warrant allows us to call for cancellation of all, or any part of, the warrants if, after one year and 180 days after a registration statement covering the resale of the common stock underlying the warrants is effective, the volume weighted average price for 20 out of 30 consecutive trading days exceeds $3.00 (subject to adjustment for stock splits, stock dividends and similar transactions) and the daily dollar trading for that period exceeds $100,000 per trading day.

The fair value for the warrants ($1,874,133) was estimated at June 30, 2006 using the Black-Scholes value option pricing model with the following assumptions: no dividend payouts are expected, an expected option life of 5 years was assumed, and the model used a risk-free interest rate of 5.07% and volatility of 80.21%. The volatility percentage was calculated using a 5-year historical daily volatility of 10 peer companies.

The cost of the warrants was allocated to shares subject to redemption and the debt discount on the convertible debt for $780,889 and $1,093,244, respectively, using the same proportion as the split of the proceeds between shares subject to redemption and the convertible debt.

5. Note Payable

Credit agreement

On September 2, 2005, we entered into a $40,000,000 credit agreement (the “Credit Agreement”) with two participating lenders for the purpose of funding our development projects. The term of the agreement is three years. The Credit Agreement is facilitated by an Administrative Agent who approves the amounts and purposes for the advances under the Credit Agreement, referred to as the commitment. Our oil and gas properties collateralize the Credit Agreement. According to the Credit Agreement, all of our production receipts have been assigned to a lock box administered by the Administrative Agent.

Through a waterfall calculation, 95% of our monthly gross income from its oil and gas properties less operating expenses, interest on the debt and an allocation for general and administrative expense not to exceed $100,000 is used to repay advances. Interest on the advances is computed at the prime rate as announced by the Wall Street Journal plus 5.50% (13.75% at September 30, 2006 and 12.25% at December 31, 2005). The interest is due and payable monthly. In addition, as additional consideration for the making of the loans, the lenders received a three percent (3%) of 8/8 th overriding royalty interest in any oil and gas property we own. The overriding royalty was determined to have zero value at the date of the agreement.

In addition to the debt facility described above, the Administrative Agent collects a 1.5% commitment fee with each commitment and is paid a semi-annual administrative fee of $15,000, due on February 15 th and August 15 th . For the period ended September 30, 2006, $30,000 had been paid to the Administrative Agent and $36,140 in commitment fees has been added to the debt. At December 31, 2005 $178,440 had been paid to the Administrative Agent. The fee is amortized over the term of the Credit Agreement.

As a material inducement for the lenders to extend credit to us, Equity Participation Agreements were executed with each of the lenders. The applicable equity percentage was 7.5% for each lender in line with the Credit Agreement. Pursuant to a subsequent property purchase and lender funding in December 2005, the equity percentage was increased to ten percent (10%) for each lender. Interests ($240,130) were assigned to the lenders and a debt discount, reflective of their 20% ownership in us was calculated. The debt discount was derived by risk weighting the discounted present value of our oil and gas reserves at December 31, 2005, as reported by our independent petroleum engineers. The discount is being amortized over the term of the Credit Agreement.

Beginning March 31, 2006, we were subject to certain restrictive financial covenants that include debt coverage, fixed charge and current ratios and reserve ratios to total debt and net sales requirements. We were not in compliance with certain ratios at March 31, June 30, or September 30, 2006. The covenant violations were waived and penalties of $125,000, $0 and $10,000 were paid for the corresponding quarters, respectively. The first quarter’s penalty was expensed and added to the debt balance. The third quarter’s penalty was expensed and paid in cash in January 2007. The outstanding debt under the Credit Agreement is reflected as a current liability in the consolidated financial statements. At September 30, 2006, the balance of the note was $4,504,580, less the unamortized discount of $413,866. At December 31, 2005, the balance of the note was $7,687,660, less the unamortized discount of $575,814. During the nine months ended September 30, 2006, we capitalized interest on development activities totaling $480,180 and for the twelve months ended December 31, 2005, capitalized interest on development activities totaled $89,637.

Other long-term debt

At September 30, 2006 Other long-term debt consists of a $12,631 vehicle note, of which $1,906 is long term. As of December 31, 2005 Other long term debt consists principally of a lease guarantee obligation. In connection with executing the office lease, a Lease Guarantee Agreement was required. In exchange for providing the Lease Guaranty, we agree to pay the guarantor, who is affiliated with a member unit holder, a quarterly cash fee calculated on a per annum basis, based upon five percent (5%) of the outstanding balance of the guarantee. At December 31, 2005, our obligation regarding the lease guarantee was $42,658 of which $13,585 is included in current maturities.

6. Commitments and Contingencies

Litigation

We have had no litigation arising in the ordinary course of business since inception. Management does not believe that the ultimate resolution of any future litigation will have a material effect on our financial position or results of operations due to the existence of insurance coverage.

Environmental

To date, expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

Operating leases

We have an office lease agreement with unrelated third parties extending through 2010. Our rent expense was $106,652 for the period ended September 30, 2006, which includes cash expenditures of $79,961. Our total rent cost was approxiamately $88,877 for the year ended December 31, 2005.

Future minimum lease payments under the lease agreement are as follows:

Year Ended September 30,	Amount

2007	$126,170
2008	126,170
2009 2010	126,170 126,170
2011	21,028
$525,708

Employment Contracts

We have employment contracts with its Chief Executive Officer/President and Executive Vice President for salaries beginning at $180,000 in December 2004, to be increased subject to the board of managers, and annual bonus compensation, as approved by the board of managers. The term of both contracts is four years. In the event of termination, both contracts include severance packages for payment of up to one year salary depending on the number of years of service.

Effective with the Merger, new employment contracts were signed. The salaries were changed to reflect the current salaries of $195,242 and $189,132 for the Chief Executive Officer/President and Executive Vice President, respectively, with the same salary and bonus reviews by the board as previously discussed. The term of both contracts is five years.

Indemnification Agreement

The CEO and Executive Vice President (together with their spouses) have personally guaranteed Dallas Operating Corp.’s P5 operator guaranty for all of our wells with the Texas Railroad Commission. On February 15, 2006, we and the aforementioned parties entered into an indemnification agreement with us whereby we will indemnify the aforementioned parties if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties. No limit was specified with the indemnifications. See also Note 8 - Related Party Transactions.

The 2006 Equity Incentive Plan

We have an equity incentive plan to foster and promote long-term financial success of the Company and its subsidiaries, and thereby increase stockholder value. The plan provides for the award of equity incentives to those employees, directors, or officers of, or key advisors or consultants to, us of any of its subsidiaries who are responsible for or contribute to the management, growth or success of the Company and its subsidiaries. At September 30, 2006 there were no grants under this plan.

401(K) Plan

We have an employee 401(k) retirement savings plan which is available to all full-time employees. Employees may contribute up to 15 percent of their annual salary. For the period ended September 30, 2006, we did not match the employees’ contributions.

7. Members’ Equity / (Deficit)

Member units

At September 30, 2006 there were 11,400,000 common member units issued and outstanding. At December 31, 2005 there were 1,200,644 member units issued and outstanding consisting of 52,000 Preference units, 598,644 Interests, 150,000 Class B units and 400,000 Subordinate units. In June 2006, before the private placement, all of the preference, Class B and subordinated units were converted to common. Subsequent to the aforementioned conversion and exercise, the common shares were split on a 1 to 8.80187 ratio, from 1,295,179 units to 11,400,000 units, for a net change of 10,104,821 units.

2005 Qualified Option Plan

In December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, “Share Based Payment” which supersedes APB No. 25 and SFAS No. 123. This pronouncement has been applied to new unit options issued after December 15, 2005.

Prior to the adoption of SFAS No. 123R, we accounted for options granted under the recognition and measurement principles of Accounting Principles Board (APB) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretation, which require compensation cost for stock based employee compensation plans to be recognized based on the difference on the date of grant, if any, between the fair market value of the stock and the and the amount the employee must pay to acquire the stock.

Activity under the Qualified Option Plan is summarized as follows (shares have been restated to reflect the stock split on June 29, 2006):

	Subordinated		Common
	Number of Shares	Exercise Price Range	Number of Shares	Exercise Price Range

Balance, December 31, 2004	-	-	-	-
Granted	484,103	$1.14	264,056	$1.14
Canceled	-	-	-	-
Exercised	-	-	-	-
Balance, December 31, 2005	484,103	$1.14	264,056	$1.14
Granted	-		88,019	$1.14
Reclassed to common	(484,103)	-	484,103	$1.14
Canceled	-	-	-	-
Exercised	-	-	-	-

Balance, September 30, 2006	-		836,178	$1.14

As of September 30, 2006, no additional options had been authorized to be granted, 278,711 options had vested and none had been exercised. The options outstanding under the Plan have a weighted average remaining contractual life as of September 30, 2006 of 3.56 years and as of December 31, 2005 of 4.25 years. The intrinsic value at both September 30, 2006 and December 31, 2006 was $0.

The fair value for the options granted in 2006 was estimated at the date of grant during 2006 using the Black-Scholes value option pricing model with the following assumptions: stock price of $1.14, no dividend payouts are expected; an expected option life of 5 years was assumed, risk-free interest rate of 4.33% and volatility of 80.21%. The volatility percentage was calculated using a 5-year historical daily volatility of ten peer companies. The fair value for the 2005 options was estimated at the date of grant during 2005 using the Black Scholes value option pricing model with the following assumptions: no dividend payouts are expected, an expected option life of 5 years was assumed, and the model used risk-free interest rate of 4.36% and volatility of 0%.

Grant Date	3/29/2006
# of options (post stock split)	88,019
% of options vested as of September 30, 2006	33%
Fair market value using Black-Scholes	$0.73

Total expense	$64,206
2006 Expense	$21,188
Unamortized expense	$43,018

The Qualified Option Plan terminated with the aforementioned Merger on November 27, 2006 and we are in the process of granting comparable options under our 2006 Equity Incentive Plan.

Warrants

In 2006, warrants exercisable for 237,650 interests at $0.01 per unit price were issued as compensation. All of the warrants were exercised for common membership units in June 2006. No significant cash proceeds were received upon exercise. The intrinsic value was $0 at grant and exercise date.

On January 23, 2006, 858,710 warrants were granted at $0.01 unit price to an incoming board member. The vesting period is three years. These warrants have been accounted for using SFAS No. 123R as described in the table below.

The fair value of the warrants granted in 2006 was calculated using the same procedures and estimates as previously discussed with options.

Grant Date	1/23/2006	3/29/2006
# of warrants (post stock split)	858,710	237,650
% of warrants vested as of September 30, 2006	22%	89%
Fair market value using Black-Scholes	$1.13	$1.13

Total expense	$974,624	$269,782
2006 Expense	$216,583	$89,927
Unamortized expense	$758,041	$29,976

As of September 30, 2006, no additional warrants had been authorized to be granted, 188,916 options had vested and 237,650 had been exercised. The warrants outstanding had a weighted average remaining contractual life of 2.3 years and an intrinsic value of $0.

Compensation expense for options and warrants

The compensation expense for options and warrants issued in 2006 is $327,698 as described above under options and warrants. The total outstanding options and warrants at September 30, 2006 are 836,178 and 858,710 respectively, of which 278,711 are exercisable.

The reported and pro forma net loss and loss per share for the nine month period ended September 30, 2006 are the same because stock-based compensation expense was calculated and recorded in the financial statements in accordance with the provisions of SFAS No. 123(R). The impact of SFAS No. 123(R) is $0.03 loss per share. For the year ended December 31, 2005, we were not subject to SFAS No. 123(R) but were under APB25.

		Per Share
Net loss reported	$(1,794,129)	$(0.18)
Deduct: stock based compensation expense determined under the fair value based method
	64,112	(0.01)
Adjusted net loss	$(1,858,241)	$(0.19)

8. Related Party Transactions

The CEO and Executive Vice President (together with their spouses) have personally guaranteed Dallas Operating Corp.’s P5 operator guaranty for all of our wells with the Texas Railroad Commission. On February 15, 2006, the parties entered into an indemnification agreement with us whereby we will indemnify the parties if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties.

The CEO and Executive Vice President are individual joint interest venture partners in certain production properties. Joint interest receivables from related parties at September 30, 2006 were $3,926.

The Chairman of the Board received warrants for compensation. He was also the guarantor of an office lease. Fees paid related to that guaranty for the nine months ended September 30, 2006 were $10,386. The liability for the remainder of the guaranty was $32,272 at September 30, 2006.

9. Subsequent events

Merger

 On July 7, 2006, we entered into an Agreement and Plan of Merger with Electrum Mining Limited, a Nevada corporation involved in the mining business (the “Merger”). Electrum created a wholly-owned subsidiary, CrossPoint Acquisition, LLC, a Nevada limited liability company, specifically for the Merger with us.

On November 27, 2006, the Merger was completed and we were merged with and into CrossPoint Acquisition, LLC. Pursuant to the Merger, Electrum acquired 100% of the outstanding membership interests in us, and issued, as consideration to our security holders, aggregate consideration of 16,451,667 new shares of Electrum’s common stock and the assumption of our convertible debt of $8,840,417. The debt is convertible into 5,051,667 shares of our common stock and includes warrants to acquire 2,525,833 shares of our common stock. In addition, we adopted the following agreements effective with the Merger:

•	Changed Electrum Mining Limited’s name to CrossPoint Energy Company.

•	Approved the appointment of four new directors.

•	Adopted the 2006 Equity Incentive Plan and has reserved 3,564,844 of its common shares for the granting of awards to employees, directors, officers, or key consultants to CrossPoint Energy Company.

•	Amended and restated the articles of incorporation providing for the total number of authorized securities to consist of 75,000,000 shares of common stock and 25,000,000 shares of preferred stock.

•	Affected a reverse stock split, whereby every 2.368 shares of common stock would receive one share of common stock of Electrum.

•	Employment agreements with the CrossPoint Energy Company’s Chief Executive Officer and Executive Vice President.

•	Assumption of our convertible debt from the private placement.

•	Assumption of our warrants from the private placement.

No goodwill has been recorded as a result of the Merger and the Electrum’s and our financial statements in the accompanying financial statements have not been consolidated.

The following represents the unaudited condensed balance sheet of Electrum as of September 30, 2006
The following represents the unaudited condensed balance sheet of Electrum as of September 30, 2006

Assets
Current assets	$2,761
Total assets	$2,761
Liabilities
Current liabilities	$17,526
Total liabilities	$17,526
Stockholders' deficiency	$(14,765)
Total liabilities and stockholders' deficiency	$2,761

The following unaudited supplemental pro forma information represents the consolidated results of operations as if the Merger had occurred on January 1, 2006. Such pro forma information does not purport to be indicative of operating results that would have been reported had the acquisition occurred on January 1, 2006 or future operating results.

Pro Forma
(Unaudited)

Revenues	$2,281,680
Net loss applicable to interests	$(7,925,633)
Per share data:
Basic and fully diluted loss per share	$(0.44)
Weighted average number of shares outstanding	17,824,220

Convertible Note Interest Payment

We paid interest due from the convertible note, for the period from June 30, 2006 to December 31, 2006. The convertible note provided for the election of the Company to issue registered common stock in lieu of cash through December 31, 2007. We elected the stock issuance and calculated the number of shares using 90% of the volume weighted average price, or $3.06/share. While the majority of the investors agreed to the issuance of restricted stock, $11,991 was paid in cash and 114,859 shares were issued to the investors in the first week of January 2007.

Penalties related to the Merger:

Securities Purchase Agreement - to be merged within 120 days of funding

Included in the Securities Purchase Agreement was a put right that established financial penalties if we were not merged within 120 days of the private placement on June 30, 2006. The Merger was consummated on November 27, 2006 which was outside the 120-day period. Penalties of $37,888 are due. Discussions with the investors and a proposal to pay with either (1) cash or (2) a payment in kind, in the same manner defined as a payment-in-kind (“PIK”) payment in the convertible note, using unregistered shares, has been consummated, with a majority of the investors accepting a PIK payment for the put.

Registration Rights Agreement - to file with the SEC within 30 days

By the terms of the Registration Rights Agreement (“RRA”) Article 2.b. between the investors and us, our SB2 Filing was required to be filed on December 27, 2006.  Inasmuch as the audit was not completed at such date, due to complexities in the Merger, multiple company subsidiary considerations and the adoption of a September 30, 2006 fiscal year, the filing was delayed, and we are required to pay the investors 2% of their aggregate investment or $303,100. Discussions and a proposal to pay the investors with either (1) cash or (2) a payment in kind, in the same manner defined as a PIK payment in the convertible note, using unregistered shares, between the parties, has been consummated, with a majority of the investors accepting a PIK payment.

Office Lease Guaranty

The lease guaranty on our office space was renegotiated in November 2006. The previous guarantor was released from his liability and we agreed to pre-pay six months rent. This prepayment will then be applied against future rent payments, on a semi-annual interval.

10. Supplementary Financial Information for Oil and Gas Producing Activities (Unaudited)

All operations are directly related to oil and natural gas producing activities located in Texas.

Capitalized Costs Relating to Oil and Gas Producing Activities

We capitalized the following costs:

	Nine Months
	Ended	Year Ended
	September 30	December 31,
	2006	2005
Acquisition of unproved properties & rights	$3,718,635	$5,561,870
Development costs	9,003,590	2,598,090
Less accumulated depletion and depreciation	(866,051)	(22,524)
Less impairment on oil & gas properties	(4,086,844)	-
Net capitalized costs	$7,769,330	$8,137,436

Costs Incurred in Oil and Gas Producing Activities

Costs Incurred in Oil and Gas Producing Activities are as follows:

	Nine Months
	Ended	Year Ended
	September 30	December 31,
	2006	2005
Acquisition of unproved properties	$180,000	$4,052,690
Acquisition of proved properties	-	2,176,146
Dry hole expense	1,060,588	-
Development costs	6,866,466	2,086,924
Total costs incurred	$8,107,054	$8,315,760

Results of Operations from Oil and Gas Producing Activities

Our revenue and expenses are:

	Nine months
	Ended	Year ended
	September 30, 2006	December 31, 2005
Crude oil & natural gas sales	$1,595,111	$163,591
Production costs	383,308	239,010
Severance and ad valorem taxes	88,030	10,220
Dry hole and abandonment costs	1,060,588	61,247
Impairment of oil & gas properties	4,086,844	-
Depletion, depreciation and amortization	843,526	55,193
Accretion expense	22,855	-
Results of oil and gas producing operations before income taxes	$(4,890,040)	$(202,079)
Provision for income taxes	-	-
Results of oil and gas producing operations	$(4,890,040)	$(202,079)

* We are treated as a partnership for federal income tax purposes and thus no provision for income taxes was made.

Proved Reserves

Proved oil and natural gas reserves have been estimated by independent petroleum engineers. Proved reserves are the estimated quantities that geologic and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves are the quantities expected to be recovered through existing wells with existing equipment and operating methods. Due to the inherent uncertainties and the limited nature of reservoir data, such estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of these reserves may be substantially different from the original estimate. Revisions result primarily from new information obtained from development drilling and production history; acquisitions of oil and natural gas properties; and changes in economic factors. Our proved reserves are summarized in the table below:

PROVED-DEVELOPED AND UNDEVELOPED RESERVES:

	Oil (mbbls)	Gas (mmcf)
December 31, 2004	-	-
Extensions, discoveries, and other additions	16	1,818
Purchase of reserves in place	143	143
Production	(1)	(13)
December 31, 2005	158	1,948
Revisions of previous estimates	(79)	(1,628)
Extensions, discoveries, and other additions	47	3,352
Sale of reserves	-	-
Production	(14)	(116)
September 30, 2006	112	3,556

PROVED DEVELOPED RESERVES
December 31, 2004	-	-
December 31, 2005	9	219
September 30, 2006	30	1,052

The above table identifies a 79 mmbl and 1,628 mmcf reductions in crude oil and natural gas reserves respectively for revisions of prior estimates. This revision was driven by the decrease in gas prices between September 30, 2006 and December 31, 2005, which made previous reserves uneconomical. The gas prices used at December 31, 2005 were $7.795 compared with the prices at September 30, 2006 of $4.035 and $4.175. Extensions and discoveries increased by 47 mmbl and 3,352 mmcf for crude oil and natural gas reserves, respectively. These increases represent the new wells that we drilled in 2006. In 2005 an increase of 16 mmbl and 1,818 mmcf respectively relate to the successful development of proved reserves during 2005. The purchase of the Hoskins properties added 143 mbbls and 143 mmcf of reserves in place.

Standardized Measure of Discounted Future Cash Flows

The standardized measure of discounted future net cash flows (“standardized measure”) and changes in such cash flows are prepared using assumptions required by the Financial Accounting Standards Board. Such assumptions include the use of year-end prices for oil and natural gas and year-end costs for estimated future development and production expenditures to produce year-end estimated proved reserves. Discounted future net cash flows are calculated using a 10% rate.

Oil and Gas Reserves and Standardized Measure

As of September 30, 2006, we decreased our natural gas and oil reserves estimate by 1,628 mmcf of natural gas and 79 mbbls of oil. The downward revision of estimated quantities of natural gas adversely affected our standardized measure of future net revenues by $4,225,474. This downward revision was principally driven by the decline in natural gas prices. For purposes of estimating our reserves and standardized measure of future net revenues at September 30, 2006 we used the period end price of $4.175 and $4.035 per Mcf and we used $7.795 per Mcf as of December 31, 2005. Due to the nature of our reserves, the decline in prices causes our natural gas reserves to reach the end of their economic life earlier which results in a significant decrease in recoverable reserves. The 37% decrease in natural gas prices also adversely affected the standardized measure of our remaining recoverable reserves by $3,880,188. As required by Statement of Financial Accounting Standards No. 69, we estimated future net revenues as of September 30, 2006 and December 31, 2005 using period end prices held constant throughout the life of the reserves.

As of September 30, 2006, estimated well abandonment costs, net of salvage, are deducted from the standardized measure using year-end costs. Such abandonment costs are recorded as a liability on the consolidated balance sheet, using estimated values of the projected abandonment date and discounted using a risk-adjusted rate at the time the well is drilled or acquired.

The standardized measure does not represent management’s estimate of our future cash flows or the value of proved oil and natural gas reserves. Probable and possible reserves, which may become proved in the future, are excluded from the calculations. Furthermore, year-end prices used to determine the standardized measure of discounted cash flows, are influenced by seasonal demand and other factors and may not be the most representative in estimating future revenues or reserve data.

Price and cost revisions are primarily the net result of changes in year-end prices, based on beginning of year reserve estimates. Quantity estimate revisions are primarily the result of the extended economic life of proved reserves and proved undeveloped reserve additions attributable to increased development activity.

The standardized measure of discounted estimated future net cash flows related to proved crude oil and natural gas reserves are as follows:

	For the nine months ended September 30, 2006	For the Year- ended December 31, 2005
Future cash inflows	$21,099,050	$23,481,300
Future production costs	5,791,070	5,507,000
Future development costs	5,328,520	4,837,100
Future income tax expense	-
Future net cash flows	9,979,460	13,137,200
10% annual discount for estimated timing of cash flows	4,434,280	3,502,100
Standardized measure of discounted future
net cash flows related to proved reserves	$5,545,180	$9,635,100

The primary changes in the standardized measure of discounted estimated future net cash are as follows:

Balance, beginning of period	$9,635,100	$-
Sales of oil and gas, net	(1,123,773)	85,639
Net change in prices and production costs	(3,880,188)	-
Net change in future development costs	(1,767,960)	-
Extensions and discoveries	7,303,808	3,510,173
Revisions of previous quantity estimates	(4,225,474)	-
Previously estimated development costs incurred	1,369,590	-
Net change in income taxes	-	-
Accretion of discount	(1,145,652)	-
Purchase of reserves in place	-	6,039,288
Sale of reserves	-	-
Other	(620,272)	-
Balance, end of period	$5,545,179	$9,635,100

******

CrossPoint Energy Company
CONSOLIDATED BALANCE SHEET
(Unaudited)

December 31,
2006
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,268,576
Restricted cash	772,398
Accounts receivable	640,321
Oil and gas revenue receivable	268,247
Prepaid expenses	491,616
Deferred financing costs	193,654
Total current assets	$5,634,812
PROPERTY & EQUIPMENT
Oil & gas property and equipment, successful efforts method	14,589,736
Less accumulated impairment, depletion, depreciation & amortization
amortization	(5,544,104)
Net oil & gas properties	9,045,632
Other property and equipment, net	117,529
OTHER ASSETS	63,085
Total assets	$14,861,058
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES:
Accounts payable	$2,318,863
Notes payable, net of discount	4,667,252
Oil and gas revenues payable	291,680
Oil and gas joint interest prepayments	281,826
Interest payable	422,844
Other current liabilities	19,518
Total current liabilities	$8,001,983
Convertible debt, net of discount	7,929,381
Asset retirement obligation	172,492
Other long-term liabilities	56,927
Total liabilities	$16,160,783
STOCKHOLDERS' DEFICIT:
Capital stock	$1,780
Capital in excess of par value	10,083,673
Accumulated deficit	(11,385,178)
Total Stockholders' deficit	(1,299,725)
Total liabilities and Stockholders' deficit	$14,861,058

See accompanying notes to these financial statements.

CrossPoint Energy Company
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,
	2006	2005
OPERATING REVENUES:
Crude oil & natural gas sales	$514,972	$127,725
Contract services revenue	278,670	105,195
Total operating revenues	793,642	232,920
OPERATING EXPENSES:
Lease operating expenses	112,502	92,254
Production and ad valorem taxes	34,527	7,674
Dry hole & abandonment expenses	515,450	-
Depreciation, depletion and amortization	605,791	31,163
Accretion of asset retirement obligations	6,429	-
Contract services expense	163,053	61,442
General and administrative expenses, including stock
compensation expense reversal of $227,779 and $0 in 2006
& 2005, respectively	629,479	601,359
Total operating expenses	2,067,231	793,892
OPERATING LOSS	$(1,273,589)	$(560,972)
OTHER INCOME & EXPENSE:
Interest income	54,570	-
Interest expense	(326,725)	(16,460)
Merger expense	(119,672)	-
Total other expenses	(391,827)	(16,460)
NET LOSS	$(1,665,416)	$(577,432)
Basic and Diluted Net Loss per share	$(0.10)	$(0.06)
Weighted Average Number of Shares Outstanding	16,944,372	9,971,613

See accompanying notes to these financial statements.

CrossPoint Energy Company
STATEMENT OF CHANGES IN STOCKHOLDERS’ DEFICIT
For the Three Months Ended December 31, 2006

	Common	Capital	Capital in	Accumulated
	shares	Stock	Excess of Par	Deficit	Total
Balance, September 30, 2006	11,400,000	$1,140	$6,289,732	$(9,719,762)	$(3,428,890)
Merger Adjustments:
Common stock acquired in merger	1,372,451	137	(137)	-	-
Other:
Reclass shares subject to redemption to common	5,051,667	505	4,021,849	-	4,022,354
Stock compensation expense	(17,604)	(2)	9,994	-	9,992
Forfeited options/warrants		-	(237,765)	-	(237,765)
Net loss		-		(1,665,416)	(1,665,416)
Balance, December 31, 2006	17,806,514	$1,780	$10,083,673	$(11,385,178)	$(1,299,725)

See accompanying notes to these financial statements.

CrossPoint Energy Company
STATEMENT OF CASH FLOWS

	Three Months ended
	December 31,
	2006	2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,665,416)	$(577,432)
Adjustments to reconcile net loss to net cash used in
operating activities:
Depletion, depreciation and amortization	605,791	31,163
Accretion of asset retirement obligations	6,429	-
Equity issued in lieu of services		30,000
Debt received in lieu of services	-	-
Amortization of deferred financing costs	170,223	14,551
Stock compensation	(227,779)	-
Deferred rent amortization	(37,152)	40,055
Other non-cash items	-	(2,990)
Changes in assets and liabilities:
Restricted cash	(386,877)	(19,925)
Accounts receivable	(61,458)	(350,717)
Prepaid expenses	(301,162)	256,559
Other assets	(32,224)	-
Accounts payable	532,540	276,003
Oil and gas joint interest prepayments	(274,772)	-
Interest payable	188,241	14,211
Net cash used in operating activities	$(1,483,616)	$(288,522)
CASH FLOWS FROM INVESTING ACTIVITIES -
Expenditures for oil & gas property and equipment	$(1,809,754)	$(7,318,468)
Purchases of other fixed assets	(21,277)	(40,189)
Net cash used in investing activities	$(1,831,031)	$(7,358,657)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of equity before the private
placement	$-	$265,000
Proceeds from notes payable	583,333	6,744,330
Repayment of notes payable	(73,408)	27,405
Net cash provided by financing activities	$509,925	$7,036,735
NET DECREASE IN CASH AND CASH EQUIVALENTS	$(2,804,722)	$(610,444)
CASH AND CASH EQUIVALENTS, beginning of period	$6,073,298	$845,792
CASH AND CASH EQUIVALENTS, end of period	$3,268,576	$235,348
SUPPLEMENTAL DISCLOSURES of CASH FLOW INFORMATION
Cash paid for interest	$158,625	$19,994

See accompanying notes to these financial statements.

CrossPoint Energy Company
Notes to Unaudited Financial Statements

1. Basis of Presentation and use of estimates

The interim consolidated financial statements of CrossPoint Energy Company are unaudited and, in the opinion of management, contain adjustments (consisting primarily of normal recurring accruals) necessary for a fair statement of the results for the interim periods presented. Results for interim periods are not necessarily indicative of results to be expected for a full year or for previously reported years due, in part, to the volatility in prices for crude oil and natural gas, the success of drilling and completions of wells, product demand, market competition or interruption in production.. These consolidated interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company's Form SB-2 dated January 26, 2007.

In preparing the accompanying financial statements, management has made certain estimates and assumptions that affect reported amounts in the financial statements and disclosure of contingencies. Actual results may differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which may affect the amount at which oil and gas properties are recorded, most significant is the estimate of oil and gas reserves and their value. These estimates may be revised in the future, and such revisions could be material.

Organization and business

CrossPoint Energy Company was incorporated in the State of Nevada on August 4, 2004 as "Electrum Mining Limited."  On November 27, 2006 we completed a merger between one of our subsidiaries, CrossPoint Acquisition, LLC, and CrossPoint Energy, LLC ("CrossPoint LLC") (the "Merger").  As a result of the Merger we changed our business to that of CrossPoint LLC's prior to the merger.

From inception until the merger with CrossPoint LLC, Electrum's business was as a start-up, exploration stage corporation, engaged in the search for mineral deposits or reserves which are not in either the development or production stage.  CrossPoint LLC was formed as a limited liability company under the laws of the State of Texas in November, 2004 and commenced operations in the first calendar quarter of 2005.  Prior to the Merger, CrossPoint LLC had two subsidiaries, CrossPoint Energy Holdings, LLC which was formed in August 2005 to hold CrossPoint LLC's oil and gas properties and Dallas Operating Corp. which was incorporated in 1993 and is an established service company, engaged in oil and gas operations for the Company and third parties, strategically to add to the Company's cashflow and/or reserve base.  As a result of the Merger we acquired both of these subsidiaries.

Subsequent to the Merger, we changed our name to "CrossPoint Energy Company" to reflect the change in our business to a petroleum and natural gas exploration, development and production company.

On June 30, 2006, CrossPoint Energy, LLC (“CrossPoint LLC”) completed a private placement with gross proceeds of $15 million, for issuance of equity, convertible debt and warrant units. The placement included performance obligations including CrossPoint LLC becoming a publicly-traded company. On July 7, 2006, CrossPoint LLC entered into an Agreement and Plan of Merger with Electrum Mining Limited, a Nevada corporation involved in the mining business.

Effective November 27, 2006, CrossPoint LLC merged with a subsidiary of Electrum Mining Limited (“Electrum”), a publicly-traded company, and CrossPoint LLC was dissolved. Pursuant to the merger, Electrum changed its name to CrossPoint Energy Company and acquired 100% of the outstanding membership interests in CrossPoint LLC. CrossPoint Energy Company issued, as consideration to the security holders of the CrossPoint LLC, aggregate consideration of 16,451,667 shares of common stock, debt convertible into 5,051,667 shares of common stock, and warrants to acquire 2,525,833 shares of common stock. In accordance with the merger agreement, an additional 1,372,553 shares (6 percent of the issued and convertible shares) were issued to Electrum's majority shareholder.

The merger was accounted for as a reverse merger, with CrossPoint Energy Company as the surviving public reporting entity. CrossPoint LLC, which previously had reported on a calendar year, adopted Electrum's fiscal year end of September 30 th .

All references to the Company refer to CrossPoint Energy Company or its predecessor CrossPoint Energy, LLC.

CrossPoint Energy Company
Notes to Unaudited Financial Statements

Operations

While the Company is not a development stage enterprise, the Company has a limited operating history upon which an evaluation of its business prospects can be based. The risks, expense, and difficulties encountered by early stage companies must be considered when evaluating the Company's business prospects.

The Company recorded a net loss of $1,665,416 for the quarter ended December 31, 2006 and had an accumulated deficit at December 31, 2006 of $11,385,178. From the beginning of the Company's operations in early 2005, the Company has expended considerable capital required in the initial stages of an oil and gas company with the acquisition of leases, prospects, seismic data and underdeveloped producing properties.

The Company's development plan of these areas is strategically detailed for building reserves and obtaining cash flow from production. The front-end costs for acquiring and drilling the early phases of each of these projects, risks for execution, price volatility, and cost of capital and market conditions are all considered collectively.

The Company expects to make significant capital expenditures in the foreseeable future drilling existing proved and undeveloped reserves and the acquisition of other producing oil & gas properties. Management believes they will be successful in obtaining adequate sources of cash to fund its anticipated capital expenditures through the end of 2007 and to follow through with plans for continued investments in oil and gas properties.

The Company's success, in part, depends on its ability to generate additional financing and on its ability to effectively manage growth and develop proven reserves. It is anticipated that these exploration activities together with others that may be entered into may impose financial requirements which may exceed the existing working capital of the Company. Management may raise additional equity and/or debt capital. However, if additional financing is not available, the Company may be compelled to reduce the scope of its business activities. If the Company is unable to fund planned expenditures from existing cash flow, it may be necessary to sell all or a portion of selected assets, effect a combination with an existing company in need of our resources and/or reduce general and administrative expenses.

2. Summary of Significant Accounting Policies

Accounting for Merger Transaction

In connection with the June 30, 2006 private placement, CrossPoint LLC was required to merge into a public company within 120 days of the receipt of approximately $15 million or incur penalties equal to a fixed percentage of the proceeds. The penalties escalated every 30 day period thereafter until 180 days. If the merger had not closed by 180 days following receipt of the private placement proceeds, the company could be required to repurchase the non debt portion of the private placement proceeds. As of September 30, 2006, the merger had not taken place. Thus the gross proceeds attributable to common stock shares, less the allocation of issuance costs to shares subject to redemption of $2,292,229, were recorded outside of permanent equity at September 30, 2006. On November 27, 2006, CrossPoint LLC merged into a subsidiary of Electrum Mining Limited and the common shares value of $6,314,583 was moved to permanent equity as $1,140 to capital stock and $6,289,732 to capital in excess of par value.

The costs totalling $119,672 in the quarter ended December 31, 2006 that were attributable to the merger were expensed as required in a reverse merger.

Income taxes

CrossPoint LLC had elected to be taxed as a partnership for federal income tax purposes and, accordingly, items of income and loss were reported to the members according to their ownership percentage. One of the Company's subsidiaries, DOC, is a registered C corporation. However, it is not expected to have a tax liability and there are no material differences in the book and tax basis of assets and liabilities. Therefore, no provision for income taxes was necessary before November 27, 2006. Subsequent to the merger, the Company had net operating losses. The deferred tax asset was fully reserved resulting in no provision at December 31, 2006.

CrossPoint Energy Company
Notes to Unaudited Financial Statements

Certain transactions of the Company may be subject to accounting methods for income tax purposes which differ from the accounting methods used in preparing these financial statements in accordance with accounting principles generally accepted in the United States of America. Accordingly, the net income or loss and the resulting balances in shareholders equity reported for income tax purposes may differ from the balances reported for these same items in the accompanying financial statements.

Prior to the Merger, CrossPoint LLC was properly classified as a partnership for federal income tax purposes. CrossPoint LLC owned 100% of the membership interests of CrossPoint Energy Holdings, LLC and 100% of the stock of Dallas Operating Corp.

Pursuant to the Merger, CrossPoint LLC merged into CrossPoint Acquisition LLC. As a result of the Merger, CrossPoint Energy Holdings, LLC and Dallas Operating Corp. became wholly owned by CrossPoint Acquisition LLC as of the date of Merger.

As a result of the change in taxable entity status, (i.e., as a result of the Merger), CrossPoint LLC will file a final Form 1065 as of November 27, 2006. This filing will include the activity of CrossPoint LLC’s 100% ownership interest in CrossPoint Holdings, LLC (a disregarded entity for federal income tax purposes). In addition, Dallas Operating Corp will file a short-year Form 1120 as of November 27, 2006.

Subsequent to the Merger, we changed our name to CrossPoint Energy Company. CrossPoint Energy Company will file a consolidated corporate income tax return for its fiscal year ended September 30, 2007 and future years.

Recent Accounting Pronouncements

SAB 108

In September, 2006, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 108 (SAB 108) which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement.  SAB 108 is effective for fiscal years ending after November 15, 2006 and early application is encouraged for any interim period of the first fiscal year ending after that date.  The Company will adopt SAB 108 in the 2nd quarter of its fiscal 2007 and is currently evaluating the impact of adopting SAB 108 on its financial statements.

3. Asset Retirement Obligation

The following table shows changes in the Company's asset retirement obligations for the three month period ended December 31, 2006:

Asset retirement obligation at September 30, 2006	$150,136
Asset retirement accretion expense	6,429
Additions	15,927
Asset retirement obligation at December 31, 2006	$172,492

4. Private Placement

On June 30, 2006, the Company entered into a Securities Purchase Agreement for gross proceeds of $15,155,000. For every $3.00, the Company issued one membership common share at $1.25 per share, one warrant to purchase 0.25 membership common units in the Company at an exercise price of $1.95, and one convertible note in a principal amount of $1.75 per share. The proceeds were allocated as follows:

	# Shares	Price per Share	Proceeds
Shares subject to redemption	5,051,667	$1.25	$6,314,583
Convertible debt	5,051,667	$1.75	8,840,417
Warrants			1,874,133
Less costs of issuance			(3,385,473)
Total net proceeds			$13,643,660

Shares subject to redemption

The merger was completed on November 27, 2006, and the shares subject to redemption were reclassified to capital stock and capital in excess of par value for the proceeds of $6,314,583 less the issuance costs of $2,292,229.

Convertible debt

Convertible debt of $7,929,381, net of the unamortized discount of $911,036, was outstanding as of December 31, 2006.

5. Note payable

Credit Agreement

On September 2, 2005, the Company entered into a $40,000,000 credit agreement (the “Credit Agreement”) with two participating lenders for the purpose of funding the Company's development projects. The term of the agreement is three years. The Credit Agreement is facilitated by an Administrative Agent who approves the amounts and purposes for the advances under the Credit Agreement, referred to as the commitment. The Company's oil and gas properties collateralize the Credit Agreement. According to the Credit Agreement, all of the Company's production receipts have been assigned to a lock box administered by the Administrative Agent.

CrossPoint Energy Company
Notes to Unaudited Financial Statements

Beginning March 31, 2006, the Company was subject to certain restrictive financial covenants that include debt coverage, fixed charge and current ratios, reserve ratios to total debt and net sales requirements. The Company was not in compliance with certain ratios at March 31, June 30, September 30, and December 31, 2006. Previously, the covenant violations have been waived and penalties of $125,000, $0 and $10,000 were paid by the Company for the corresponding quarters, respectively. The Company is not in compliance for the quarter ended December 31, 2006, the violation has been waived and the penalty is being determined. The outstanding debt under the Credit Agreement is reflected as a current liability in the consolidated financial statements.

At December 31, 2006, the balance of the note was $5,017,113, less the unamortized discount of $359,884. During the quarter ended December 31, 2006, the Company capitalized interest on development activities totalling $194,462.

6. Commitments and Contingencies

Litigation

The Company has had no litigation arising in the ordinary course of business since inception. Management does not believe that the ultimate resolution of any future litigation will have a material effect on our financial position or results of operations due to the existence of insurance coverage.

Environmental

To date, expenditures to comply with environmental or safety regulations have not been significant and are not expected to be significant in the future. However, new regulations, enforcement policies, claims for damages or other events could result in significant future costs.

Operating leases

The Company has an office lease agreement with unrelated third parties extending through 2010. The Company's rent expense was $35,156 for the quarter ended December 31, 2006, which includes cash expenditures of $35,156.

Employment Contracts

Effective with the merger, new employment contracts were signed. The salaries were changed to reflect the current salaries of $195,242 and $189,132 for the Chief Executive Officer/President and Executive Vice President, respectively, with the same salary and bonus reviews by the board as previously discussed. The term of both contracts is five years.

Indemnification Agreement

The CEO and Executive Vice President (together with their spouses) have personally guaranteed P5 operator guaranty for all of our wells with the Texas Railroad Commission. On February 15, 2006, we and the aforementioned parties entered into an indemnification agreement whereby we will indemnify the aforementioned parties if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties. No limit was specified with the indemnifications.

CrossPoint Energy Company
Notes to Unaudited Financial Statements

7. Stockholders' Deficit

Common Stock

At December 31, 2006 there were 17,806,514 common shares issued and outstanding.

Compensation expense for options and warrants

Warrants

In October 2006 a member of the Board of Directors of CrossPoint LLC resigned in anticipation of the merger and, as a result, forfeited a total of 858,710 warrants of which 214,678 were vested. In accordance with SFAS 123(R), the company reversed previously recognized compensation expense of $216,583 during the three month period ended December 31, 2006 since the Board member had not served through the initial vesting period.

The Chairman of the Board resigned in October, in anticipation of the merger with a publicly traded company. In accordance with SFAS 123(R), the company expensed $9,992 for his service in October 2006. He had previously been issued shares for the entire year of 2006.  Effective with his resignation, the Board agreed to compensate him for his services for January - October 2006. Accordingly, 17,604 shares were returned to the Company.

Options

On March 29, 2006 an employee of CrossPoint LLC received 88,019 options to purchase units at an exercise price of $1.14.

CrossPoint LLC had a stock option plan for management which terminated with the merger on November 27, 2006. As of date of the merger, 836,178 options had been granted, 278,711 options had vested and none had been exercised. The options outstanding under the plan had a weighted average remaining contractual life of 3.56 years. Pursuant to the merger, the plan for the aforementioned options terminated. The Company reversed previously recognized compensation expense of $21,188 in conjunction with the forfeited options.

As of December 31, 2006 the Company has not granted any equity awards.

8.  Related Party Transactions

The CEO and Executive Vice President (together with their spouses) have personally guaranteed a subsidiary of the Company's P5 operator guaranty for all of the Company's wells with the Texas Railroad Commission. On February 15, 2006, the parties entered into an indemnification agreement with the Company whereby the Company will indemnify the parties if the Texas Railroad Commission pursues collection of any amounts for any of them under such guaranties.

The CEO and Executive Vice President are individual joint interest venture partners in certain production properties. Joint interest receivables from related parties at December 31, 2006 were $515.

The Chairman of the Board had previously guaranteed the Company's office lease. In November, the lease guaranty was renegotiated and the Chairman of the Board was released from all associated liability. There were no fees paid related to that guaranty in the quarter ended December 31, 2006.

Effective January 1, 2007, J.W. Brown, the general partner of AJAE Limited Partnership, became a director of the Company. As a director, he receives the same compensation as each other outside director: (i) $1,000 per meeting attended, (ii) $40,000 annually in stock options; and (iii) $10,000 in stock options annually if he serves as Chairman of the Board of Directors, a member of any committee or as the audit committee financial expert. In addition, Mr. Brown has a 2.85% working interest in the Elkhart leases in which the Company has a 40.375-43.275% working interest.

9. Subsequent events

Convertible Note Interest Payment

The Company accrued interest due from the convertible note, for the period from June 30, 2006 to December 31, 2006. The convertible note provided for the election of the Company to issue registered common stock in lieu of cash through December 31, 2007. The Company elected the stock issuance and calculated the number of shares using 90% of the volume weighted average price, or $3.06/share. While the majority of the investors agreed to the issuance of unregistered stock, $17,986 was paid in cash subsequent to December 31, 2006 and 112,902 shares were issued to the investors in the first week of January 2007.

CrossPoint Energy Company
Notes to Unaudited Financial Statements

Liquidated Damages related to the Merger:

Securities Purchase Agreement - to be merged within 120 days of funding

Included in the Securities Purchase Agreement was a put right that established financial penalties if the Company was not merged within 120 days of the private placement on June 30, 2006. The merger was consummated on November 27, 2006 which was outside the 120-day period resulting in penalties of $37,888. Discussions with the investors and a proposal to pay with either (1) cash or (2) a payment in kind, in the same manner defined as a payment-in-kind (“PIK”) payment in the convertible note, using unregistered shares, has been consummated, with a majority of the investors accepting a PIK payment for the put. While the majority of the investors agreed to the issuance of unregistered stock, $1,875 has been paid in cash subsequent to December 31, 2006 and 11,778 shares were issued to the investors in the first quarter of 2007.

Registration Rights Agreement - to file with the SEC within 30 days

By the terms of the Registration Rights Agreement (“RRA”) Article 2.b. between the investors and the Company, the Company's SB2 Filing was required to be filed on December 27, 2006.  In as much as the audit for the Company was not completed at such date, due to complexities in the merger, multiple company subsidiary considerations and the adoption of a September 30, 2006 fiscal year, the filing was delayed, and the Company is required to pay the investors 2% of their aggregate investment or $303,100. Discussions and a proposal to pay the investors with either (1) cash or (2) a payment in kind, in the same manner defined as a PIK payment in the convertible note, using unregistered shares, between the parties, has been consummated, with a majority of the investors accepting a PIK payment. While the majority of the investors agreed to the issuance of unregistered stock, $25,020 has been paid in cash subsequent to December 31, 2006 and 90,883 shares were issued to the investors in the first quarter of 2007.

Office Lease Guaranty

The lease guaranty on the Company's office space was renegotiated in November of 2006. The previous guarantor was released from his liability and the Company agreed to pre-pay six months rent. This prepayment will then be applied against future rent payments, on a semi-annual interval.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

Our Articles of Incorporation provide for the indemnification of our directors, officers, employees and agents to the fullest extent permitted by the laws of the State of Nevada. Section 78.7502 of the Nevada General Corporation Law permits a corporation to indemnify any of its directors, officers, employees or agents against expenses actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except for an action by or in right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, provided that it is determined that such person acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Section 78.751 of the Nevada General Corporation Law requires that the determination that indemnification is proper in a specific case must be made by (a) the stockholders, (b) the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding or (c) independent legal counsel in a written opinion (i) if a majority vote of a quorum consisting of disinterested directors is not possible or (ii) if such an opinion is requested by a quorum consisting of disinterested directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the Act) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses to be paid in connection with the sale of the shares of common stock being registered by this prospectus. The selling stockholders will pay only those expenses directly related to the transfer of their securities. All amounts are estimates except for the SEC registration fee.

SEC registration fee	$3,780
Accounting fees and expenses	$25,000
Legal fees and expenses	$40,000
Printing fees and expenses	$1,000
Transfer agent and registrar fees and expenses	$1,000
Miscellaneous Fees	$0
Fees to be paid by selling stockholders	$0
Total Fees	$70,780

Item 26. Recent Sales of Unregistered Securities.

On November 27, 2006, pursuant to the Merger, we issued, aggregate consideration of 16,451,667 shares of common stock, debt convertible into 5,051,667 shares of common stock, and warrants to acquire 2,525,833 shares of common stock to the selling shareholders.

The warrants issued are each exercisable into 0.25 shares of our common stock, with an exercise price per share of $1.95, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the exercise price of the warrant, and other similar transactions. Each warrant expires on June 30, 2011. The warrants provide that in the event that at any time after the one year anniversary of the date of issuance of that warrant there is no effective registration statement on file covering the resale of the common stock underlying that warrant, the holder of the warrant may exercise that warrant by means of a “cashless exercise.” In addition, each warrant allows us to call for the cancellation of all, or any part, of the warrants if, after one year and 180 days after a registration statement covering the resale of the common stock underlying the warrants is effective, the volume weighted average price for 20 out of 30 consecutive trading days exceeds $3.00 (subject to adjustment for stock splits, stock dividends and similar transactions) and the daily dollar trading for that period exceeds $100,000 per trading day.

Each convertible note accrues interest at a rate of 8% per annum, and has a maturity date of June 30, 2009. The conversion price is $1.75, subject to adjustment for stock splits, stock dividends, subsequent equity sales at a lower price per share than the conversion price, and other similar transactions. The interest payable on each convertible note is payable (i) on the third business day after December 31, 2006 and (ii) thereafter on the third business day after the last day of each calendar quarter. During the period beginning on the consummation of the Merger and ending on the third business day after December 31, 2007, we may pay the interest on the convertible note in the form of shares of common stock. In addition, at any time prior to the maturity date of each convertible note and so long as we have on file an effective registration statement covering the resale of the shares of common stock underlying the convertible note, we may prepay the convertible notes, in whole and not in part, by payment of 110% of the principal amount then outstanding.

  Each convertible note also requires its mandatory conversion into shares of common stock after the first trading day following (i) the date that the closing price for one share of common stock equals or exceeds $2.25 per share for 20 consecutive trading days during which an aggregate of not less than 1,000,000 shares were traded, and (ii) the resale of the shares of common stock underlying the convertible note is covered by an effective registration statement.

  Each of the following items are considered events of default under the convertible notes, upon the occurrence of which a holder may either declare all of the outstanding principal and accrued and unpaid interest due and payable, or pursue any other remedies entitled to the holder at law or in equity:

•	We default in the payment of the principal or interest which that principal or interest becomes due and payable;

•
We fail to pay, to perform or to observe any obligation, agreement, covenant, term or condition contained in the convertible note, and such failure is not cured within 30 days after notice of the event;

•
We declare bankruptcy or voluntarily agrees to the filing of any bankruptcy, arrangement or reorganization petition, we admit in writing of our inability to pay debts generally as they become due, a receiver is appointed for all or a material part of our assets, or the filing of any involuntary petition to reorganize or liquidate the Company, which petition is not dismissed or stayed within 30 days;

•
The amount of senior debt outstanding by us exceeds the greater of (i) $12,000,000 or (ii) an amount equal to 3.5 times the annualized earnings before interest, taxes, depreciation, amortization and exploration expenses of ours for the most recently completed calendar quarter; and

•
We issue any new class of security or debt that is senior to the convertible notes with respect to repayment without the written consent, other than certain senior debt and purchase money indebtedness secured only by the asset purchased.

It is our understanding that each CrossPoint member that received Company common stock is an accredited investor as defined under Rule 501 promulgated under the Securities Act of 1933, as amended. We did not engage in any public advertising or general solicitation in connection with the issuance of these shares of our common stock.

In January 2007, the Company issued 112,902 shares of common stock to the holders of convertible notes in payment of interest on the convertible notes. In February 2007, the Company issued 102,661 shares of common stock to the selling stockholders in payment of the liquidated damages under the Securities and Purchase Agreement and Registration Rights Agreement resulting from the Company’s failure to timely file a registration statement on Form SB-2 registering the resale of their shares of common stock.

Item 27. Exhibits.

The following is a complete list of exhibits filed as part of this registration statement, which exhibits are incorporated into this prospectus.

EXHIBIT NUMBER	DESCRIPTION OF EXHIBITS
3.1	Amended and Restated Articles of Incorporation (2)

3.2	Amended and Restated Bylaws (2)

5.1*	Opinion of regarding validity of common stock

10.1	2006 Equity Incentive Plan (1)

10.2	Employment Agreement, dated November 27, 2006 by and between the Company and Daniel F. Collins. (1)

10.3	Employment Agreement, dated November 27, 2006, by and between the Company and Jeffery A. Krakos. (1)

10.4	Credit Agreement, dated September 2, 2005, by and among CrossPoint Energy Holdings, LLC, D.B. Zwirn Special Opportunities Fund, L.P., and the lenders party thereto. (1)

10.5**	Security Agreement, dated September 2005, by and between CrossPoint Energy Holdings, LLC and D.B. Zwirn Special Opportunities Fund, L.P.

10.6**	Pledge Agreement, dated September 2005, by and among each holder of any equity interest in CrossPoint Energy Holdings, LLC and D.B. Zwirn Special Opportunities Fund, L.P.

10.7	Indemnification Agreement dated February 14, 2006, by and among CrossPoint Energy, LLC, Daniel F. Collins, Jeffery A. Krakos, Rosa L. Collins and DeAnn C. Krakos. (1)

10.8	Merger Agreement, dated July 7, 2006, by and among Electrum Mining Limited, CrossPoint Acquisition Company and CrossPoint Energy, LLC. (3)

10.9	Registration Rights Agreement, dated June 2006, by and among Electrum Mining Limited and the several purchasers thereto. (3)

10.10**	Amendment No. 1 to Registration Rights Agreement, dated January 2007, by and among CrossPoint Energy Company and the several purchasers thereto.

10.11	Securities Purchase Agreement, dated June 30, 2006, by and among CrossPoint Energy, LLC and the several purchasers thereto. (3)

10.12	Form of Convertible Note (1)

10.13	Form of Warrant (1)

14.1	Code of Ethics (2)

22.1	Subsidiaries of Issuer (2)

23.1**	Consent of Hein & Associates LLP

23.2**	Consent of Travis, Wolff & Company, LLP

23.3**	Consent of Haas Petroleum Engineering Services, Inc.

*	To be filed by amendment.

**	Filed herewith.

(1)	Incorporated by reference to our Current Report on Form 8-K filed on December 1, 2006.

(2)	Incorporated by reference to our Annual Report on Form 10-KSB for the fiscal year ended September 30, 2006.

(3)	Incorporated by reference to our Current Report on Form 8-K filed on July 13, 2006.

UNDERTAKINGS

The undersigned small business issuer undertakes:

1.	To file, during any period in which it offers sells securities are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act;

(b)
Reflect in the prospectus any facts or events that, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the Commission under Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c)	include any additional or changed material information on the plan of distribution.

2.
For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement relating to the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3.	File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of offering.

4.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer under the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

5.
In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

6.
Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Frisco, State of Texas, on March 16, 2007.

CROSSPOINT ENERGY COMPANY

By:	/s/ Daniel F. Collins
Daniel F. Collins, President and Chief Executive Officer
Date: March 16, 2007

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ Daniel F. Collins	President, Chief Executive Officer,	March 16, 2007
Daniel F. Collins	Director

/s/ Margaret R. Coughlin	Controller and Secretary (Principal	March 16, 2007
Margaret R. Coughlin	Financial Officer and Principal Accounting Officer)

/s/ Jeffrey A. Krakos	Executive Vice President, Director	March 16, 2007
Jeffrey A. Krakos

*	Director	March 16, 2007
John A. Bailey

*	Director	March 16, 2007
David C. Bradshaw

*	Director	March 16, 2007
J.W. Brown

*	Director	March 16, 2007
Steven R. Shaw

*	Director	March 16, 2007
Ross Welgehausen

* By: /s/ Daniel F. Collins
Daniel F. Collins
Attorney-in-fact for each person indicated